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As filed with the Securities and Exchange Commission on February 11, 2004

Registration No. 333-112031

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Von Hoffmann Holdings Inc.
Von Hoffmann Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware Delaware	27323 27323	22-1661746 43-0633003
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Von Hoffmann Holdings Inc.
Von Hoffmann Corporation
1000 Camera Avenue
St. Louis, Missouri 63126
(314) 966-0909
(Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	Gary C. Wetzel Von Hoffmann Corporation 1000 Camera Avenue St. Louis, Missouri 63126 (314) 966-0909 (Name, address, including zip code, and telephone number, including area code, of agent for service)

See Table of Additional Registrants Below

With copies to:

Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119
(212) 310-8000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Amendment No. 1 to Post-Effective Amendment
No. 2 To Form S-1 (Registration No. 333-90992)

ADDITIONAL REGISTRANTS

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant's principal executive office*	Registration No.
H & S Graphics, Inc	Delaware	27962	36-4228578	3640 Edison Place Rolling Meadows, IL 60008 (847) 506-9800	333-112031-03
The Lehigh Press, Inc.	Pennsylvania	2752	23-1417330	701 North Park Drive Pennsauken, New Jersey 08109 (856) 665-5200	333-112031-01
Precision Offset Printing Company	Delaware	27323	23-1354890	133 Main Street Leesport, PA 19533 (610) 926-3900	333-112031-02

*
Name, address, including zip code, and telephone number, including area code, for agent of service of process for each of the Additional Registrants is Gary C. Wetzel at 1000 Camera Avenue, St. Louis, MO 63126, (314) 966-0909.

EXPLANATORY NOTE

        This Registration Statement covers the registration of an aggregate principal amount of $60,000,000 of new 10 1/4% Senior Notes due 2009 of Von Hoffmann Corporation and related guarantees (collectively, the "New Securities") that may be exchanged for an equal principal amount of outstanding 10 1/4% Senior Notes due 2009 of Von Hoffmann Corporation and related guarantees. The registered notes will be, and the outstanding notes are, guaranteed by Von Hoffmann Holding Inc. and each of the additional registrants listed above under "Additional Registrants." This Registration Statement also covers the registration of the New Securities for resale by Credit Suisse First Boston Corporation and its affiliates that are affiliates of the registrants in market-making transactions. In addition, this Registration Statement is being filed as a post-effective amendment to Registration No. 333-90992. That Registration Statement (the "Earlier Registration Statement") covers the registration of $275,000,000 of 10 1/4% Senior Notes due 2009 and $100,000,000 of 10 3/8% Senior Subordinated Notes due 2007 of Von Hoffmann Corporation and $41,901,020 13 1/2% Subordinated Exchange Debentures due 2009 of Von Hoffmann Holdings Inc. for resale by Credit Suisse First Boston Corporation and its affiliates that are affiliates of the registrants in market-making transactions. The post effective amendment is being filed in accordance with Rule 429 of the Securities Act of 1933 to reflect the filing of a combined prospectus in this Registration Statement covering the resale of the New Securities and the resale of the securities registered under the Earlier Registration Statement. This Registration Statement accordingly contains two prospectuses, one relating to the exchange offer for the New Securities and the other relating to market-making transactions by Credit Suisse First Boston and its affiliates that are affiliates of the registrants covering both the resale of the New Securities and the securities registered under the Earlier Registration Statement.

        The complete prospectus to be used in the exchange offer follows immediately after this Explanatory Note. Following that are certain pages of the prospectus relating solely to market-making transactions, including alternate front and back cover pages, an alternate "Summary of the Terms of the Registered Securities" section, a section entitled "Risk Factors—Risks Relating to the Senior Notes, the Senior Subordinated Notes and the Subordinated Exchange Debentures" to be used in lieu of the section entitled "Risk Factors—Risks Relating to the Securities," and alternate "Plan of Distribution" and "Material United States Federal Income Tax Consequences" sections. In addition, the market making prospectus will include the following captions "Description of Registered Securities—10 3/8% Senior Subordinated Notes due 2007 and —13 1/2% Subordinated Exchange Debentures due 2009." In addition, the market-making prospectus will not include the following captions (or the information set forth under the captions) in the exchange offer prospectus: "Summary of the Terms of the Exchange Offer," "The Exchange Offer" "Description of Certain Indebtedness—Senior Subordinated Notes and —Subordinated Exchange Debentures." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated February 11, 2004

VON HOFFMANN HOLDINGS INC.
VON HOFFMANN CORPORATION
OFFER TO EXCHANGE ALL OF THE OUTSTANDING
10 1/4% SENIOR NOTES DUE FOR 2009 AND RELATED GUARANTEES
for
10 1/4% SENIOR NOTES DUE 2009 AND RELATED GUARANTEES
REGISTERED UNDER THE SECURITIES ACT OF 1933

        We are offering to exchange the outstanding securities described above for the new, registered securities described above. The form and terms of the registered securities are substantially the same as the form and terms of the old securities, except that the registered securities to be issued in the exchange offer have been registered under the Securities Act of 1933, or the Securities Act, and will not bear legends restricting their transfer. In this document we refer to the outstanding securities as the "old securities" and the new securities as the "registered securities" or "exchange securities." References to the "securities" means both the old securities and the registered securities, unless the context otherwise requires.

Material Terms of the Exchange Offer. The exchange offer expires at 5:00 p.m., New York City time, on                    , 2004 unless extended.

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The only conditions to completing an exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission, and no injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer.

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All old securities that are validly tendered and not validly withdrawn will be exchanged.

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Tenders of old securities in an exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.

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We will not receive any cash proceeds from the exchange offer.

        Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for old securities where such old securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        Von Hoffmann Corporation is a wholly-owned subsidiary of Von Hoffmann Holdings Inc. Unless otherwise stated or the context otherwise requires, in this prospectus, "Von Hoffmann" and "Company" refer to Von Hoffmann Corporation and its subsidiaries. "Holdings" refers to Von Hoffmann Holdings Inc. Unless otherwise stated or the context otherwise requires, "we," "us" and "our" refer to Holdings and its subsidiaries. Von Hoffmann formerly was named "Von Hoffmann Press, Inc." and Holdings formerly was named "Von Hoffmann Corporation."

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements about future events and expectations, which are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document, such as "anticipates," "intends," "plans," "believes," "estimates," "expects" and similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the educational textbook market, the level of future activity of the public school textbook adoption process, demographic and other trends in the instructional materials market, our ability to maintain or increase our market share and our future capital expenditure levels.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we made it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

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SUMMARY

        The following summary may not contain all of the information that is important to you. For a more comprehensive understanding of our company and this exchange offer, you should read this entire document, including "Risk Factors." Unless otherwise stated or the context otherwise requires, "Von Hoffmann" and the "company" refer to Von Hoffmann Corporation and its subsidiaries; "Holdings" refers to Von Hoffmann Holdings Inc., the parent of Von Hoffmann Corporation; and "we", "us" and "our" refer to Holdings and its subsidiaries. Certain statements in this "Prospectus Summary" are forward-looking statements. See "Forward-Looking Statements."

Our Company

        Founded in 1904, we believe that we are the leading manufacturer of four-color case-bound and soft-cover educational textbooks in the United States. Our products are sold principally to educational publishers who, in turn, sell them into the elementary and high school, or ELHI, and college instructional materials markets. In addition to textbook manufacturing, we provide our customers with a full range of value-added printing and design services from early design to final distribution. We believe we have an established reputation for superior quality, reliability and customer service, allowing us to build strong relationships with our customers, which include the major publishers of educational textbooks in the United States, including Houghton Mifflin Company, Pearson plc, The McGraw-Hill Companies and Harcourt, Inc. We estimate that our market share in our core business, the manufacture of four-color case-bound ELHI textbooks, was approximately 40% in 2002.

        Since 1998, we have diversified our product offerings and added new services through selected strategic acquisitions in order to enhance our position within the instructional materials market. In 1998, we added services such as design, art procurement, color separation and image setting, and expanded our product offerings with one- and two-color printing capabilities, workbooks and test kits. In 2000, we further diversified our product offerings with the addition of plastic inserts and overhead transparencies. We believe that these acquisitions, as well as the acquisition of Lehigh Press, position us to offer the broadest range of products and services available to the instructional materials market, including early design, manufacture and distribution. In addition to solidifying our position in the instructional materials market, our acquisitions have enabled us to expand our presence in the commercial book market.

        Over the past five years, we have invested approximately $90.0 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions), enhancing our competitive position and providing capacity for future growth. These investments include additional four-color web printing presses, additional one- and two-color presses, sheet-fed presses, new digital pre-press equipment and additional manufacturing space. We have also invested extensively in customized, high-efficiency book-binding production lines. As a result of our capital investments, we believe we have created an opportunity to gain greater market share as well as to improve our competitive position.

Recent Developments

Lehigh Press Acquisition

        On October 22, 2003, we acquired all of the outstanding shares of The Lehigh Press Inc. ("Lehigh Press"). Founded in 1924, Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, which operates through its Lehigh Lithographers and Lehigh Direct divisions. Lehigh Lithographers is the leading provider of educational book components, with a market share of greater than 50% of the production of case-bound book covers for the ELHI and higher education market. Lehigh Direct competes in the $100.0 billion commercial printing marketplace with a particular focus on the $30.0 billion direct marketing sector. Lehigh Press' customer base includes every major U.S. ELHI textbook publisher and many of the leading U.S. direct marketers and advertisers.

Closure of Precision Offset Printing Company, Inc.

        On December 11, 2003, we announced that we intend to close the manufacturing facilities of our wholly-owned subsidiary, Precision Offset Printing Company, Inc. ("Precision"), by the end of the first quarter of 2004 in an effort to reduce costs and consolidate company services offered to customers who print products on plastics and other synthetic substrates. The operations of Precision's two facilities will be integrated into the Pennsauken, NJ-based Lehigh Lithographers division of Lehigh Press.

        We will incur a pre-tax charge of $4.0 to $4.5 million in the first quarter of 2004 in order to cover severance payments, relocation costs as well as the write-down of certain fixed assets which will not be relocated. Of the above charge, the cash portion of the charge is approximately $1.0 to $1.5 million.

Merger of Preface, Inc. and H&S Graphics, Inc.

        Pursuant to an Agreement and Plan of Merger, on January 1, 2004, our wholly-owned subsidiary, Preface, Inc., a Delaware corporation, merged with and into our wholly-owned subsidiary, H & S Graphics, Inc., a Delaware corporation, with H & S Graphics, Inc. as the surviving corporation.

Industry Overview

        We primarily serve the instructional materials market, where we focus principally on the ELHI and higher education areas, for which we manufacture textbooks, standardized test materials and other educational materials. We believe that the market for ELHI and higher education instructional materials has attractive characteristics and remains one of the strongest sectors within the book-publishing industry. The market for ELHI and higher education instructional materials is characterized by the following:

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  Long-term Growth Prospects.  The 2003 Veronis Forecast estimates that the end-market for ELHI and college instructional materials will grow from $8.4 billion in 2002 to $11.2 billion in 2007. We expect this growth to occur as a result of favorable trends, such as: (i) a continued high level of student enrollment at the ELHI level; (ii) an increase in the total enrollment at the college level, (iii) increased standardized testing for the measurement of educational performance; (iv) increased state funding for public elementary and secondary schools; (v) increased content per textbook due to the trend toward incremental state-specific content; and (vi) increased importance of supplemental materials.

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  ELHI Textbook Adoption Process.  The textbook adoption process is an important driver in ELHI textbook sales. This process drives new content, and thus new product, into the textbook market. The "adoption process" refers to the curriculum acquisition policy of 21 states to designate an approved list of textbooks that may be used in the state public schools. These approved lists, which typically contain several titles per subject, are reviewed periodically, with states generally making adoptions in one or two subjects each year. While adoption states and non-adoption states generate roughly equal annual textbook sales and represent approximately an equal number of schools, adoption states drive new product development within a particular discipline, which, in turn, drives sales in non-adoption states.

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  Recurring Revenue Stream.  When a publisher awards a textbook order to a printer, that printer typically receives the orders for the subsequent reprints of the textbook over the five to seven years it generally remains in print. After the initial printing of a textbook, it is unusual for a publisher to replace the initial printer due to the time and cost involved. As a result, reprints of existing titles represent a stable recurring base of revenues for the initial printer.

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  Importance of Quality, Service and Delivery.  Product quality, customer service and on-time delivery are important to publishers because a failure to meet its delivery deadlines and quality specifications can result in losses to the publisher far greater than the price paid to the manufacturer for its services. For example, a shipment delay can have unfavorable effects on orders in future years. Consequently, textbook production, archiving and logistics must be timely, customer oriented and of the highest quality.

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  Barriers to Entry.  We believe that there are significant barriers to entry into the instructional materials manufacturing industry due to: (i) the substantial initial investment in people, equipment and facilities required to compete; (ii) the reliance that publishers place on reputation for quality and reliability; and (iii) the well-established customer relationships.

Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

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  Leading Market Share.  We estimate that our market share in the manufacture of four-color case-bound ELHI textbooks was approximately 40% in 2002. We believe that our broad range of products and services positions us to maintain our leading ELHI market share and to benefit from the expected growth in that market. The Lehigh Press acquisition will reinforce our position in the ELHI market and will make us the leading manufacturer of case-bound educational textbook covers in the United States, with a market share of greater than 50% of that market.

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  Reputation for Superior Quality and Customer Service.  We believe we are well regarded in the educational publishing market, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. We also believe that our products are among the highest quality in the market. With the addition of Lehigh Press, we further solidify our market reputation and expand our educational publisher relationships that, in some instances, have been in existence for four decades or more.

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  Focused Instructional Materials Manufacturer.  We believe that we are the only major textbook manufacturer principally focused on serving the ELHI and college instructional materials market. The Lehigh Press acquisition enhances our position in this market by adding expertise in the manufacture of book covers and related components. Because of our commitment to the ELHI and college institutional materials market and our understanding of its key drivers and the needs of our customers, we believe that we are better positioned than many of our competitors to satisfy our educational customers' rigorous production and logistical requirements.

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  Single Source Supplier and Ability to Expand Relationships.  We believe that we offer the broadest range of services among educational textbook manufacturers, including early design, manufacture and distribution. These services in turn allow us to collaborate with publishers in the early design phase of a book, thereby permitting us to establish broader and deeper relationships, as well as providing an additional source of revenue. The Lehigh Press acquisition further enhances this positioning as a "one-stop-shop" by expanding our education-related product offerings to include case-bound covers, soft-bound covers and jackets.

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  State-of-the-Art Manufacturing Facilities.  We have invested approximately $90.0 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions) over the past five years, which has enhanced our competitive position and significantly increased our production capacity. As a result, we believe that our manufacturing facilities and our highly specialized and flexible printing equipment are well suited to efficiently accommodate both large and small print runs characteristic of the instructional materials industry.

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  Skilled and Experienced Workforce and Management Team.  We believe that our reputation for customer service can be attributed to the skill and experience of our employees and our highly seasoned senior management team, which has an average of over 20 years experience in the instructional materials and book manufacturing industries. In addition, we believe that our significant investment in training, equipment and technology has increased the productivity level of our workforce.

Business Strategy

        The principal features of our business strategy include the following:

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  Enhance Our Position in the Instructional Materials Market.  We will continue to leverage our capabilities and our long-standing customer relationships to maintain and enhance our position in the instructional materials market. In addition, as the Lehigh Press acquisition illustrates, we have made acquisitions to enhance our product and service offerings to the instructional materials market. As a result, we believe we have maintained our leading market share in our core business, the manufacturing of four-color case-bound ELHI textbooks, while expanding our product offerings.

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  Leverage Our Existing Manufacturing Capabilities and Capacity.  The recent investments in our manufacturing facilities have enabled us to increase our manufacturing capabilities and capacity. We intend to leverage our facilities and our reputation in the overall instructional materials market to increase our presence in certain niche markets within the instructional materials market. By doing so, we believe that we will be able to better utilize our capacity and capabilities and increase our market share. We also intend to take advantage of the seasonality in the instructional materials market by committing our resources and capacity to the manufacturing of products for the commercial book market.

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  Consider Selective Acquisitions.  Since 1998, we have pursued a focused acquisition strategy that has strengthened our position within the instructional materials market by broadening our product offerings to our educational customers. We have historically targeted companies within the highly fragmented instructional materials manufacturing market. We will continue to explore selective acquisitions that increase our cash flow and strengthen our customer relationships.

DLJ Merchant Banking Partners II, L.P.

        In May 1997, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates (collectively, DLJ Merchant Banking), along with certain other investors, acquired us. DLJ Merchant Banking owns approximately 98.8% of the equity of Holdings, which owns 100% of our company's equity. DLJ Merchant Banking is an affiliate of Credit Suisse First Boston LLC, or CSFB.

The Transactions

        On October 22, 2003, we acquired all of the outstanding shares of Lehigh Press for approximately $107.2 million in cash. We financed the purchase price through the incurrence of debt and cash-on-hand. Concurrently, DLJ Merchant Banking made an equity investment of $20.0 million in Holdings to be used for its general corporate purposes, which may include the repurchase of Holdings' existing debt. The issuance of $60,000,000 in aggregate principal amount of 10 1/4% senior notes and the application of the net proceeds therefrom, the Lehigh Press acquisition, the DLJ Merchant Banking equity investment, the amendment of our senior credit facility and the borrowing of funds under our senior credit facility for the Lehigh Press acquisition, are collectively referred to as the "Transactions."

Executive Offices

        Von Hoffmann and Holdings are Delaware corporations. Von Hoffmann's and Holdings' principal executive offices are located at 1000 Camera Avenue, St. Louis, Missouri 63126, and Von Hoffmann's and Holdings' telephone number at that address is (314) 966-0909.

Summary of the Terms of the Exchange Offer

        On October 22, 2003, Von Hoffmann issued $60 million aggregate principal amount of its 10 1/4% senior notes due 2009, referred to as the 2009 notes, in a transaction exempt from registration under the Securities Act of 1933 (the "original issuance").

        We entered into agreements at the time of the issuance of the old securities in which we agreed to register new securities with substantially the same form and terms of the old securities and exchange the registered securities for the old securities. This agreement is referred to in this prospectus as the "registration rights agreement."

        You are entitled to exchange your old securities in the exchange offer for registered securities. Unless you are a broker-dealer, we believe that the securities to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Securities" for further information regarding the registered securities.

Registration Rights Agreement	Under the registration rights agreement we are obligated to exchange the old securities for registered securities with terms identical in all material respects to the old securities. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old securities.
The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered securities in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old securities registered under the Securities Act. See "The Exchange Offer—Procedures for Tendering."
The Exchange Offer	Von Hoffmann is offering to exchange:
• $1,000 principal amount of 10 1/4% senior notes due 2009, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered 10 1/4% senior notes due 2009 that were issued in the original issuance.
We will issue the applicable registered securities promptly after the expiration of the exchange offer.
Resales of the Registered Securities	Except as described below, we believe that registered securities to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:
(1) the registered securities are acquired by you in the ordinary course of your business;
(2) you are not engaging in and do not intend to engage in a distribution of the registered securities;

(3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered securities; and
(4) you are not an affiliate of ours, as that term is defined in Rule 405 under the Securities Act.
Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.
If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered security without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.
Each broker-dealer that is issued registered securities in the exchange offer for its own account in exchange for old securities which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered securities. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer registered securities.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004 unless we decide to extend the exchange offer. We refer to this date, as it may be extended, as the "expiration date." We do not intend to extend the exchange offer, although we reserve the right to do so.
Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Securities Held in the Form of Book-Entry Interests	The old securities were issued as global securities in fully registered form without interest coupons. Beneficial interests in the old securities, held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old securities in the form of book-entry interests and you wish to tender your old securities for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date of the exchange offer either:
• a written or facsimile copy of a properly completed and duly executed letter of transmittal for your securities, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or
• a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your securities.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
• a timely confirmation of book-entry transfer of your old securities into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer," or
• the documents necessary for compliance with the guaranteed delivery procedures described below.
A letter of transmittal for your securities accompanies this prospectus. By executing the letter of transmittal for your securities or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
• the registered securities to be acquired by you in the applicable exchange offer are being acquired in the ordinary course of your business;
• you are not engaging in and do not intend to engage in a distribution of the registered securities;
• you do not have an arrangement or understanding with any person to participate in the distribution of the registered securities; and
• you are not our affiliate.

Procedures for Tendering Certificated Old Securities	If you are a holder of book-entry interests in the old securities, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated securities which are in equal principal amounts to your book-entry interests. See "Description of the Registered Securities—Forms of Registered Securities." If you acquire certificated old securities prior to the expiration of an Exchange Offer, you must tender your certificated old securities in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Old Securities."
Special Procedures for Beneficial Owners	If you are the beneficial owner of old securities and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old securities, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your securities and delivering your old securities, either make appropriate arrangements to register ownership of the old securities in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."
Guaranteed Delivery Procedures	If you wish to tender your old securities in the exchange offer and:
(1) they are not immediately available;
(2) time will not permit your old securities or other required documents to reach the exchange agent before the expiration of the exchange offer; or
(3) you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old securities in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Old Securities and Delivery of Registered Securities	Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all old securities which are properly tendered prior to 5:00 p.m., New York City time, on the expiration date. The registered securities to be issued to you in the exchange offer will be delivered promptly following the expiration date for the exchange Offer. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal	You may withdraw the tender of your old securities at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old securities not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	If you do not participate in the exchange offer for your old securities, upon completion of the exchange offer, the liquidity of the market for your old securities could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
Material United States Federal Income Tax Consequences	The exchange of old securities for registered securities should not be a taxable event for federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Summary of the Terms of the Registered Securities

Issuer	Von Hoffmann Corporation.
Securities Offered	$60,000,000 in aggregate principal amount of 10 1/4% Senior Notes due 2009 registered under the Securities Act.
Maturity	March 15, 2009.
Guarantees	The notes are fully and unconditionally guaranteed, jointly and severally, by all of our restricted subsidiaries and, so long as Holdings guarantees any of our credit facilities, by Holdings.
Interest Rate	10.25% per year.
Interest	February 15 and August 15 of each year.
Ranking	The notes and the guarantees will rank:
• equal in right of payment to all of our and the guarantors' existing and future senior indebtedness;
• senior in right of payment to our and the guarantors' existing and future subordinated indebtedness; and
• effectively junior to our secured indebtedness, including any borrowings under our senior credit facility.
Optional Redemption
We may redeem the notes at any time prior to March 15, 2005, in whole or in part, at our option, upon notice to the holders, at a redemption price equal to the amount as calculated in accordance with the first paragraph under "Description of Registered Securities—Optional Redemption."

We may redeem any of the notes at any time on or after March 15, 2005, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before March 15, 2005, we may redeem up to 35% of the aggregate principal amount of notes issued under the notes indenture with the proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued under the notes indenture remains outstanding.
Change of Control
If we experience a change of control we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See "Description of Registered Securities—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The notes indenture will contain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;

• create liens;
• pay dividends or make other equity distributions;
• purchase or redeem capital stock;
• make investments;
• sell assets;
• incur restrictions on the ability of restricted subsidiaries to make dividends or distributions;
• engage in transactions with affiliates; and
• effect a consolidation or merger.
These limitations will be subject to a number of important qualifications and exceptions. For more details, see "Description of Registered Securities—Certain Covenants."

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to investing in the notes.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Exchange Offer

If you fail to exchange your old securities, they may continue to be restricted securities and may become less liquid.

        Old securities that you do not tender or we do not accept may, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old securities except pursuant to in exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new securities in exchange for the old securities pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old securities and of a properly completed and duly executed letter of transmittal for your securities.

        Because we anticipate that most holders of old securities will elect to exchange their old securities, we expect that the liquidity of the market for any old securities remaining after the completion of the exchange offer may be substantially limited. Any old security tendered and exchanged in an exchange offer will reduce the aggregate principal amount of the old securities of that class outstanding.

Risks Relating to the Securities

Your ability to transfer the registered securities may be limited by the absence of a trading market.

        There is no established trading market for the securities, and the securities will not be listed on any securities exchange or quoted on any automated dealer quotation system. CSFB intends to make a market in the securities, but it is not obligated to do so. Accordingly, we cannot ensure that a liquid market will develop for any of the securities, that you will be able to sell your securities at a particular time or that the prices that you receive when you sell will be favorable. In addition, CSFB is not obligated to make a market and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Future trading prices of the securities or the registered securities will depend upon many factors, including, our operating performance and financial condition, prevailing interest rates and the market for similar securities. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the securities. Any such disruptions may adversely affect the ability of holders of securities to dispose of them for a profit or at all.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the securities.

        We have a significant amount of indebtedness. As of November 30, 2003, we had total indebtedness of $433.2 million and had $62.8 million of additional borrowings available under our senior credit facility, based on our borrowing base availability and after excluding $2.3 million of letters of credit outstanding under that facility. In addition, subject to the restrictions in our senior credit facility and the indentures governing the securities and our senior subordinated notes, we may incur significant additional indebtedness from time to time.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the securities;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  result in higher interest expense in the event of increases in interest rates as some of our debt is, and will continue to be, at variable rates of interest;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        In addition, the indentures governing the securities and our senior subordinated notes and our senior credit facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These covenants limit or restrict our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make investments;

  •
  sell assets;

  •
  incur restrictions on the ability of subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  effect a consolidation or merger.

        These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. In addition, our senior credit facility requires us to comply with certain financial ratios and our ability to borrow under it is subject to borrowing base requirements. Our ability to comply with these ratios may be affected by events beyond our control. If we breach any of the covenants in our senior credit facility or our indentures, or if we are unable to comply with the required financial ratios, we may be in default under our senior credit facility or our indentures. If we default, the holders of the securities or lenders under our senior credit facility could declare all borrowings owed to them, including accrued interest and other fees, to be due and payable. If we were unable to repay the borrowings under our senior credit facility when due, the lenders under the senior credit facility could also proceed against the collateral granted to them, which could result in the holders of the securities receiving less, ratably, than those lenders. See "Risk Factors—Your right to receive payments on the securities is effectively subordinated to the rights of our existing and future secured creditors," "Description of Certain Indebtedness" and "Description of Registered Securities."

We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all.

        Our ability to pay or to refinance our indebtedness, including the securities, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the securities, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on factors beyond our control.

        Our ability to make payments on our indebtedness, including our senior credit facility and the securities, and to fund our business initiatives will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to service our indebtedness, including our senior credit facility and the securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our senior credit facility and the securities, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility or the securities, on commercially reasonable terms or at all.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Furthermore, the guarantees of the notes are effectively subordinated to all our guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the guarantor's secured indebtedness will have claims that are prior to your claims as holders of the securities to the extent of the value of the assets securing that other indebtedness. Holdings, our company and the guarantors of the securities are parties to our senior credit facility, which is secured by liens on our outstanding capital stock and substantially all of our and our subsidiaries' property and assets. The securities will be effectively subordinated to all that indebtedness to the extent of the related security. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the securities or which is not expressly subordinated to the securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the securities. As a result, holders of the securities may receive less, ratably, than holders of secured indebtedness.

        As of November 30, 2003, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $17.5 million, and approximately $62.8 million would have been available for additional borrowing under our senior credit facility, after excluding

$2.3 million of letters of credit outstanding under that facility. See "Description of Certain Indebtedness—Senior Credit Facility."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, the indenture governing the securities requires us to offer to repurchase all outstanding securities at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the securities. Moreover, our senior credit facility prohibits our repurchase of the securities upon a change of control and our senior notes limit our ability to repurchase the securities upon a change of control. Additionally, the occurrence of a change of control may require us to repay our senior credit facility and the senior subordinated notes. See "Description of Registered Securities—Repurchase at the Option of Holders."

Your right to require us to redeem the securities is limited.

        The holders of securities have limited rights to require us to purchase or redeem the securities in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the indenture for the securities will not afford any protection in a highly leveraged transaction, including such a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the securities indenture. Accordingly, the change of control provision is likely to be of limited usefulness in such situations.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the securities, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Relating to Our Business

We have a narrow product range and our business would suffer if our products become obsolete or consumption of them decreased.

        We derive a significant portion of our net sales from customers in the business of publishing textbooks intended for the ELHI and college markets. Therefore, we are dependent upon the sale of books to these markets. Our business would suffer if consumption of these products decreased or if these products became obsolete. Our business could be adversely affected by factors such as changes in the funding of large institutional users of books such as elementary and high schools and colleges and universities.

Our results of operations are dependent on our principal production facility for four-color educational textbooks.

        Approximately 50% of our net sales and 53% of our earnings before interest, taxes, depreciation and amortization for 2002 were generated from our Jefferson City, Missouri production facility where we manufacture, among other products, our four-color educational textbooks. Any disruption of our production capabilities at this facility for a significant term could adversely effect our operating results. While we maintain levels of insurance we believe to be adequate to protect against significant interruption in operations at our Jefferson City facility, there is no assurance that any proceeds from insurance would be sufficient to return such facility to operational status or that we could relocate our operations from such facility without incurring significant costs, including the possible loss of customers during any period during which production is interrupted.

Our business is subject to seasonal and cyclical fluctuations in sales.

        We experience seasonal fluctuations in our sales. The seasonality of the ELHI market is significantly influenced by state and local school book purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. This places significant pressure on publishers and textbook manufacturers to monitor production and distribution accurately to satisfy these delivery requirements.

        We also experience cyclical fluctuations in our sales. The cyclicality of the ELHI market is primarily attributable to the textbook adoption cycle. Industry sales volume gains or losses in any year are principally due to shifts in adoption schedules and the availability of state and local government funding. Numerous states and localities are under budgetary constraints and are currently addressing deficit positions, which could result in short term funding reductions for these materials and may delay future adoptions. To a lesser extent, the cyclicality of our business is also attributable to fluctuations in paper prices. Actual or perceived changes in paper prices will result in fluctuations in purchases by our customers and, accordingly, impact our sales in a given year. Lower than expected sales by us during the adoption period or a general economic downturn in our market or industry could have a material adverse effect on the timing of our cash flows and, therefore, on our ability to service our obligations with respect to the securities and our other indebtedness. See "Business—The Instructional Materials Industry."

Any problem or interruption in our supply of paper or other raw materials could delay production and adversely affect our sales.

        We rely on independent suppliers for key raw materials, principally paper, ink, bindery materials and adhesives, which may be available only from limited sources. Although supplies of our raw materials currently are adequate, shortages could occur in the future due to interruption of supply or increased industry demand.

        In addition, we do not have long-term contracts with any of our suppliers. We cannot assure you that these suppliers will continue to provide raw materials to us at attractive prices, or at all, or that we will be able to obtain such raw materials in the future from these or other providers on the scale and within the time frames we require. Although we believe we can obtain paper and other raw materials from alternate suppliers, any failure to obtain such raw materials on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

A significant amount of our business comes from a limited number of customers and our revenue and profits could decrease significantly if we lose one or more of them as customers.

        Our business depends on a limited number of customers. Our customers include, among others, approximately 50 autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. Combining division sales, these four publishers accounted for approximately 42% of our net sales during 2002. We do not have long-term contracts with any of these customers. Accordingly, our ability to retain or increase our business often depends upon our relationships with each customer's divisional managers and senior executives. One or more of these customers may stop buying textbook manufacturing from us or may substantially reduce the amount of textbooks we manufacture for it. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

We operate in a very competitive business environment.

        Competition in our industry is intense. In particular, the educational textbook manufacturing market is concentrated and is served by large national printers and smaller regional printers. Because of greater resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than we can. Since the textbook manufacturing process represents a small percentage of the total cost to publish a textbook, providers of textbook manufacturing have traditionally competed on the bases of quality of product, customer service, availability of printing time on appropriate equipment, timeliness of delivery and, to a lesser extent, price. We believe that maintaining a competitive advantage will require continued investment by us in product development, manufacturing capabilities and sales and marketing. We cannot assure you that we will have sufficient resources to make the necessary investments to do so, and we cannot assure you that we will be able to compete successfully in our market or against our competitors. Accordingly, new competitors may emerge and rapidly acquire market share. See "Business—Competition."

If we do not retain our key personnel and attract and retain other highly skilled employees, our business could suffer.

        If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, maintain the quality of our products and provide acceptable levels of customer service could suffer. The success of our business depends heavily on the leadership of our senior management personnel and certain other key employees. If any of these persons were to leave our company, it could be difficult to replace them and our business could be harmed. See "Management."

        Our success also depends on our ability to recruit, retain and motivate highly skilled personnel. We believe that our success is attributable largely to the experience and stability of our labor force and our experienced and relatively stable workforce is one of our most significant assets, As our workforce ages and retirements occur, we may need to replace a significant portion of our skilled labor. Competition for these persons is intense, and we may not be successful in recruiting, training or retaining qualified personnel. Our productivity and growth depends on our ability to attract and retain additional qualified employees, and our failure to replace or expand our existing employee base could have a material adverse effect on our ability to grow.

Our ultimate principal shareholder's interests may conflict with yours.

        DLJ Merchant Banking beneficially owns approximately 98.8% of Holdings' outstanding common stock. Holdings owns 100% of Von Hoffmann's common stock. As a result, DLJ Merchant Banking is in a position to control all matters affecting us, and may authorize actions or have interests that could conflict with your interests. DLJ Merchant Banking is an affiliate of CSFB.

We could face considerable business and financial risk in implementing our acquisition strategy.

        As part of our growth strategy, we intend to consider acquiring complementary businesses. We cannot assure you that future acquisition opportunities will exist or, if they do, that we will be able to finance those opportunities. The indenture governing the securities and the senior subordinated notes and our senior credit facility contain covenants that limit our ability to incur additional indebtedness which could limit our ability to finance such acquisitions. Future acquisitions could result in us incurring debt and contingent liabilities or incurring impairment charges with respect to goodwill. Risks we could face with respect to acquisitions also include:

  •
  difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

  •
  risks of entering markets in which we have no or limited prior experience;

  •
  risks relating to potential unknown liabilities associated with acquired business;

  •
  potential loss of employees;

  •
  diversion of management's attention away from other business concerns; and

  •
  expenses of any undisclosed or potential legal liabilities of the acquired company.

        The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all.

If we are unable to successfully integrate the Lehigh Press business into our business, or if upon integration we fail to realize the expected cost savings of the combination, our operations could be disrupted and may suffer.

        Our acquisition of the Lehigh Press business has significantly increased the size and geographic scope of our operations. Our management's attention will be focused, in part, on the integration process for the foreseeable future. Our ability to integrate the Lehigh Press business with our existing business will be critical to the future success of our business. Our integration strategies are subject to numerous conditions beyond our control, including the possibility of negative reactions by existing customers or employees or adverse general and regional economic conditions, general negative industry trends and competition.

        We also may be unable to achieve the anticipated synergies and benefits from the Lehigh Press acquisition. If we are unable to realize these anticipated benefits due to our inability to address the challenges of integrating the Lehigh Press business or for any other reason, it could have a material adverse effect on our business and financial and operating results.

We may be required to make significant capital expenditures in order to remain technologically and economically competitive.

        Production technology in the printing industry has evolved and continues to evolve. Although we have invested approximately $90.0 million in equipment and plant expansions (excluding equipment obtained in acquisitions) over the past five years and do not currently forecast any further major expenditure, the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology in order to remain competitive. We cannot assure you that we would be able to fund any such investments. Our failure to invest in new technologies could have a material adverse effect on our business, financial condition or results of operations.

We are subject to significant environmental regulation and environmental compliance expenditures and liabilities.

        Our businesses are subject to many environmental and health and safety laws and regulations, particularly with respect to the generation, storage, transportation, disposal, release and emission into the environment of various substances. We believe we are in substantial compliance with these laws. Compliance with these laws and regulations is a significant factor in our business. Some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future and more stringent laws or regulations could be enacted. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

        Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances or developments with respect to contamination will not require significant expenditures by us.

THE TRANSACTIONS

        On September 5, 2003, we entered into a definitive agreement to acquire all of the outstanding shares of Lehigh Press for approximately $107.2 million in cash, after certain adjustments. Founded in 1924, Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, which operates through its Lehigh Lithographers and Lehigh Direct divisions. Lehigh Lithographers is the leading provider of educational book components with a market share of greater than 50% of the production of case-bound book covers for the ELHI and college market. Lehigh Direct competes in the $100.0 billion commercial printing marketplace with a particular focus on the $30.0 billion direct marketing sector. Lehigh Press serves a premier customer base that includes every major U.S. textbook publisher and many of the leading U.S. direct marketers and advertisers.

        On October 22, 2003, we sold $60.0 million in aggregate principal amount of 10 1/4% senior notes sold at a price of 104.75% of par with accrued interest. The net proceeds were used to repay borrowings under our senior credit facility. In addition, on October 22, 2003, we completed the Lehigh Press acquisition which was financed by borrowings under our senior credit facility and cash on-hand.

        Concurrently with the notes offering, we amended our senior credit facility to, among other things, permit the offering and the Lehigh Press acquisition. Our senior credit facility will provide for revolving loans of up to $90.0 million, and will include a $10.0 million sublimit for the issuance of standby and commercial letters of credit and a $10.0 million sublimit for swingline loans. Borrowings under our senior credit facility bear interest, at our option, at either the administrative agent's alternate base plus 1.75% per annum or reserve-adjusted LIBOR plus 3.0% per annum. Swingline loans bear interest as base rate loans. The senior credit facility will terminate November 15, 2006, although in certain circumstances it can be extended to March 26, 2007. The applicable margins are subject to adjustment if we meet certain performance thresholds. Commitment fees on the unused portion of the senior credit facility accrue at a rate of 0.625% per annum These available amounts are subject to a borrowing base equal to a specified percentage of our eligible inventory and receivables and, subject to a limit, our eligible property, plant and equipment. See "Description of Certain Indebtedness."

        In addition on October 22, 2003, DLJ Merchant Banking made an equity investment of $20.0 million in Holdings to be used for its general corporate purposes, which may include the repurchase of Holdings' existing debt.

THE EXCHANGE OFFER

Purpose and Effect

        Von Hoffmann issued the old securities in private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered securities to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old securities for a like principal amount of the registered securities. These registered securities will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer for a series of old securities, our obligations with respect to the registration of those old securities and the registered securities will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the securities and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered securities to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

  (1)
  the registered securities to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered securities to be issued to you in the exchange offer; and

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the registered securities to be issued to you in the exchange offer.

        If you tender your old securities in the exchange offer for the purpose of participating in a distribution of the registered securities to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered securities in the exchange offer for its own account in exchange for old securities that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered securities. See "Plan of Distribution."

        If you will not receive freely tradeable registered securities in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal for your securities and providing certain additional necessary information, to have your old securities registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old securities under the Securities Act. See "—Procedures for Tendering."

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your old securities, you will not have any further registration rights, except as set forth above. Your old securities may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market or your old securities could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your securities, we will accept any and all old securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue a principal amount of registered securities in exchange for each principal amount of old securities accepted in the exchange offer. You may tender some or all of your old securities pursuant to the exchange offer. However, old securities may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered securities are substantially the same as the form and terms of the old securities except that the registered securities to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. Each class of the registered securities will be issued pursuant to, and entitled to the benefits of, the indenture which governs the related old securities. Each class of registered securities and related old securities will be deemed one issue of securities under the indenture under which they were issued.

        As of the date of this prospectus, $60.0 million in aggregate principal amount of old securities were outstanding. This prospectus, together with the applicable letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old securities. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding securities when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered securities from us. If we do not accept any tendered securities because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old securities, without expense, to the tendering holder as promptly as practicable after the expiration date.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your old securities in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on            , 2004, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of outstanding securities for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date for the exchange offer.

        We also reserve the right, in our sole discretion,

  (1)
  to delay accepting any old securities or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; or

  (2)
  to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

        We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old securities surrendered for exchange, promptly after the termination or withdrawal of an exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The old securities were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold old securities in the form of book-entry interests and you wish to tender your old securities for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1)
  a written or facsimile copy of a properly completed and duly executed letter of transmittal for your securities, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your securities.

        In addition, in order to deliver old securities held in the form of book-entry interests:

  (1)
  a timely confirmation of book-entry transfer of such securities into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old securities and the applicable letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old securities to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions for you.

  Certificated Old Securities

        Only registered holders of certificated old securities may tender those securities in the exchange offer. If your old securities are certificated notes and you wish to tender those securities for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to 5:00 p.m. on the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated old securities:

  (1)
  the certificates representing your old securities must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

        If you tender an old security and you do not withdraw the tender prior to 5:00 p.m. on the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your securities.

        If your old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your securities, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your securities and delivering your old securities, either make appropriate arrangements to register ownership of the old securities in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (each an "eligible institution") unless:

  (1)
  old securities tendered in an exchange offer are tendered either

  (A)
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's applicable letter of transmittal; or

  (B)
  for the account of an eligible institution; and

  (2)
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal for your securities is signed by a person other than you, your old securities must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old securities.

        If the letter of transmittal for your securities or any old securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your securities proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old securities. This determination will be final and binding. We reserve the absolute right to reject any and all old securities not properly tendered or any old securities our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old securities. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the respective letters of transmittal for your securities, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old securities within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old securities, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your securities will be returned to you if:

  (1)
  you improperly tender your old securities;

  (2)
  you have not cured any defects or irregularities in your tender; and

  (3)
  we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your securities, unless otherwise provided in the letter of transmittal for your securities, as soon as practicable following the expiration of the applicable exchange offer.

        In addition, we reserve the right in our sole discretion, with respect to the exchange offer, to:

  (1)
  purchase or make offers for, or offer registered securities for, any old securities that remain outstanding subsequent to the expiration of the exchange offer;

  (2)
  terminate the exchange offer; and

  (3)
  to the extent permitted by applicable law, purchase securities in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

  (1)
  the registered securities to be issued to you in the exchange offer are being acquired in the ordinary course of your business,

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered securities to be issued to you in the exchange offer,

  (3)
  you do not have an arrangement or understanding with any person to participate in the distribution of the registered securities to be acquired by you in the exchange offer, and

  (4)
  you are not our "affiliate," as defined under Rule 405 of the Securities Act.

        In all cases, issuance of registered securities for old securities that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old securities or a timely book-entry confirmation of your old securities into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal for your securities, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old securities are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old securities are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old securities, or old securities in substitution therefor, will be returned without expense to you. In addition, in the case of old securities tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old securities will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your old securities and your old securities are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1)
  you tender through an eligible financial institution;

  (2)
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal for your securities and notice of guaranteed delivery for your securities, substantially in the form provided by us; and

  (3)
  the certificates for all certificated old securities, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your securities, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your securities.

        The notice of guaranteed delivery for your securities may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1)
  your name and address;

  (2)
  the amount of old securities you are tendering; and

  (3)
  a statement that your tender is being made by the notice of guaranteed delivery for your securities and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  (A)
  the certificates for all certificated old securities being tendered, in proper form for transfer or a book-entry confirmation of tender;

  (B)
  a written or facsimile copy of the letter of transmittal for your securities, or a book-entry confirmation instead of the letter of transmittal; and

  (C)
  any other documents required by the letter of transmittal for your securities.

Book-Entry Transfer

        The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the applicable exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occur:

  (1)
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

  (2)
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date;

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your old securities at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

  (1)
  state your name;

  (2)
  identify the specific old securities to be withdrawn, including the certificate number or numbers and the principal amount of securities to be withdrawn;

  (3)
  be signed by you in the same manner as you signed the letter of transmittal for your securities when you tendered your old securities, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old securities into your name; and

  (4)
  specify the name in which the old securities are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old securities withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old securities which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old securities may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered securities in exchange for, any old securities in the exchange offer and may terminate or amend the exchange offer, if at any time before the acceptance of any old securities for exchange in the exchange offer any of the following events occur:

  (1)
  any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  (2)
  the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old securities tendered, and no registered securities will be issued in exchange for any of those old securities, if at the time the securities are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is conditioned on any minimum principal amount of old securities being tendered for exchange.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your securities and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance Corp

By Hand or by Overnight Courier:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 551017
Attention: Specialized Finance Corp

By Facsimile: (651) 495-8158 Attention: Specialized Finance Corp	By Telephone: (800) 934-6802

        The exchange agent also acts as trustee under the indenture governing the securities.

Fees and Expenses

        We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old securities for exchange unless you instruct us to register registered securities in the name of, or request that old securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered securities under generally accepted accounting principles.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of Holdings as of September 30, 2003 on an actual and pro forma basis. The following table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated pro forma and historical financial statements of Holdings, together with the related notes thereto, included elsewhere in this prospectus.

	September 30, 2003
	Actual	Pro Forma
	(unaudited) (in millions)
Cash and cash equivalents	$25.2	$27.1	(1)

Operating Company Debt:
Senior credit facility(2)	—	30.0
10 1/4% Senior Notes due 2009	215.0	275.0
10 3/8% Senior Subordinated Notes due 2007	100.0	100.0

Total operating company debt	315.0	405.0
Holding Company Debt:
13 1/2% Subordinated Exchange Debentures due 2009(3)	39.7	39.7

Total holding company debt	39.7	39.7

Total debt	354.7	444.7
Stockholders' equity	25.0	44.0

Total capitalization	$379.7	$488.7

(1)
Cash and cash equivalents on a pro forma basis includes $5.0 million at the operating company level and $22.1 million at the holding company level.

(2)
As of September 30, 2003, the senior credit facility provides for revolving loans of up to $90.0 million based on a borrowing base formula. As of September 30, 2003, on a pro forma basis after giving effect to the Transactions, we had $30.0 million of outstanding indebtedness under our senior credit facility and had $47.3 million of borrowings available under our senior credit facility, after excluding $2.3 million of letters of credit outstanding under that facility.

(3)
Reflects redemption value of the Subordinated Exchange Debentures net of the fair value of the warrants issued concurrently with the Subordinated Exchange Debentures. The redemption value of the Subordinated Exchange Debentures at September 30, 2003 was $41.3 million. Until such time as cash interest is payable on the Subordinated Exchange Debentures, interest on the Subordinated Exchange Debentures accretes to principal at 13.5% per annum. Holdings' obligation to make cash interest payments with respect to the Subordinated Exchange Debentures is subject to the terms of the then-outstanding indebtedness of Holdings and its subsidiaries and any other contractual provisions limiting the ability of Holdings and its subsidiaries to declare or pay cash interest. Our senior credit facility restricts such payments. Accordingly, Holdings does not currently make, and in the foreseeable future does not intend to make, cash interest payments on the Subordinated Exchange Debentures. See "Description of Certain Indebtedness—Subordinated Exchange Debentures."

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information of Holdings is based on our consolidated financial statements and the consolidated financial statements of Lehigh Press included elsewhere in this registration statement. The unaudited pro forma consolidated balance sheet as of September 30, 2003 gives effect to the Transactions as if they had occurred on September 30, 2003. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2002 and the nine month period ended September 30, 2003 give effect to the Transactions as if they had occurred at the beginning of the period presented.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred on the dates specified, nor do they purport to project our results of operations or financial position for any future period or at any future date. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable.

        In November 2003, our Board of Directors authorized the exploration of a potential sale of Lehigh Direct. We determined to consider a sale of the Lehigh Direct business because it does not serve our core instructional materials market. To assist us in the sale of the Lehigh Direct division, we engaged Credit Suisse First Boston in late November 2003. As a result, the Lehigh Direct division of Lehigh Press meets the criteria for classification as an asset held for sale under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." As a result, we have made a determination that the division and its related net assets have been initially measured at their estimated fair value, net of expected costs to sell. In addition, the activity associated with this asset will be shown as a discontinued operation, for both periods presented with no depreciation being recorded to Lehigh Direct's assets while classified as an asset held for sale. We cannot assure you if or when the sale of Lehigh Direct will occur and the terms of any potential sale. In addition, we may determine to suspend or terminate the potential sale.

        The unaudited pro forma consolidated financial information should be read in conjunction with the other information contained under the captions "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and the Lehigh Press audited consolidated financial statements and the notes thereto included elsewhere in this offering circular.

Von Hoffmann Holdings Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2003

(in thousands)

	Von Hoffmann Holdings, Inc. (Actual)	The Lehigh Press, Inc. (Actual)	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$25,178	$1,383	$108,850	(1)	$27,099
			(108,312	)(2)
Trade accounts receivable	59,855	13,458	(9,049	)(2)	64,264
Other receivables	—	604	(108	)(2)	496
Inventories	20,849	2,993	(1,709	)(2)	22,133
Deferred income taxes	2,509	418	(184	)(2)	2,743
Prepaid expenses	1,747	633	(247	)(2)	2,133

Total current assets	110,138	19,489	(10,759)		118,868

Deferred debt issuance cost	9,489	169	3,500	(1)	12,989
			(169	)(3)
Property, plant, and equipment, net	117,858	36,860	(26,331	)(2)	128,387
Goodwill	189,855	7,450	40,207	(2)	230,062
			(7,450	)(3)
Other intangibles and other assets	—	116	30,800	(2)	30,916
Asset held for sale	—	—	55,000	(2)	55,000

	$427,340	$64,084	$84,798		$576,222

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	12,421	9,466	(6,787	)(2)	15,100
Other accrued expenses	14,333	54	1,150	(2)	16,262
			725	(2)
Salaries and wages	5,881	2,041	(690	)(2)	7,232
Income taxes payable	5,613	760	(579	)(1)	5,794

Total current liabilities	38,248	12,321	(6,181)		44,388
Long-term liabilities and reserves:
Deferred income taxes	9,323	3,232	16,393	(2)	28,948
Deferred compensation, pensions & other	—	8,394	2,944	(2)	11,338
Senior credit facility	—	33,541	30,000	(1)	30,000
Senior notes	215,000	—	(33,541	)(4)	275,000
Premium on senior notes	—	—	60,000	(1)	2,850
Senior subordinated notes	100,000	—	2,850	(1)	100,000
Holdings—Subordinated exchange debentures	39,732	—	—		39,732

	402,303	57,488	72,465		532,256
Stockholders' equity:
Common stock	716	20	200	(1)	916
Additional paid-in capital	86,434	1,025	(20	)(5)	106,234
			19,800	(1)
(Accumulated deficit) retained earnings	(53,126)	9,301	(1,025	)(5)	(54,197)
			(1,071	)(1)
Treasury stock, at cost	(8,470)	—	(9,301	)(5)	(8,470)
Other comprehensive income	—	(3,750)	—		—
Note receivable	(517)	—	3,750	(5)	(517)

	25,037	6,596	12,333		43,966

	$427,340	$64,084	$84,798		$576,222

Von Hoffmann Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(in thousands)

(1)
Represents net proceeds from the issuance of $60,000,000 in aggregate principal amount of senior notes at a price of 104.75% of par with accrued interest of $1,150, borrowings under the senior credit facility and proceeds to Holdings from the issuance of common stock less financing fees and expenses.

Senior notes	$64,000
Senior credit facility	30,000
Common stock	20,000
Less: financing fees and expenses	(5,150)

$108,850

  The proceeds from the issuance of common stock at the Holdings level will be used for its general corporate purposes. We do not expect that these proceeds will be loaned or contributed to Von Hoffmann.

  Fees of $1,650 associated with unused debt commitments made as part of the Lehigh Press acquisition will be reflected directly in accumulated deficit, net of taxes of $579. Fees and expenses of $3,500 associated with the amendment to our senior credit facility and the issuance of senior notes have been capitalized as debt issuance costs.

(2)
Represents the acquisition of the outstanding common stock of Lehigh Press for $107.2 million plus fees associated with the acquisition. The preliminary purchase price allocation is based on Lehigh Press' net assets as of September 30, 2003.

  The following is a summary of the preliminary purchase price allocation:

Cash consideration paid	$107,162
Estimated acquisition fees and expenses	1,150

Total purchase price	108,312
Asset held for sale:
Trade accounts receivable	9,049
Other receivables	108
Inventories	1,709
Prepaid expenses	247
Property, plant and equipment	25,797
Trade accounts payable	(6,787)
Salaries and wages	(690)
Deferred income taxes	(3,235)
Adjustment to fair value, net of costs to sell	28,802

Total asset held for sale	55,000
Book value of remaining net assets acquired	6,320

  Adjustments to fair value of net assets acquired:

Property, plant and equipment	(534)
Other intangibles	30,800
Severance and other restructuring activity	(725)
Defined benefit pension accrual	(2,944)
Deferred taxes	(19,812)

6,785

Goodwill	$40,207

  The calculation above is based on Lehigh Press' net assets as of September 30, 2003. The acquisition is being accounted for under the purchase method of accounting in accordance with the SFAS No. 141, "Business Combinations" and the resulting goodwill and other intangible assets are being accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." We are in the process of finalizing third party valuations of property, plant and equipment and certain intangible assets (i.e., non-compete agreements, customer agreements, etc.); accordingly the allocation of the purchase price in excess of the net assets acquired is subject to adjustment.

In November 2003, our Board of Directors authorized the exploration of a potential sale of Lehigh Direct. We determined to consider a sale of the Lehigh Direct business because it does not serve our core instructional materials market. To assist us in the sale of the Lehigh Direct Division, we engaged Credit Suisse First Boston in late November 2003. As a result, the Lehigh Direct Division of Lehigh Press meets the criteria for asset held for sale as defined under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." As a result, we have made a determination that the division and its related net assets have been initially measured at the estimated fair value, net of expected costs. All net assets of Lehigh Direct are reclassed under the asset held for sale classification. The purchase price allocation and valuation of Lehigh Direct are preliminary and have been made solely for the purpose of developing the pro forma financial information.

(3)
Represents adjustments to eliminate goodwill and debt issuance costs of Lehigh Press.

(4)
Represents the repayment of Lehigh Press' various long-term debt by stockholders of Lehigh Press in connection with the Transactions.

(5)
Represents the adjustment to eliminate Lehigh Press' stockholders' equity.

Von Hoffmann Holdings Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2002

(in thousands, except per share data)

	Von Hoffmann Holdings, Inc. (Actual)	The Lehigh Press, Inc. (Actual)	Pro Forma Adjustments		Pro Forma
Net sales	$379,437	$118,741	$(61,429)	(1)	$436,749
Cost of products and services	321,331	88,022	(49,373)	(1)	359,565
			(415)	(2)

Gross profit	58,106	30,719	(11,641)		77,184
Operating expenses:
Selling and administrative expenses	26,177	22,862	(9,029)	(1)	38,569
			(1,441)	(2)
Special consulting expenses	2,453	—	—		2,453

	28,630	22,862	(10,470)		41,022

Income from operations	29,476	7,857	(1,171)		36,162
Interest income	269	—	—		269
Gain on disposal of depreciable assets	2,771	10	—		2,781
Other expense	—	(83)	—		(83)
Gain on debt extinguishment, net	282	—	—		282
Interest expense	(33,557)	(2,102)	(5,376)	(3)	(41,035)
		—
Interest expense—subordinated exchange debentures	(5,530)	—	—		(5,530)

Income (loss) before income taxes and discontinued operations	(6,289)	5,682	(6,547)		(7,154)
Income tax provision (benefit)	(993)	2,107	(2,422)	(4)	1,308

Income (loss) before discontinued operations	(5,296)	3,575	(4,125)		(5,846)
Income from discontinued operations, net of taxes	—	—	4,532	(1)	4,532

Net income (loss)	$(5,296)	$3,575	$407		$(1,314)

Basic and diluted loss per common share(5):
Loss before discontinued operations	$(0.08)				$(0.07)
Income from discontinued operations, net of taxes	—				0.05

Net loss	$(0.08)				$(0.02)

Von Hoffmann Holdings Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2003

(in thousands, except per share data)

	Von Hoffmann Holdings Inc. (Actual)	The Lehigh Press, Inc. (Actual)	Pro Forma Adjustments		Pro Forma
Net sales	$305,294	$99,468	$(52,630)	(1)	$352,132
Cost of products and services	250,151	74,583	(41,891)	(1)	282,401
			(442)	(2)

Gross profit	55,143	24,885	(10,297)		69,731
Operating expenses:
Selling and administrative expenses	16,884	17,673	(7,371)	(1)	26,368
			(818)	(2)
Special consulting expenses	581	—	—		581

	17,465	17,673	(8,189)		26,949

Income from operations	37,678	7,212	(2,108)		42,782
Interest income	100	—	—		100
Gain (loss) on disposal of depreciable assets	(292)	12	—		(280)
Other expense	—	(103)	—		(103)
Interest expense	(26,466)	(1,367)	(4,241)	(3)	(32,074)
Interest expense—subordinated exchange debentures	(4,051)	—	—		(4,051)

Income before income taxes	6,969	5,754	(6,349)		6,374
Income tax provision	4,856	2,238	(2,349)	(4)	4,745

Income before discontinued operations	2,113	3,516	(4,000)		1,629
Income from discontinued operations, net of taxes	—	—	4,177	(1)	4,177

Net income	$2,113	$3,516	$177		$5,806

Basic income per common share(5):
Income before discontinued operations	$0.03				$0.02
Income from discontinued operations, net of taxes	—				0.05

Net income	$0.03				$0.07

Diluted income per common share(5):
Income before discontinued operations	$0.03				$0.02
Income from discontinued operations, net of taxes	—				0.05

Net income	$0.03				$0.07

Von Hoffmann Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(in thousands)

(1)
As of the beginning of the period presented, the Lehigh Direct Division of Lehigh Press was reflected as an asset held for sale. Therefore, results from operations are reflected as a discontinued operation, net of taxes. In addition, no depreciation was recorded on fixed assets associated with the Lehigh Direct division for the periods presented. Details of the unaudited pro forma adjustments to net sales, costs of products and services, selling and administrative expenses and income from discontinued operations reflect the accounting associated for an asset held for sale:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Net sales	$61,429	$52,630
Cost of products and services	49,373	41,891
Selling and administrative expenses	9,029	7,371

Income from operations	3,027	3,368
Elimination of recorded depreciation expense	4,166	3,262
Less: Income tax provision(4)	(2,661)	(2,453)

Income from discontinued operations, net of taxes	$4,532	$4,177

(2)
Details of the unaudited pro forma adjustments to costs of products and services and selling and administrative expenses reflect the following as a result of the acquisition:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Costs of products and services:
Depreciation	$(415)	$(442)

Selling and administrative expenses:
Depreciation	$(117)	$(112)
Amortization of other intangibles	1,334	1,001
Elimination of stockholder expenses	(2,315)	(1,519)
Elimination of previous amortization expense	(343)	(188)

	$(1,441)	$(818)

  The depreciation changes result from the allocation of less purchase price to property, plant and equipment acquired (excluding Lehigh Direct) in the acquisition of Lehigh Press as to historical cost. Depreciation was calculated using estimated useful lives. The amortization of other intangibles reflects the impact of amortizing non-compete agreements, customer relationships and trade names over the periods specified within the agreements and/or estimated useful lives, ranging from three to forty years.

  The elimination of stockholders' expenses reflect the elimination of compensation, fringe benefits and other costs directly associated with two stockholders whose employment will not continue upon completion of the acquisition. The elimination of previous amortization expense reflects the adjustment for the elimination of compensation arrangements associated with these stockholders.

(3)
Details of the unaudited pro forma adjustments to interest expense reflect the following as a result of the Transactions:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Senior credit facility	$1,088	$815
Notes offered hereby	6,150	4,613
Amortization of debt issuance costs	736	552
Amortization of premium	(496)	(372)
Elimination of Lehigh Press interest expense	(2,102)	(1,367)

	$5,376	$4,241

  The adjustments above assume borrowings under the senior credit facility of $30,000 at a 4.25% interest rate and the issuance of the senior notes at a stated coupon rate of 10 1/4%. The amortization of debt premium reflects straight-line amortization of the premium on the notes offered hereby assuming a price of 104.75% of par. The amortization of debt issuance costs represents the amortization of the costs incurred as part of this offering and the amendment to the senior credit facility.

  A 1% change in the interest rate would result in interest expense increasing or decreasing by $300 and $225 for the year ended December 31, 2002 and nine months ended September 30, 2003, respectively.

(4)
Represents the adjustment for the estimated income tax effect of the aggregate pro forma adjustments using a pro forma effective income tax rate of 37.0%.

(5)
Pro forma basic and diluted income (loss) per share reflects the additional 20 million shares of Holdings common stock issued as if the shares were issued at the beginning of the specified period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data of Holdings for the five years ended December 31, 2002 are derived from the audited consolidated financial statements. The financial data for the nine months ended September 30, 2002 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Holdings considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. The following table should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Holdings, including the related notes thereto, appearing elsewhere in this Prospectus.

	Von Hoffmann Holdings Inc. and Subsidiaries
						Nine Months Ended
	Fiscal Year Ended December 31,
						September 30, 2002	September 30, 2003
	1998(1)	1999(1)	2000(1)	2001	2002
						(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$310,608	$386,108	$443,423	$407,096	$379,437	$302,746	$305,294
Cost of products and services	249,826	322,311	374,166	346,917	321,331	257,195	250,151

Gross profit	60,782	63,797	69,257	60,179	58,106	45,551	55,143
Operating expenses(2)	49,482	34,143	35,747	33,317	28,630	22,260	17,465

Operating income	11,300	29,654	33,510	26,862	29,476	23,291	37,678
Interest expense—operating company	28,625	32,111	36,855	32,144	33,557	24,687	26,466
Interest expense—Subordinated Exchange Debentures(3)	541	4,694	5,296	5,983	5,530	4,260	4,051
Other income (expense)	(1,107)	(89)	(172)	(247)	3,322	3,092	(192)

Income (loss) before income taxes	(18,973)	(7,240)	(8,813)	(11,512)	(6,289)	(2,564)	6,969
Income tax provision (benefit)	(4,195)	855	(702)	(1,268)	(993)	712	4,856

Net income (loss)	$(14,778)	$(8,095)	$(8,111)	$(10,244)	$(5,296)	$(3,276)	$2,113

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,109	$2,454	$5,868	$18,320	$4,438	$7,110	$25,178
Accounts receivable	45,402	59,969	57,899	46,751	49,141	51,593	59,855
Inventories	33,442	31,650	36,117	23,262	32,038	31,040	20,849
Working capital	34,264	40,001	66,916	36,600	55,678	56,616	71,890
Property, plant and equipment, net	176,526	164,514	163,316	148,476	128,366	132,712	117,858
Total assets	463,796	453,493	466,418	430,704	420,121	428,536	427,340
Operating company debt(4)	346,875	347,700	364,775	341,555	315,000	319,000	315,000
Total debt	373,919	379,437	401,808	384,571	350,681	353,411	354,732
Total stockholders' equity	35,836	27,629	19,395	8,972	22,958	25,019	25,037
Other Data:
Depreciation and amortization(5)	$34,792	$40,327	$43,459	$47,319	$29,484	$23,795	$17,030
LIFO pre-tax adjustment(6)	(808)	704	281	258	(102)	—	—
Special consulting expenses(7)	1,483	2,926	2,149	578	2,453	2,231	581
Restructuring charge(8)	—	—	—	1,476	—	—	—
Impairment charge(9)	18,500	—	—	—	—	—	—
Ratio of earnings to fixed charges(10)	(10)	(10)	(10)	(10)	(10)	(10)	1.2	x
Capital expenditures	14,860	22,639	28,132	23,876	12,657	10,202	6,958
Net cash provided by operating activities	16,515	20,628	39,941	59,617	26,709	24,114	27,556
Net cash used in investing activities	(150,193)	(20,109)	(52,528)	(23,703)	(6,394)	(5,279)	(6,813)
Net cash provided by (used in)financing activities	125,398	825	15,818	(23,279)	(34,207)	(30,046)	(3)
EBITDA(11)	44,621	69,581	76,326	73,669	62,013	49,954	54,416

(1)
We acquired Bawden Printing, which was subsequently merged into Von Hoffmann Graphics, Inc., in January 1998, H&S Graphics, Inc. and Preface, Inc. in June 1998, Custom Printing Company, Inc., which also was subsequently merged into Von Hoffmann Graphics, Inc., in July 1998 and Precision in March 2000. In February 2002, Von Hoffmann Graphics, Inc. was

  merged into Von Hoffmann Press, Inc. and the surviving entity was renamed "Von Hoffmann Corporation." The results of operations of these acquired businesses have been included in our consolidated financial statements since their respective dates of acquisition. Our results of operations for the periods prior to these acquisitions may not be comparable to our results of operations for subsequent periods.

(2)
Operating expenses include selling and administrative expenses, special consulting expenses, restructuring charge, impairment charge and recapitalization charge. Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Accordingly, we no longer amortize goodwill. For the fiscal years ended December 31, 1998, 1999, 2000 and 2001, we amortized $8.3 million, $8.4 million, $8.9 million, and $9.1 million, respectively, in goodwill, which was reflected in operating expenses.

(3)
Holdings' obligation to make cash interest payments with respect to its Subordinated Exchange Debentures (as defined above) is subject to its subsidiaries' ability to pay dividends under applicable law, the terms of their outstanding indebtedness and any other applicable contractual provisions limiting their ability to declare and pay cash dividends. Our senior credit facility restricts such payments. Accordingly, Holdings does not currently make, and in the foreseeable future does not intend to make, cash interest payments on the Subordinated Exchange Debentures.

(4)
Operating company debt reflects the debt of our company but excludes the Subordinated Exchange Debentures in the amount of $27.0 million, $31.7 million, $37.0 million, $43.0 million, $35.7 million, $34.4 million and $39.7 million for the periods presented, respectively.

(5)
Includes depreciation and amortization that is included within operating income and excludes amortization of deferred financing costs, which is classified in interest expense-subsidiary. Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Accordingly, we no longer amortize goodwill. For the fiscal years ended December 31, 1998, 1999, 2000 and 2001, we amortized $8.3 million, $8.4 million, $8.9 million, and $9.1 million, respectively, in goodwill.

(6)
The LIFO pre-tax adjustment, which is reflected in cost of products and services, reflects an annual adjustment to record inventory on the last-in, first-out method.

(7)
Special consulting expenses relate to the fees paid under the financial service agreement with CSFB, and costs incurred for consulting services used in assisting in the acquisition integration process.

(8)
Restructuring charge represents the cost for employee severance and equipment relocation related to certain sheet-fed, plate-making and book-binding operations of our company.

(9)
Impairment charge relates to the goodwill impairment of the carrying value of the H&S Graphics acquisition as a result of a material and permanent reduction in forecasted cash flows for the operation.

(10)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs). For the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, additional earnings of $19.0 million, $7.2 million, $8.8 million, $11.5 million and $6.3 million would have been required to cover fixed charges during the years, respectively. For the period ending September 30, 2002, additional earnings of $2.6 million would have been required to cover fixed charges during the periods, respectively.

(11)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered a substitute for cash flow from operations, net earnings or other measures of performance as defined by GAAP or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt, if any, or pay our income taxes and thus does not reflect the funds actually available for capital expenditures or other discretionary uses. Our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation. It is included herein to provide additional information with respect to our ability to meet our consolidated debt service, capital expenditure and working capital requirements. EBITDA is calculated as follows:

	EBITDA Reconciliation
						Nine Months Ended
	Fiscal Year Ended December 31,
						September 30, 2002	September 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)	(unaudited)
	(dollars in thousands)
Net Income (Loss)	$(14,778)	$(8,095)	$(8,111)	$(10,244)	$(5,296)	$(3,276)	$2,113
Reconciliation to EBITDA
Income tax provision (benefit)	(4,195)	855	(702)	(1,268)	(993)	712	4,856
Interest income	(364)	(311)	(471)	(265)	(269)	(224)	(100)
Interest expense-operating company	28,625	32,111	36,855	32,144	33,557	24,687	26,466
Interest expense—Subordinated Exchange Debentures	541	4,694	5,296	5,983	5,530	4,260	4,051
Depreciation and amortization	34,792	40,327	43,459	47,319	29,484	23,795	17,030

EBITDA	$44,621	$69,581	$76,326	$73,669	$62,013	$49,954	$54,416

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion of our financial condition and results of operations is based on the financial statements of our parent, Holdings, and should be read in conjunction with the audited consolidated financial statements of Holdings and the notes explaining those financial statements contained elsewhere in the prospectus. Certain statements in this section are forward-looking statements. See "Forward-Looking Statements."

General

        We manufacture case-bound and soft-cover instructional materials in the United States. Our products are sold principally to educational publishers who, in turn, sell them into the ELHI and college instructional materials markets. In addition to instructional materials manufacturing, we provide our customers with a full range of value-added printing and design services, including early design processes, final manufacture and distribution of our products. We additionally manufacture products sold to the commercial market place where we target business-to-business catalog manufacturers, the federal government printing office, trade publishers, health-care catalog manufacturers, the financial services industry and numerous other small niches.

        Our sales of products and services are affected by a number of factors, including the ELHI textbook adoption process, general economic conditions and market seasonality. Our sales of instructional materials, from which we derived 71% of our net sales in 2002, are also affected over the long term by demographic trends in ELHI and college enrollment.

        The textbook adoption process, around which ELHI book publishers schedule the timing of new textbook introductions, is typically limited to a small number of disciplines in any state in any given year. Adoptions in core disciplines, such as reading, mathematics or science in larger states such as California, Texas or Florida, however, can lead to significant increases in net sales in a given year. Additionally, orders for reprints associated with a textbook awarded through the adoption process can generate significant revenues during the adoption cycle, which can range from four to eight years, depending on the subject matter and the state. Non-adoption, or open territory states, tend to follow the lead provided by adoption states as many new titles are brought to the market in specific response to the adoption schedule.

        Our net sales of products and services are also affected by general economic conditions. In particular, net sales to the instructional materials market are affected as the majority of public funding for education comes from state and local tax revenues, which have a direct correlation with prevailing economic activity levels. Product demand and our sales in the segments of the commercial market we serve are also sensitive to economic conditions.

        We experience seasonal market fluctuations in our net sales and production for the educational textbook and commercial markets. State and local textbook purchasing and delivery schedules significantly influence the seasonality of the demand for our products in these areas. The purchasing schedule for the ELHI markets usually starts in the spring and peaks in the summer months preceding the start of the school year. The majority of college textbook sales occur from June through August and November through January. Our net sales to the commercial market tend to peak in the third and fourth quarters, with the fourth quarter representing the strongest quarter. Net sales of our digital pre-press and composition businesses tend to precede the peak production periods for textbook manufacturing by a quarter with our business peaking in the first and second quarters of our calendar fiscal year.

Lehigh Acquisition

        On October 22, 2003, we acquired all of the outstanding shares of Lehigh Press, which is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, component printing, digital premedia services and direct marketing services. Following completion of the Transactions, we intend to integrate one of the primary businesses of Lehigh Press, Lehigh Lithographers, with our business while preserving the goodwill of the Lehigh Press name. The financial results of Lehigh Press will be reported on a consolidated basis with the results of Holdings.

        In November 2003, our Board of Directors authorized the exploration of a potential sale of Lehigh Direct. We determined to consider a sale of the Lehigh Direct business because it does not serve our core instructional material market. To assist us in the sale of the Lehigh Direct division, we engaged Credit Suisse First Boston in late November 2003. As a result, the Lehigh Direct Division of Lehigh Press meets the criteria for classification as an asset held for sale under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." As a result, we have made a determination that the division and its related net assets will be initially measured at its estimated fair value, net of expected costs to sell. In addition, the activity associated with this asset will be shown as a discontinued operation, as of the acquisition date and subsequently, we will record no depreciation related to Lehigh Direct's assets while classified as an asset held for sale. We cannot assure if or when the sale of Lehigh Direct will occur and the terms of any potential sale. In addition, we may determine to suspend or terminate the potential sale.

Debt and Equity Transactions

        Prior to the consummation of the Lehigh Press Acquisition, Von Hoffmann amended its senior credit facility to, among other things, permit the offering and issuance of $60.0 million in aggregate principal amount of the securities as well as the acquisition of Lehigh Press.

        Von Hoffmann issued the securities on October 22, 2003, at a premium of 104.75%, under the indenture governing its existing 10 1/4% Senior Notes due 2009. The proceeds from this offering were used to reduce outstanding borrowings under Von Hoffmann's senior credit facility.

        On October 22, 2003 the Company's principal stockholders, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, purchased 20 million shares of the Company's common stock for an aggregate purchase price of $20.0 million. The proceeds from this transaction will be used by the Company for general corporate purposes, which may include the repurchase of the Company's existing 13.5% Subordinated Exchange Debentures due 2009.

Recapitalization Restated to a Purchase

        We treated DLJ Merchant Banking's 1997 acquisition of a controlling interest in Holdings as a recapitalization on the basis that ZS VH L.P. (together with ZS VH II L.P., as the context requires, "ZS"), and certain of its affiliates, which collectively had owned a controlling interest in Holdings, retained an ownership interest of approximately 10.0% in Holdings after the acquisition transaction. As a result of treating the transaction as a recapitalization, Holdings did not give purchase accounting treatment to the transaction and did not record goodwill. On June 20, 2002, ZS sold their remaining interest in Holdings to us. The purchase price paid for ZS's interest came from cash on hand of Holdings, which cash came from proceeds from DLJ Merchant Banking's equity contribution in March 2002. As a result of the sale, there is no longer continuity in the share ownership of Holdings pre- and post-acquisition. Accordingly, in June 2002, we restated our financial statements for all fiscal years from the recapitalization to December 31, 2001 on the basis that there has been a retroactive change in reporting entity as of May 22, 1997, the date of DLJ Merchant Banking's original acquisition, and given the transaction purchase accounting treatment from that date. As a result of the change, our gross profit for 2000 and 2001 decreased by $12.3 million and $12.5 million, respectively. Our EBITDA for those periods remains consistent with previously reported amounts. The selected financial information and consolidated financial statements contained in this filing reflect the restatement of our financial statements to apply purchase accounting from the acquisition date. See "Note 2 to Notes to Consolidated Financial Statements."

Results of Operations

        Our net sales represent: our per-book charges for each book manufactured; fees for pre-press, composition and creative work; set-up charges for each print run; the sale of paper for use in the production of instructional materials; and charges for fulfillment and distribution of books.

        Our cost of products and services consists primarily of the cost of paper, ink and bindery materials, depreciation, manufacturing overhead and labor costs. Paper costs are incurred both through our paper management programs, which include special arrangements on payment, inventorying and billing among our company, the paper company and the customer, as well as direct purchases of paper by us for specific customer orders. In both cases, paper costs generally flow through to the customer. Ink and bindery materials are direct material inputs to our manufacturing process in the production of a book. We depreciate our plant and equipment using straight-line or accelerated methods over their estimated useful lives. This depreciation is included as a direct cost of products and services. Manufacturing overhead includes a range of costs such as electrical power, maintenance costs, supervisory salaries, insurance and real estate taxes. Labor costs are divided into direct and indirect components. Direct labor includes all crews working on the production of books and other materials along with associated fringe-benefit costs. Indirect labor includes all supervisory compensation and benefit costs along with the cost of other employees not directly involved in the production process.

        Our operating expenses represent selling and administrative expenses, special consulting expenses and a restructuring charge incurred in 2001. Selling and administrative expenses consist primarily of the compensation of, and cost of benefits for, our administrative and sales personnel as well as amortization of goodwill and certain amounts allocated in respect of non-competition agreements made in connection with our acquisition of H&S Graphics, our digital pre-press and composition business. Additionally, our selling and administrative costs include corporate expenses such as legal, audit and other professional fees and telephone and travel costs, Our special consulting expenses relate to the costs incurred for fees paid under the financial services agreement with CSFB and consulting services used in assisting in the acquisition integration process. Restructuring charge includes the costs associated with the closure of our bindery in Owensville, Missouri and our St. Louis sheet-fed operations.

        Interest expense—subsidiary represents the consolidated interest expense on our and our subsidiaries' debt, which consists of our senior credit facility, the 2002 Senior Notes and our 10 3/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"). Interest expense—Subordinated Exchange Debentures relates to interest on the Subordinated Exchange Debentures, which Holdings issued in exchange for its then outstanding senior exchangeable preferred stock in 1998. The Subordinated Exchange Debentures bear interest at 13.5% per annum. At any time cash interest payments are prohibited, interest on the Subordinated Exchange Debentures accretes to principal. Holdings' obligation to make cash interest payments with respect to the Subordinated Exchange Debentures is subject to the terms of its and its subsidiaries' then-outstanding indebtedness and any other applicable contractual provisions limiting their ability to declare and pay cash interest. Our senior credit facility restricts such payments. Accordingly, Holdings does not currently make, and in the foreseeable future does not intend to make, cash interest payments on the Subordinated Exchange Debentures.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

        Net Sales.    Net sales increased $2.6 million, or 0.8%, to $305.3 million for the nine months ended September 30, 2003, from $302.7 million for the nine months ended September 30, 2002. The increase in net sales was driven primarily by significant growth in both the supplementary educational and the four-color non-educational markets. Net sales levels were supported further by improved sales to the four-color ELHI and college materials market. These increases were offset by reduced activity within the one- and two-color commercial markets as a result of on-going stagnant economic conditions.

        Cost of Products and Services.    Costs of products and services decreased $7.0 million from $257.2 million for the nine months ended September 30, 2002, to $250.2 million for the nine months ended September 30, 2003. As a percentage of net sales, costs of products and services decreased from 85.0% for the nine months ended September 30, 2002, to 81.9% for the nine months ended September 30, 2003. The decrease in costs of products and services as a percentage of net sales primarily represents the impact of a reduction in depreciation expense of approximately $5.8 million in 2003 over 2002. The reduction reflects the significant amount of assets within our Jefferson City facility that became fully depreciated in the third quarter of 2002.

        Gross Profit.    Gross profit increased $9.5 million, or 21.1%, from $45.6 million for the nine months ended September 30, 2002, to $55.1 million for the nine months ended September 30, 2003. As a percentage of net sales, gross margin was 18.1% for the nine-month period ended September 30, 2003 as compared to 15.0% for the corresponding period in 2002. The increase in gross margin is the result of the factors discussed above in net sales and costs of products and services.

        Operating Expenses.    Operating expenses decreased $4.8 million, or 21.5%, from $22.3 million for the nine months ended September 30, 2002, to $17.5 million for the nine months ended September 30, 2003. Prior year results included a one-time $1.8 million payment to Robert Uhlenhop, the former President and Chief Executive Officer of Von Hoffmann and Holdings, as part of an amendment to his employment agreement and special consulting expense of $1.0 million paid to Credit Suisse First Boston LLC (an affiliate of our principal stockholders), in connection with the formulation of financial strategies. In addition, we reduced other special consulting expenses and personnel costs by $1.0 million as a result of the integration of Von Hoffmann Press, Inc. and Von Hoffmann Graphics, Inc. The remaining change reflects the impact of several cost initiatives undertaken throughout the organization.

        Gain (Loss) on Disposal of Depreciable Assets.    During the nine months ended September 30, 2003, we reflected a loss on disposal on depreciable assets of $0.3 million as compared to a gain on disposal of $2.6 million during the nine months ended September 30, 2002. The 2002 gain reflected the disposition of the corporate aircraft, which resulted in a gain of $4.2 million, offset by losses incurred on the sale of certain non-performing manufacturing equipment.

        Gain on Debt Extinguishment.    On March 26, 2002, Von Hoffmann entered into a Senior Secured Credit Agreement, dated as of March 26, 2002, which provides for loans of up to $90.0 million. Concurrently, Von Hoffmann issued $215.0 million in aggregate principal amount of the 2002 Senior Notes. The proceeds from these transactions were used to pay off all outstanding balances under our prior credit agreement. As a result of these transactions, we incurred a loss from the write-off of deferred debt issuance costs of $3.1 million in the first quarter of 2002.

        The above loss was offset by a gain recorded on debt extinguishment when Holdings purchased approximately 28.3% of its outstanding Subordinated Exchange Debentures for approximately $9.5 million. The purchase price of these debt instruments was less than the carrying value, resulting in a gain on the transaction of $3.4 million. The combination of these transactions resulted in a $0.3 million gain on debt extinguishment.

        Interest Expense—Subsidiary.    Interest expense—Subsidiary, which reflects interest incurred by Von Hoffmann and its consolidated subsidiaries, increased $1.8 million, or 7.2%, from $24.7 million for the nine months ended September 30, 2002, to $26.5 million for the nine months ended September 30, 2003. The increase was primarily attributable to a higher average borrowing rate of 10.27% in the 2003 period as compared to an average borrowing rate of 8.87% in the 2002 period. The higher average borrowing rate reflected Von Hoffmann's issuance of the 2002 Senior Notes in March 2002. The proceeds of this debt were used to repay our prior credit facility which was advanced principally on a floating LIBOR rate basis.

        Interest Expense—Subordinated Exchange Debentures.    Interest expense—Subordinated Exchange Debentures relates to interest on the Subordinated Exchange Debentures, which bear interest at 13.5% per annum. Interest expense—Subordinated Exchange Debentures decreased $0.2 million, or 4.9%, from $4.3 million for the nine months ended September 30, 2002, to $4.1 million for the nine months ended September 30, 2003. The decrease resulted from Holdings' repurchase of approximately 28.3% of the Subordinated Exchange Debentures in the third quarter of 2002, which was partially offset by a period to period increase arising from the interest compounding effect on the accretion of the remaining outstanding Subordinated Exchange Debentures.

        Income Tax Provision.    During the nine-month period of 2003, the Company recorded a $4.9 million tax provision which represents an estimated effective tax rate for 2003 of 69.7%. The high effective rate is driven by the proportional impact of deductible interest expense associated with the Subordinated Exchange Debentures that is not deductible as compared to income before income taxes.

        For the nine months ended September 30, 2002, the Company recorded a $0.7 million provision despite a loss before income taxes. In the third quarter of 2002, the Company recognized approximately $1.3 million in additional tax provision as a result of the determination that certain interest expense associated with the Subordinated Exchange Debentures will not be deductible. Excluding the impact of this additional provision, the effective tax rate was 23.0%.

        Net Income (Loss).    Net income for the nine months ended September 30, 2003 was $2.1 million compared to a net loss of $3.3 million for the nine months ended September 30, 2002. The increase in net income was primarily attributable to improved operating results offset by higher interest costs and reduced levels of gain (loss) on disposal of depreciable assets.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Net sales.    Net sales decreased $27.7 million, or 6.8%, from $407.1 million in 2001 to $379.4 million in 2002. The decrease was primarily attributable to decreased volume in sales to the instructional materials market, particularly during the first quarter of 2002. The overall decrease in sales throughout the instructional materials industry was caused by a softening economy, reduced budgets at the state and local levels as well as a reduction in textbook adoption activity in the major adoption states in 2002. The decrease was partially offset by growth within the one and two-color commercial market as well as the introduction of four-color non-educational work in our largest facility, Jefferson City, during the fourth quarter.

        Cost of products and services.    Costs of products and services decreased $25.6 million, or 7.4%, from $346.9 million for 2001 to $321.3 million for 2002. As a percentage of net sales, costs of products and services decreased from 85.2% for 2001 to 84.7% for 2002. The decrease in costs of products and services as a percentage of net sales represents the impact of reduced depreciation expense, approximately $8.5 million, in 2002. A significant level of assets within the Jefferson City facility became fully depreciated. If depreciation was recorded at the same level as in 2001, costs of products and services in 2002 would be 87.0% of 2002 net sales reflecting the fixed nature of operations on lower net sales. While initiatives continually are taken to improve our cost position, the initiatives were not sufficient to fully offset the impact of lower sales volumes.

        Gross profit.    Gross profit decreased $2.1 million, or 3.4%, from $60.2 million in 2001 to $58.1 million in 2002. As a percentage of net sales, gross margins were 14.8% in 2001 as compared to 15.3% for the corresponding period in 2002. Assuming the same level of depreciation in 2002 as in 2001, gross profit as percentage of net sales was 13.0%. The change in gross margin is the result of the factors discussed above in net sales and costs of products and services.

        Operating expenses.    Operating expenses decreased $4.7 million, or 14.1%, from $33.3 million in 2001 to $28.6 million in 2002. The decrease was primarily attributable to the reduction of amortization expense by $9.1 million related to the adoption of SFAS No. 142, "Goodwill and Other Intangibles," under which goodwill related to business acquisitions is no longer amortized. In addition, we recognized approximately $1.5 million in restructuring charges in 2001 as discussed above. The overall decrease was offset by a $1.8 million payment made to Robert Uhlenhop, our former president and chief executive officer, as part of an amendment made to his employment agreement in June 2002. The overall decrease was also offset by special consulting expenses of $1.0 million paid to CSFB, an affiliate of DLJ Merchant Banking, our principal stockholder, in connection with the formulation of financial strategies, including in connection with securing our senior credit facility and the issuance of the Senior Notes. In addition, we incurred $0.7 million in severance related to management changes involving our chief executive officer and chief financial officer, as well as incremental professional fees and special consulting expenses associated with the issuance of the 2002 Senior Notes, our senior credit facility and the exchange offers involving the Senior Subordinated Notes, the 2002 Senior Notes and the Subordinated Exchange Debentures, as well as the integration of Von Hoffmann Press, Inc. and Von Hoffmann Graphics, Inc.

        Gain (loss) on disposal of depreciable assets.    During 2002, we reflected a gain on disposal of depreciable assets of $2.8 million as compared to a loss on disposal of $0.5 million during 2001. The 2002 gain reflected the disposition of our corporate jet, which resulted in a gain of approximately $4.2 million, but such gain was offset by losses on various sales of equipment.

        Gain on debt extinguishment, net.    On March 26, 2002, we entered into our senior credit facility, which provides for loans of up to $90.0 million. In addition, we issued $215.0 million of the 2002 Senior Notes, which bear interest at a rate of 10.25%. The proceeds from these transactions were used to pay off all outstanding balances under our prior credit facility. As a result of these transactions, we incurred a loss from the write-off of deferred debt issuance costs of $3.1 million. During the third quarter of 2002, Holdings, purchased approximately 28.3% of the outstanding Subordinated Exchange Debentures for approximately $9.5 million, using proceeds from DLJ Merchant Banking's $20.0 million investment in Holdings in March 2002. Holdings was able to purchase these debt instruments at a value less than their carrying value and consequently we recognized a gain of $3.4 million.

        Interest expense—subsidiary.    Interest expense—subsidiary, increased $1.5 million, or 4.4%, from $32.1 million in 2001 to $33.6 million in 2002. The increase was primarily attributable to a higher average borrowing rate of 9.53% in the 2002 period as compared to our average borrowing rate of 8.45% in the 2001 period. The higher average borrowing rate reflected our issuance in March 2002 of the 2002 Senior Notes, which bear interest at a fixed rate of 10.25%. The proceeds from this debt were used to repay our prior credit facility which was advanced principally on a floating LIBOR rate basis.

        Interest expense—Subordinated Exchange Debentures.    Interest expense—Subordinated Exchange Debentures decreased $0.5 million, or 7.6%, from $6.0 million for 2001 to $5.5 million in 2002. The decrease resulted from Holdings' repurchase of approximately 28.3% of its outstanding Subordinated Exchange Debentures, which was partially offset by a period to period increase arising from the interest compounding effect on the accretion of the subordinated exchange debenture. Such repurchase was financed with proceeds from DLJ Merchant Banking's $20.0 million investment in Holdings in March 2002.

        Income tax benefit.    During 2002, we recorded a $1.0 million tax benefit, representing a 15.8% effective tax rate, from a loss before income taxes. As part of this benefit, we recognized approximately $1.3 million in additional tax provision as a result of the determination that certain interest expense associated with the Subordinated Exchange Debentures will not be deductible. In 2001, we recorded a $1.3 million tax benefit, representing an 11.0% effective tax rate, from a loss before income taxes. The 2001 results were impacted by certain amortization of goodwill related to acquisitions which are non-deductible for tax purposes. With the adoption of SFAS No. 142, "Goodwill and Other Intangibles," in 2002, we no longer amortize goodwill for accounting purposes.

        Net loss.    Net loss for 2002 was $5.3 million in 2002 compared to net loss of $10.2 million in 2001. The reduction in net loss was primarily attributable to reduction in depreciation and amortization expense as discussed above within costs of products and services sold and operating expenses and the current year gain on disposal of depreciable assets.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales.    Net sales decreased by $36.3 million, or 8.2%, from $443.4 million in 2000 to $407.1 million in 2001. This decrease was attributable primarily to a decrease in sales to the instructional materials market due, in part, to a general decline in sales throughout the instructional materials manufacturing industry caused by a softening economy and smaller budgets at the state and local levels. Additionally, educational publishers were holding excess inventories at the end of 2000, which significantly impacted their order levels in 2001, particularly in the second half of the year as the economy continued to slow.

        As a result of the decrease in sales, we conducted a thorough review of our manufacturing capacity against our anticipated demand levels. This process resulted in the closure of our Mid-Missouri Graphics bindery operation in Owensville, Missouri in September 2001, which was consolidated into our Jefferson City, Missouri operations. Other selective cost reductions were implemented throughout the last half of 2001, including manning reductions, overhead eliminations and hiring freezes.

        Cost of products and services.    Cost of products and services decreased by $27.3 million, or 7.3%, from $374.2 million in 2000 to $346.9 million in 2001. The primary reason for the decrease in our cost of products and services was the impact of the decline in sales volume on our variable costs. Also, sale of scrap items, including waste paper and consumed aluminum printing plates, which are offset against cost of products and services, decreased by 50% in dollar value due to lower prices in these markets and lower volumes generated in our plants due to lower sales levels. As a percentage of net sales, cost of products and services increased from 84.4% during 2000 to 85.2% during 2001. This increase was a result of lower sales volumes and the semi-fixed nature of the labor component in our cost structure. While initiatives were taken to address our cost position in 2001, they were not sufficient to fully offset the impact of the lower sales volumes on our operations.

        Gross profit.    Gross profit for 2001 decreased by $9.1 million, or 13.1%, from $69.3 million in 2000 to $60.2 million for 2001. Gross profit, expressed as a percentage of net sales, was 15.6% for 2000, compared to 14.8% for 2001. This reduction in gross profit was attributable to higher headcount within our four-color textbook manufacturing operations in the first half of 2001 and lower scrap volume, price and lower activity levels in our operations in the second half of 2001.

        Operating expenses.    Operating expenses decreased by $2.4 million, or 6.8%, from $35.7 million for 2000 to $33.3 million in 2001. This decrease was primarily attributable to reductions in incentive compensation payouts in 2001 based on the deteriorated performance in comparison to 2000.

        Interest expense—subsidiary.    Interest expense—subsidiary, decreased $4.8 million, or 12.8%, from $36.9 million in 2000 to $32.1 million in 2001. This decrease was a result of lower interest rates reducing our borrowing costs on the variable interest component of our debt, along with lower average borrowings under the revolving component of our then existing senior credit facility. During 2001, the average annual interest rate, excluding amortization of debt issuance costs, was 8.45% for our senior and subordinated debt compared to a 9.39% rate for 2000. Our interest rate hedge of $63.0 million expired in December 2000 and has not been replaced, allowing us to benefit from the lower interest rates that prevailed in 2001.

        Interest expense—Subordinated Exchange Debentures.    Interest expense—Subordinated Exchange Debentures increased $0.7 million, or 13.0%, from $5.3 million in 2000 to $6.0 million in 2001. This increase resulted from the interest compounding effect on the accretion of this debenture.

        Income tax benefit.    Income tax benefit increased $0.6 million, from $0.7 million in 2000 to $1.3 million in 2001, due to a higher level of pre-tax losses in 2001, partially offset by the impact of non-deductible goodwill and taxable income allocations among the states in which we do business changing our effective tax rate.

        Net loss.    Net loss increased $2.1 million, or 26.3%, from $8.1 million in 2000 to $10.2 million in 2001. The increased net loss in 2001 primarily resulted from the impact of lower sales described above.

Liquidity and Capital Resources

Overview

        During the past three years, our principal sources of funds were cash generated from our operating activities and long-term borrowings. We used cash mainly for capital expenditures, working capital and debt service. In the future, we expect that we will use cash principally to fund working capital, our debt service and repayment obligations and capital expenditures.

Historical Cash Flows

        Cash Provided by Operating Activities.    Cash provided by operations for the nine months ended September 30, 2003 was $27.6 million compared to $24.1 million provided for the nine months ended September 30, 2002, an increase of $3.5 million. The increase in operating cash flow primarily relates to improved operating results, as well as higher working capital requirements for the nine months ended September 30, 2002 as compared to the current year.

        Cash provided by operations for 2002 was $26.7 million compared to $59.6 million for 2001, a decrease of 55.2%. At the end of 2001, we reduced net investment in working capital to low levels as a result of reduced activity levels. The 2002 reduced cash flow reflects additional cash requirements to increase net investment in working capital to produce at more typical levels in 2002.

        Cash provided by operations for 2001 was $59.6 million, compared to $39.9 million for 2000, an increase of 49.3%. The increased level of cash provided by operating activities primarily resulted from $24.0 million in reductions of accounts receivable and inventory. These reductions were attributable to aggressive efforts to reduce investments in working capital and a reduction in business levels in the second half of the year.

        Cash Used in Investing Activities.    Net cash used in investing activities for the nine months ended September 30, 2003 was $6.8 million compared to $5.3 million for the nine months ended September 30, 2002. We had purchases of property, plant and equipment of $7.0 million in 2003 compared to purchases of $10.2 million in 2002. In 2002, the higher capital expenditures were offset by proceeds from the sale of certain non-core assets, principally our corporate aircraft.

        Net cash used in investing activities for 2002 was $6.4 million, compared to $23.7 million for 2001. The reduction was primarily driven by reduced capital expenditures as we shifted our focus to achieving manufacturing efficiencies as opposed to capacity enhancement. In addition, our 2002 results included net proceeds from the aforementioned sale of certain non-core assets.

        Net cash used in investing activities for 2001 was $23.7 million, compared to $52.5 million for 2000, a decrease of 54.9%. The decrease in cash used in investing activities was primarily due to the Precision acquisition for approximately $25.3 million, which occurred in 2000.

        Cash Provided by (Used in) Financing Activities.    Net cash used in financing activities for the nine months ended September 30, 2003, was minimal compared to $30.0 million for the nine months ended September 30, 2002. Cash provided by operations funded all investing activities, therefore, eliminating the need to use our revolver as of September 30, 2003. During the nine months ended September 30, 2003, our financial activity was restricted to revolver borrowings for working capital requirements, all of which were repaid by the end of the period.

        During the nine months ended September 30, 2002, our financing activities related primarily to our 2002 refinancing. As part of that refinancing, on March 26, 2002, we entered into the senior credit facility, which incorporates a revolving loan commitment of $90.0 million. Concurrently, we also issued the 2002 Senior Notes in an aggregate principal amount of $215.0 million. The borrowings from the senior credit facility and the proceeds from the 2002 Senior Notes offering were used to pay off all outstanding balances under our prior senior credit facility and pay related fees. In addition, Holdings issued 20,000,000 shares of common stock to its majority stockholder for $20.0 million on March 26, 2002, and approximately $9.5 million of those proceeds was used to purchase approximately 28.3% of the Subordinated Exchange Debentures on the open market. During the nine months ended September 30, 2002, Holdings purchased approximately 8.2 million shares from ZS, and Robert Uhlenhop, our former chief executive officer, and other shareholders for $8.2 million.

        Net cash used in financing activities for 2002 was $34.2 million compared to $23.3 million in 2001. The cash used in financing activities during 2002 primarily resulted from certain debt and equity transactions (as discussed above) while cash used in financing activities in 2001 was restricted principally to revolver borrowings and senior debt amortization (as discussed below).

        Net cash used in financing activities was $23.3 million for 2001, compared to net cash provided by financing activities of $15.8 million for 2000. The difference is primarily due to the repayment of $14.0 million of debt under the prior senior credit facility in 2001, compared with drawing $23.5 million under our prior credit facility in 2000.

Capital Expenditure Requirements

        Capital expenditures for the nine months ended September 30, 2003, were $7.0 million compared to $10.2 million for the nine months ended September 30, 2002. These capital expenditures focused on manufacturing efficiencies in order to improve operating performance. Capital expenditures for 2002 were $12.7 million compared to $23.9 million for 2001. These capital expenditures focused on manufacturing efficiencies in order to improve operating performance. We expect our capital expenditures for 2003 to be approximately $10.0 to $12.0 million, based on a capital expenditure program directed at increasing productivity throughout the entirety of our operations, including our projected capital expenditure needs to fund the Lehigh Press businesses once the Transactions are completed. We believe that current capacity is adequate in the near term based on anticipated utilization rates. Accordingly, our focus is directed at capital expenditures that will improve our cost position.

Debt Service Requirements

        On October 7, 2003, we amended our senior credit facility to, among other things, permit the offering of the old securities and the Lehigh Press acquisition. Our amended senior credit facility provides for revolving loans of up to $90.0 million, which, at our option, may be increased to $110.0 million to provide for additional borrowings, subject to finding lenders willing to provide such increase. We have requested that the lenders under our senior credit facility agree to provide these increased commitments. The facility is secured by 100% of our capital stock, substantially all of our assets and the assets of our subsidiaries that guarantee our senior credit facility, including accounts receivable, inventory and property, plant and equipment. The facility is subject to a borrowing base availability and includes covenants restricting the incurrence of additional indebtedness, liens, certain payments and the sale of assets.

        We also have $275.0 million aggregate principal amount of 2002 Senior Notes (including the $60.0 million of securities offered on October 22, 2003 at 104.75% and $100.0 million aggregate principal amount of the Senior Subordinated Notes outstanding). As of September 30, 2003, we also had $41.3 million principal amount outstanding (on an accreted basis) of Subordinated Exchange Debentures. The Subordinated Exchange Debentures bear interest at 13.5% per annum, and while cash interest payments are prohibited, interest on the Subordinated Exchange Debentures accretes to principal. Holdings' obligation to make cash interest payments with respect to the Subordinated Exchange Debentures is subject to the terms of its and its subsidiaries' then-outstanding indebtedness and any other applicable contractual provisions limiting their ability to declare and pay cash interest. Our senior credit facility prohibits the payment of such cash interest.

        On October 22, 2003 the Company's principal stockholders, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, purchased 20 million shares of the Company's common stock for an aggregate purchase price of $20.0 million. The proceeds from this transaction will be used by the Company for general corporate purposes, which may include the repurchase of existing Subordinated Exchange Debentures.

        As of September 30, 2003, on a pro forma basis after giving effect to the Transactions, we would have had total indebtedness of $444.7 million and had $47.3 million of additional borrowings available under our senior credit facility, after excluding $2.3 million of letters of credit outstanding under that facility.

        Based on our current level of operations along with the addition of Lehigh Press we believe our cash flows from operations, available cash and available borrowings under the senior credit facility will be adequate to meet our liquidity needs for the foreseeable future, including scheduled interest payments on all series of our notes and interest payments on the borrowings under the senior credit facility. In the event we sell the Lehigh Direct business, our cash flow from operations will decrease, but we believe we will continue to be able to meet our liquidity needs for the foreseeable future, including scheduled interest payments on all series of our notes and interest payments on the borrowings under our senior credit facility. Our ability to make payments on and to refinance our indebtedness, including our senior credit facility, the 2002 Senior Notes and the Senior Subordinated Notes, and to fund our business initiatives, however, will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility or under any future financings on satisfactory terms in an amount sufficient to enable us to pay our indebtedness, including our senior credit facility, the securities, the 2002 Senior Notes and the Senior Subordinated Notes, or to fund our other liquidity needs.

        In the future, we may use proceeds from our indebtedness, excess cash, borrowings under our senior credit facility or proceeds from issuances of equity securities to repurchase some of our outstanding debt through open market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity, contractual restrictions and other factors. The amounts involved may be material.

Market and Credit Risk

        We are exposed to market risk from changes in interest rates. At December 31, 2002, we did not have outstanding borrowings under our senior credit facility at variable rates. As of September 30, 2003, we had no outstanding borrowings under the senior credit facility. Substantially all of our outstanding long term debt is at fixed interest rates. Therefore, our exposure to interest rate fluctuations is immaterial.

        Two customers and their affiliates accounted for approximately 27.9% of our 2002 net sales, and approximately 15.6% of December 31, 2002 accounts receivable, respectively. These two customers and their affiliates continue to account for a significant amount of our net sales and accounts receivables. The loss of either of these customers or a significant reduction in order volumes from them would have a material adverse effect on us. We manage credit risk by continually reviewing creditworthiness of our customer base as well as by thoroughly analyzing new accounts to effectively manage our exposure.

Inflation

        The impact of inflation on our operations has not been significant to date. We cannot predict what effect future inflation rates will have on our operating results.

Recent Accounting Pronouncements

        No recent accounting pronouncements have been issued that we believe will have a material impact to our operations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and judgments, including those related to the recovery of inventories, property, plant and equipment and goodwill. Management bases its estimates and judgments on historical experience, current and expected economic conditions and other factors believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results may differ from these estimates. The significant accounting policies which management believes are most critical to aid in fully understanding and evaluating our reported financial results include the following:

Business Combinations

        In June 2001, SFAS No. 141, "Business Combinations" was issued by the Financial Accounting Standards Board. With the acquisition of Lehigh Press, we will be applying the standard in the allocation of the purchase price. Under this rule, intangible assets (i.e., customer lists, non-compete agreements, etc.) will be recorded apart from goodwill valued at their estimated fair value. In addition, disclosures under the new rule will be expanding to include reasons for the acquisition and allocation by major asset and liability caption.

Inventories

        We value substantially all of our inventory at the lower of cost, as determined using the last-in, first-out (LIFO) method, or market. The remainder of inventory is valued at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. Inventories include material, labor and manufacturing overhead. We record a reserve for excess and obsolete inventory based primarily upon historical and forecasted demand. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Revenue Recognition

        The Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 101, we recognize revenue when the specific project is complete as determined by the contractual agreement and collectibility is reasonably assured.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. We capitalize all repair and maintenance costs which result in significant increases in the useful life of the underlying asset. All other repair and maintenance costs are expensed. Depreciation is computed using straight-line or accelerated methods over various lives, dependent on the asset. Management assesses long-lived assets for impairment under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Changes in market conditions or poor operating results could result in a decline in value thereby potentially requiring an impairment charge in the future.

Goodwill

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under this new rule, goodwill is no longer amortized, but is subject to annual reviews for impairment. Other intangible assets continue to be amortized over their useful lives. In addition to the annual impairment reviews, goodwill is reviewed for impairment whenever events and changes in market conditions or poor operating results indicate a decline in value thereby potentially requiring an impairment charge. If we determine the carrying value of goodwill may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of goodwill exceeds its fair value. Fair value is measured based on an earnings multiple method using current industry standards and current internal operating performance. We believe that the estimates used in determining fair values are reasonable, however, changes in these current factors used to determine fair values could materially effect the evaluations.

        In 2002, we performed a transitional test upon adoption as well as the annual test during the fourth quarter. We did not recognize any impairment of goodwill in connection with these tests. As a result of improved operating performance for the nine months ended September 30, 2003, management believes no impairment is present.

BUSINESS

The Company

        Founded in 1904, we believe that we are the leading manufacturer of four-color case-bound and soft-cover educational textbooks in the United States. Our products are sold principally to educational publishers who, in turn, sell them into the elementary and high school, or ELHI, and college instructional materials markets. In addition to textbook manufacturing, we provide our customers with a full range of value-added printing and design services from early design to final distribution. We believe we have an established reputation for superior quality, reliability and customer service, allowing us to build strong relationships with our customers, which include the major publishers of educational textbooks in the United States, including Houghton Mifflin Company, Pearson plc, The McGraw-Hill Companies and Harcourt, Inc. We estimate that our market share in our core business, the manufacture of four-color case-bound ELHI textbooks, was approximately 40% in 2002.

        Since 1998, we have diversified our product offerings and added new services through selected strategic acquisitions in order to enhance our position within the instructional materials market. In 1998, we added services such as design, art procurement, color separation and image setting, and expanded our product offerings with one- and two-color printing capabilities, workbooks and test kits. In 2000, we further diversified our product offerings with the addition of plastic inserts and overhead transparencies. We believe that these acquisitions, as well as the acquisition of Lehigh Press, position us to offer the broadest range of products and services available to the instructional materials market, including early design, manufacture and distribution. In addition to solidifying our position in the instructional materials market, our acquisitions have enabled us to expand our presence in the commercial book market.

        Over the past five years, we have invested approximately $90.0 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions), enhancing our competitive position and providing capacity for future growth. These investments include additional four-color web printing presses, additional one- and two-color presses, sheet-fed presses, new digital pre-press equipment and additional manufacturing space. We have also invested extensively in customized, high-efficiency book-binding production lines. As a result of our capital investments, we believe we have created an opportunity to gain greater market share as well as to improve our competitive position.

The Instructional Materials Industry

        We primarily serve the instructional materials market, from which we derived approximately 71% of our 2002 net sales. Within the overall instructional materials market, we focus principally on the ELHI and higher education areas, for which we manufacture textbooks, standardized test materials and other educational materials.

        ELHI Market.    The ELHI instructional materials market is driven by the textbook adoption cycle, student enrollment, an increased focus on accountability and testing standards and state and federal funding for education.

        The textbook adoption process is a key factor affecting annual fluctuations in ELHI textbook sales. This process drives new content, and thus new product, into the textbook market. The ELHI textbook market is divided between states where publishers can market their books directly to school districts, known as "open territory" states, and states where districts must first get state approval to purchase textbooks, known as "adoption" states. In open territory states, textbooks are purchased independently by local school districts or by individual schools themselves. These states do not issue statewide schedules for purchasing or lists of state-selected instructional materials. By contrast, in an adoption state, a committee screens textbooks for approval for purchase within the state. Once they are on an approved list, these textbooks can be purchased by the individual districts within the state. These initial purchases tend to take place over a one- to three-year timeframe with reprints extending over an additional four to five years.

        Adoptions can represent a significant revenue stream for publishers and can be particularly lucrative when large adoption states such as California, Texas or Florida adopt materials in key subject areas such as reading, mathematics or science. The 21 adoption states typically represent 50% of the K-12 publishers' annual textbook sales, with the balance coming from the open territories. While the two groups are roughly equal in the number of schools that each represents, adoption states drive product development, which drives sales in non-adoption states as well.

        According to U.S. Department of Education statistics, a record number of approximately 53 million students was expected to enter K-12 classrooms for the 2002-2003 school year. This number is expected to remain at historically high levels through 2007.

        Standards, accountability and testing have also impacted the ELHI market. The mounting importance of standardized test scores and, in many cases, performance-based pay for teachers, have given rise to strong sales of standardized tests in the past decade and publisher's acquisitions of testing companies. In January 2002, Congress re-authorized the Elementary and Secondary Education Act, which was initially enacted in 1965, to raise student achievement levels through a combination of higher standards, stronger accountability, improved teacher quality and increased resources. It also provided for a 20% increase in overall funding for federal elementary and secondary education programs.

        Funds allocated to instructional materials at the ELHI levels increased from 1999 to 2002 as a consequence of higher enrollments, more robust state tax revenues and increased state and local spending as a result of an increased emphasis on improving the quality of public education. The five largest textbook markets, ranked by total textbook spending—California, Texas, Florida, New York and Illinois, which account for approximately one third of all spending—saw a combined state funding increase of 13.8% from 1999 to 2002, reaching $1.1 billion for the 2001-2002 school year. Funds for the instructional materials in these five states within the ELHI market, however, are expected to decrease approximately 10.5% in the 2003 school year. This significant decrease is due to an estimated 25.8% reduction in spending in California in 2003. Spending in the four remaining states is expected to remain stable for the upcoming school year.

        Projected total spending on ELHI instructional materials is expected to increase at a compound annual growth rate of 3.5% from 2002 to 2007, reaching an estimated $4.7 billion in 2007. Increased state funding, anticipated adoptions and maintained high levels of enrollment growth are expected to generate revenue growth in the ELHI market in the forecasted period. While the funding allocated to the instructional materials market within the ELHI levels is anticipated to increase in the next five years, funding is dependent upon federal, state and local tax revenue and numerous states and localities are under budgetary constraints and are currently addressing deficit positions, which could result in short-term funding reductions for these materials and may delay future adoptions.

        College Market.    The college instructional materials market is driven primarily by student enrollment. College enrollment is projected to rise to 16.8 million by the year 2007, an increase of approximately 7.9% from 2002. Full time enrollments increased five years in a row from 1998 to 2002. This trend is expected to continue as the population of college age students continues to grow, laid-off workers go back to college, and nontraditional students return to college to expand their skill sets in a tighter job market.

        End-user spending on college instructional materials is projected to rise at a compound annual growth rate of 7.9% from 2002 to 2007, reaching an estimated $6.5 billion in 2007.

The Commercial Printing Market

        We compete in a $7.0 billion subset of the $100.0 billion commercial printing market, supplying a wide variety of end users with one-, two- and four-color case-bound and soft-cover printing with varied binding styles. The areas in which we compete include business-to-business catalogs, trade, healthcare manuals, computer hardware and software manuals and documentation and government (state and federal) manuals. This market does not experience the same seasonality as the instructional materials market, with increased volume usually occurring in the second half of the year.

        We are also competing in a $30.0 billion direct market sector within the overall commercial printing market, supplying highly personalized and sophisticated inline finished products for a wide variety of direct marketing applications.

Operating Divisions

        We provide our products and services to the instructional materials and commercial printing markets through five operating divisions as follows:

Operating Division	Product and Service Offerings
Von Hoffmann, or VH	•	Four-color hard- and soft-cover educational textbooks
	•	One- and two-color educational textbooks
	•	Standardized, secure educational testing materials
	•	Commercial one-, two- and four-color books
	•	Fulfillment
Precision	•	Plastic printing: overhead transparency products and plastic inserts for scholastic textbooks
H&S Graphics	•	Digital pre-press
	•	Composition
Preface	•	Design and creative services
	•	Editorial development
	•	Composition
Lehigh Press	•	Textbook covers, ancillary products, and digital text page production and pre-press for the book publishing industry
	•	Specialized promotional web printing focused on direct marketing sector

        VH.    VH is our largest operating division and includes the businesses of Von Hoffmann Press, Inc. and Von Hoffmann Graphics, Inc. (which was comprised of the businesses of Custom Printing Company, Inc. and Bawden Printing), which were merged together in February 2002. VH produces one-, two- and four-color textbooks and testing materials for the instructional materials market and one-, two- and four-color books for the commercial printing market. Its educational customers include virtually all of the major domestic publishers of ELHI and college textbooks, including the educational publishing divisions of Houghton Mifflin, Pearson, McGraw-Hill and Harcourt. Its commercial customers include the U.S. Government Printing Office, General Motors Corporation, Modus Media, Adobe Systems, Inc. and Bowne Business Communication.

        VH's Jefferson City, Missouri facility focuses almost exclusively on the manufacture of four-color products including textbooks for the ELHI and college markets and commercial products. We employ specially modified machinery to meet the demanding service, quality and delivery requirements of these markets and believe that we are better able than our competitors to accommodate the relatively short lead-times and highly variable run lengths that typify the four-color product industries. These factors distinguish us from other book manufacturers who focus on multiple products and for whom four-color products represent only a small portion of overall product mix. VH also operates our Owensville,

Missouri and Eldridge, Iowa facilities, which focus on the one- and two-color book manufacturing market. These facilities also feature binding operations, including adhesive and saddle-stitch styles, and provide fulfillment and distribution services. In addition, VH operates our Frederick, Maryland facility, which is strategically located near our customer base in the Northeast, and which produces products for the specialty trade and ancillary education workbook market.

        Over the past five years, we have invested in state-of-the-art, integrated digital pre-press equipment that streamlines and enhances the traditional pre-press process, which historically involved a publisher sending artwork out for color separation and the production of film, which is then sent to a printer to create printing plates. Through the purchase of this equipment and the acquisitions of H&S Graphics and Preface, we now have the ability to perform all the necessary pre-press work from digital media provided by our customers. This system gives us the capability to make plates in a computer-to-plate environment, saving time and reducing the opportunities for error. This is particularly significant in the textbook adoption process, which entails repeated changes to a book and multiple short-run print jobs.

        Precision.    Founded in 1951, Precision is a sheet-fed print and bindery operation that sells primarily to the educational textbook market. Precision was acquired in March 2000 in order to provide our customers with a more complete and balanced product offering. Precision derives approximately 80% of its revenues from plastic printing, which consists of overhead transparency products and plastic inserts for educational textbooks, with the remaining 20% of revenues derived from paper printing. Precision's customer base includes the same major educational publishing houses with whom we have long-standing relationships, including McGraw-Hill, Houghton Mifflin, Pearson and Harcourt. On December 11, 2003, we announced the closure of the manufacturing facilities of Precision by the end of the first quarter of 2004 in an effort to reduce costs and consolidate our services offered to customers who print products on plastics and other synthetic substrates. The operations of Precision's two facilities will be integrated into the Pennsauken, NJ-based Lehigh Lithographers division of Lehigh Press.

        H&S Graphics and Preface.    In June 1998, we acquired H&S Graphics and Preface, which added to our ability to serve publishers in the design, creative editorial development, digital pre-press and composition areas of book production. Offering these services, which represent the early production processes in the manufacturing of a book, position us to manage production more efficiently and more fully serve the needs of the educational publisher. On January 1, 2004, Preface merged with H&S Graphics as the surviving corporation. See "Summary—Recent Developments—Merger of Preface, Inc. and H&S Graphics, Inc."

        Lehigh Press.    Founded in 1924, Lehigh Press is a provider of highly specialized web and sheet-fed component printing services with market and technology leadership in two attractive print sectors. Lehigh Press is being acquired to increase our product offerings to our customer base and to provide increased capabilities, including design, prepress, manufacturing, fulfillment and distribution. Lehigh Press operates through two operating divisions: Lehigh Lithographers and Lehigh Direct.

        Lehigh Lithographers is a market leader in cover component manufacturing for the ELHI and college market sectors of the book publishing industry. In 2002, sales of textbook covers and digital production and pre-press services to these market sectors represented 89% of Lehigh Lithographers total sales. Lehigh Lithographers also prints specialty commercial products, such as posters, folders, catalogs and brochures. Lehigh Lithographers' customer base includes the same major educational publishing houses with whom we have long-standing relationships, including McGraw-Hill, Houghton Mifflin, Pearson and Harcourt.

        Educational book publishers customarily outsource the printing and manufacturing of their textbooks. A crucial factor of that outsourcing is the various components required to produce a finished product. Lehigh Lithographers specializes in providing educational textbook components, principally highly differentiated book covers and digital production and pre-press services, to these publishers. The cover provides the critical first impression of the textbook to administrators, teachers and students and is one of the most specialized and complex components to produce in a school program. Typically, the cover represents between 10% and 15% of the print and manufacturing cost of the book to the publisher.

        Lehigh Lithographers relies on its nearly five decades of market leadership and ten sheet-fed presses, which are primarily six color. Lehigh Lithographers is an innovator when it comes to providing high quality products and services that enhance the finished nature and quality of book components. For example, Lehigh Lithographers offers many distinctive products and services including trademarked decorative techniques: Decogram® and LeHiFi®. Decogram® involves combining foil stamping and custom die manufacturing with printed graphics to reflect light and create the impression of movement and dimension. It can be tailored to produce any effect, from subtle to emphatic. LeHiFi® is a special six-color integrated printing process that creates amazingly life-like colors. Additional high value finishing processes include aqueous coating, overall and spot UV coatings, film lamination, embossing, foil and hologram image stamping as well as post embossing.

        Lehigh Lithographers is the leading provider of educational case-bound book covers in the United States with a share of greater than 50%, which is broadly recognized as the highest margin component sector in the book manufacturing industry. Additionally, Lehigh Lithographers was the sole provider of cover components for eight of the top ten best selling K-8 textbook series in 2002, and shared the providing of cover components for the remaining series. As these books will reprint for a period of two to five years, we believe that a corresponding stable stream of revenue for Lehigh Lithographers will continue during that time.

        Lehigh Direct provides a range of unique, innovative printing products and services to the direct marketing sector. Lehigh Direct has over 30 years of experience in the processing of direct marketing materials. Lehigh Direct incorporates eight web presses ranging from four- to eight-color presses and from 26 inches to 50 inches in width. Lehigh Direct can accommodate large marketing projects with digital pre-press, personalization, dimensional printing, inline finishing, data processing and mailing services. Lehigh Direct's inline capabilities include die-cutting, hot-melt glue, plow folding, rotary cutting, rub-offs, scoring, numbering and micro-encapsulation. Lehigh Direct's customer base includes The American Automobile Association, Inc. (AAA), Columbia House Holdings, Inc., GEICO Corporation, Publishers Clearing House, Inc. and Walgreen Co. In November 2003, our Board of Directors authorized the exploration of a potential sale of Lehigh Direct. We determined to consider a sale of the Lehigh Direct business because it does not serve our core instructional materials market. To assist us in the sale of the Lehigh Direct Division, we engaged Credit Suisse First Boston in late November 2003. As a result of these actions, we meet the criteria with the Lehigh Direct Division of Lehigh Press as to the classification as an asset held for sale under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Sales and Marketing

        Instructional Materials Market.    Our educational textbook sales team, consisting of approximately 20 employees, works to develop, support, and enhance our relationships with publishers in both the college and ELHI markets, as well as with smaller independent publishers. The cost of printing a textbook typically represents a small percentage of a publisher's total cost for a textbook, but the failure to meet a production deadline could result in a significant loss to the publisher. As a result, competition in the textbook manufacturing industry is equally service- and quality-driven. Accordingly, a significant element of our marketing efforts consists of maintaining close relationships with our customers to ensure proper production and scheduling and timely delivery. Our senior management team and sales support staff maintain close contact with key customers in order to identify relevant issues affecting these customers as well as to identify competitive advantages. In addition, the sales force and planners are in daily contact with the manufacturing personnel of our customers with pending indications or firm orders in order to deal with changes or production issues that arise throughout the process.

        We have concentrated on maintaining long-standing relationships with the major educational publishers. These publishers have consolidated significantly over the past several years, reducing the major educational publishers to four. These publishers accounted for approximately 42% of our net sales during 2002.

        Commercial Printing Market.    Our sales and marketing organization has developed and is pursuing a focused sales strategy across the identified commercial market segments. With 25 dedicated sales people, we address this market on a national level. Customer needs are matched to one of our eight manufacturing facilities and our array of production capabilities.

Operations and Production

        As a contract print manufacturer, we principally manufacture products pursuant to firm customer orders. Our key manufacturing and distribution functions include:

  •
  creating page designs and digital files;

  •
  producing printing plates from film or directly from digital files provided by customers or created from our extensive library;

  •
  purchasing paper and other components supplied by other manufacturers;

  •
  printing and binding;

  •
  packaging, storing and shipping finished products;

  •
  archiving, preserving and reformatting film and digital files for reprints; and

  •
  fulfillment of customer orders, inserting CDs and packaging.

        Our typical production run size ranges from less than 5,000 units to over 100,000 units, with the capability to produce profitable runs under 5,000 units. We can cost-effectively produce these short runs due to our unique ability to shift work rapidly among printing presses. Customers generally seek to lower costs by maintaining low inventory levels and ordering small quantities for just-in-time delivery. Our management believes that our ability to produce short runs effectively is a significant competitive advantage.

        We have configured our physical plant and trained our workforce to print both short-run and long-run quantities. The length of a run of a given title is highly variable over its life span. We believe our "make ready" time per changeover is significantly less than that of our major competitors. This capability lowers unit costs, making it economically feasible to print fewer copies. This is important as it allows our customers to minimize their inventory levels while maintaining the ability to adjust subsequent production orders in response to unforeseen sales patterns and unexpected stock shortages. As the trend towards more customized products becomes more apparent, we believe we are well-positioned to produce shorter runs efficiently and thereby accommodate our customers' needs.

        Pricing and Scheduling.    In order to meet the demands of the highly competitive, time-sensitive printing markets, we manage estimating and pricing centrally from our St. Louis headquarters. We have implemented a master scheduling program for the print and bind business that will optimize plant utilization on a company-wide basis. Work may move from plant to plant based on specific capabilities or capacity demands. We have dedicated customer service representatives at each facility in an effort to meet the needs of our customers.

        Pre-Press.    We have invested in state-of-the-art, integrated digital pre-press equipment that streamlines and enhances the traditional pre-press process. Rather than outsourcing this service, all of our printing facilities have the ability to perform the complete digital pre-press workflow directly from digital media provided by our customers. This system gives us the capability to make plates using the single-burn process, saving time and expense, while reducing the chance of error. This is particularly significant in products which entail repeated changes and multiple short-run print jobs. We provide direct-to-plate capabilities, which eliminate the film-output step of the pre-press process. We now have complete redundancy in the digital pre-press process throughout our plants, which gives us increased flexibility in the manufacturing process.

        Printing and Binding.    We have a variety of web printing presses configured to maximize our manufacturing flexibility. Although a certain number of our presses are dedicated to 9", 10" or 11" products, these presses are highly specialized and have been modified to have the flexibility to print any of these sizes on the next-larger press size. Specifically, we have developed equipment adaptations and proprietary production methods for our printing and binding operations that significantly reduce the make-ready time per changeover of plates as compared to that of our competitors. In addition, our state-of-the-art modified web presses are capable of running at speeds of up to 50,000 impressions per hour.

        Over the past five years, we have invested approximately $90.0 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions), enhancing our competitive position and significantly expanding our production capacity for future growth. Our investments have been made in additional one through four-color web printing presses, additional sheet-fed presses, new digital pre-press equipment and additional manufacturing space. We have also invested extensively in customized, highly efficient bookbinding production lines.

        We currently maintain multiple binding lines in each of the manufacturing plants, providing several different binding methods to accommodate various customer preferences. We offer virtually all the binding options used in the industry, including McCain, Smyth Case, Spiral Wire Hardbound, Spiral Wire, Adhesive Case, Side Wire, Saddle Stitch, Adhesive Paper, Plastic Comb, Wire-O-Hardback, Wire-O, Spiral Plastic and the proprietary "Von-Bind" Case.

        Approximately 50% of ELHI textbooks are shipped to states that require publishers to keep a particular title in print and supply orders for reprints for periods generally ranging from five to eight years. Other ELHI and college textbooks are kept in print for approximately four to six years. The reprint business is also necessitated by partial corrections or copyright edition changes that must be made in order to incorporate new information or to comply with editorial changes demanded by school committees in various states. In 2002, approximately 80% of our four-color ELHI net sales were generated from reprints, and we retained over 98% of our ELHI reprint business while losing less than 2% to competitors.

        When a textbook is first published, digital files or a set of film are created for producing reprints. It is both time-consuming and costly to move film or digital files from one printer to another with different presses, as the film or digital files would likely require reformatting. Therefore, publishers have a disincentive to switch manufacturers for the reprints of a title, which creates a backlog of future business for the original manufacturer.

        Facilities.    Our facilities consist of our corporate headquarters located in St. Louis, Missouri and eleven separate production facilities located in Jefferson City and Owensville, Missouri; Eldridge, Iowa; Frederick, Maryland; Schaumberg, Rolling Meadows, Broadview and Elk Grove Village, Illinois; Pennsauken, New Jersey and Leesport and Dauberville, Pennsylvania. The Jefferson City facility is our principal production facility for our four-color web presses and binding capabilities. Certain information regarding our facilities is set forth in the table below.

Facility Location	Principal Purpose	Square Footage	Status
St. Louis, Missouri	Corporate headquarters	170,000	Owned
Jefferson City, Missouri	Four-color book manufacturing	636,000	Owned
Owensville, Missouri	One- and two-color book manufacturing, distribution and fulfillment	450,000	Owned
Eldridge, Iowa	One- and two-color book manufacturing	325,000	Owned
Frederick, Maryland	One- and two-color book manufacturing	200,000	Owned
Schaumberg, Illinois	Book design	9,100	Leased
Rolling Meadows, Illinois	Digital pre-press and book design	23,000	Owned
Leesport, Pennsylvania	Printing inserts and overheads	29,000	Owned
Dauberville, Pennsylvania	Precision bindery and manufacturing	24,000	Owned
Broadview, Illinois	Digital direct marketing pre-press and production	212,000	Owned
Pennsauken, New Jersey	Digital pre-press and book cover production	113,400	Owned
Elk Grove Village, Illinois	Digital text page pre-press and production	16,600	Owned

Raw Materials

        Paper costs represent approximately 37% of our net sales and over 81% of raw material costs in the manufacturing process. Paper costs generally flow through to the customer as we generally order paper for specific orders and do not take significant commodity risk on paper.

        We have implemented a paper management program with several customers, which is designed to allow us to: (i) standardize the type of paper we use on presses and greatly reduces production and start-up costs; and (ii) avoid the cost of additional storage space and production inefficiencies required by separating each publisher's consigned paper. In 2002, approximately 55% of our paper usage was procured through this program.

        We operate our paper programs with three major paper suppliers, the largest and most significant of which is The Mead Corporation, now known as MeadWestvaco Corporation, which provides approximately 90% of the paper for this program. The benefits to us, our customers and paper producers have allowed our paper management program to grow consistently.

Employees

        As of December 31, 2002, we had 1,883 employees, and after the consummation of the Transactions, we have approximately 2,375 employees. Approximately 315 of our current employees are represented by affiliates of the Graphic Communications International Union, or the "GCIU," under collective bargaining agreements that expire between August and November 2005. As a result of the consummation of the Lehigh Press acquisition, 166 and two of our employees are represented by affiliates of the GCIU and the International Brotherhood of Teamsters, respectively, under collective bargaining agreements that expire between April 2004 and March 2008. We believe that relations with our employees are generally good.

Competition

        The educational textbook market is highly competitive. The factors by which textbook manufacturers are chosen include the ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. The commercial book manufacturing market is also very competitive. Competitive advantages include pricing, quality, service and rapid turnaround as well as other non-print, value-added services including fulfillment and distribution. We compete in the educational textbook market by leveraging our reputation for quality and full-service and by providing competitive pricing and rapid turnaround. By directing a highly-focused sales effort, opportunities for us are often identified in niches where value-added services are required and commodity-like price competition is less prevalent. Our major competitors in the one- and two-color educational and commercial book manufacturing markets are the Banta Corporation and The Hess Companies. Our major competitors in the four-color educational textbook manufacturing market are R.R. Donnelley & Sons Company and Quebecor World Inc. We also compete with Coral Graphics Services, Inc. and Phoenix Color Corporation, through Lehigh Lithographers, and with Vertis Inc. through Lehigh Direct. Lehigh Direct's other primary competitors are Banta Corporation, R.R. Donnelley and Quebecor.

        We believe that there are significant barriers to entry in the instructional materials market due to the significant initial investment in people, equipment and facilities that is required to compete. In addition, we believe it would take several years for a new entrant to develop the reputation for quality, service and delivery necessary to develop the significant base of titles needed to establish the recurring reprint volume required to achieve sufficient capacity utilization.

        Our competition in the commercial printing market is comprised of a more extensive array of smaller and more diversified printing companies that range in size and scope. The costs of entry are not as significant as the instructional materials market for people, equipment and facilities. However, no single competitor encompasses a market position that would prevent our growth in this market sector.

Legal and Environmental Matters

        We do not believe that there are any pending legal proceedings which, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

        We are subject to regulations under various and changing federal, state and local laws relating to the environment and to employee safety and health. These environmental regulations include those relating to the generation, storage, transportation, disposal, release and emission into the environment of various substances. Permits are required for operation of our business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. We are also subject to regulation under various and changing federal, state and local laws that allow regulatory authorities to compel (or to seek reimbursement for) the clean-up of environmental contamination at our own sites and at facilities where our waste products are or have been disposed.

        We have internal controls dedicated to compliance with all applicable environmental laws. Management believes that our capital expenditures to comply with federal, state and local provisions for environmental controls, as well as expenditures for our share of costs for environmental clean-up, if any, will not be material and will not have a material effect upon our earnings or our competitive position.

MANAGEMENT

Directors and Executive Officers

        The names of our directors and executive officers and their respective ages and positions are as follows:

  Von Hoffmann Corporation*

Name	Age	Position
Robert S. Christie(1)	49	Chairman of the Board and Director
Robert S. Mathews(1)†	51	Chief Executive Officer, President, Chief Operating Officer and Director
Gary C. Wetzel	38	Senior Vice President, Chief Financial Officer and Treasurer
John R. DePaul(2)	46	Senior Vice President—Education Sales & President, Lehigh Lithographers Division
Jack R. Field	45	Senior Vice President—Commercial Sales
Craig A. Nelson	56	Senior Vice President of Human Resources
Andrew D. Ortstadt	44	Chief Information Officer
David F. Burgstahler	35	Director
James A. Quella(1)	53	Director
Harold E. Layman	56	Director

*
Robert A. Uhlenhop serves as a director of Holdings; otherwise, the directors of Holdings are identical to those of our company. Additionally, Messrs. Christie and Wetzel hold identical offices in both companies.

†
Chairman, Chief Executive Officer, President and Director of H&S Graphics, Preface, and Precision.

(1)
Member of our Operations Review Committee.

(2)
Mr. DePaul's employment was effective October 22, 2003 upon the closing of the Lehigh Press acquisition.

        Robert S. Christie was appointed as a director of our company and Holdings in February 2002 and was appointed as the Chairman of the Board of Holdings and our company in January 2003. He was the President and Chief Executive Officer for Thomson Learning Corporation from 1998 to 2001, and from 1996 to 1998, he was President and Chief Executive Officer of Thomson Learnings' subsidiary Thomson & Thomson.

        Robert S. Mathews was appointed as our Chief Operating Officer in January 2002 and as our President, Chief Executive Officer and director in February 2002. Mr. Mathews also was appointed as Chief Executive Officer, President and a director of Holdings in February 2002. From 2000 to 2002, Mr. Mathews was President of our Von Hoffmann Graphics operating division, which was merged into our company in February 2002. From 1997 to 2000, he served as Senior Vice President of Quebecor World, which is a competitor of ours in the book manufacturing industry, and from 1996 to 1997, Mr. Mathews was Executive Vice President of Graphic Industries Inc. From 1994 to 1996, he was President of R.R. Donnelley, which is a competitor of ours in the book manufacturing industry.

        Gary C. Wetzel was appointed as Senior Vice President, Chief Financial Officer and Treasurer in October 2002. From 1998 to 2002, he served as Group Vice President—Finance and Administration for Quebecor World Printing, which is a competitor of ours in the book manufacturing industry.

        John R. DePaul was appointed as Senior Vice President—Education Sales & President, Lehigh Lithographers Division in October 2003. Mr. DePaul has served as President of Lehigh Lithographers since 1993. From 1992 to 1993, he served as Vice President and General Manager of Lehigh Lithographers, and from 1987 to 1992, he served as Lehigh Lithographers' New York Regional Sales Manager. Mr. DePaul has been with Lehigh Press since 1977.

        Jack R. Field was appointed as Senior Vice President—Commercial Sales in September 2003. From January 2002 to September 2003, he was our Senior Vice President of Sales and Marketing. From 2000 to 2002, he was Senior Vice President of Sales for our Von Hoffmann Graphics division, which was merged into our company in February 2002. From 1998 to 2000, he was Vice President of Sales for Graphic Communications, Inc., which is a company that provides printing and binding services, and from 1980 to 1998 he was a Senior Account Executive for R.R. Donnelley.

        Craig A. Nelson has been our Senior Vice President of Human Resources since 1990 and joined us in 1973.

        Andrew D. Ortstadt was appointed as Chief Information Officer in April 2002. From 1998 to 2002, he served as Vice President—Demand Management Systems for Moore Corporation, Ltd., known as Moore Business Forms.

        David F. Burgstahler has been a director of our company since 2000 and Holdings since 1998. He is a Director of CSFB and Principal of DLJ Merchant Banking. Mr. Burgstahler joined CSFB in 2000 when it merged with Donaldson, Lufkin & Jenrette, or DLJ, where he was a Vice President of DLJ Merchant Banking from 1999 to 2001 and an associate from 1997 to 1999. Mr. Burgstahler received a B.S. in Aerospace Engineering from the University of Kansas in 1991 and in 1995 received a M.B.A. from Harvard Business School. Mr. Burgstahler also serves as a director of Haights Cross Communications, Inc., WRC Media Inc., Focus Technologies Inc. and Jostens Inc. He also serves on the Board of the Diller-Quaile School of Music in New York City.

        James A. Quella has been a director of our company and Holdings since 2000. He holds the position of Managing Director of DLJ Merchant Banking. Mr. Quella joined CSFB in 2000 when it merged with DLJ, where he was a Managing Director and Senior Operating Partner in DLJ Merchant Banking. Mr. Quella was a Managing Director for GH Venture Partners LLC from January 2000 to July 2000. From 1997 to 2000, Mr. Quella served as Vice Chairman of Mercer Management Consulting, Inc. He was a senior consultant with Mercer from 1990 to 1997. Mr. Quella currently serves as a director of Advanstar Communications Inc., DeCrane Aircraft Holdings, Inc. and Merrill Corporation.

        Harold E. Layman was appointed as a director of Holdings and our company in December 2002. Mr. Layman was the President, Chief Executive Officer and Chief Operating Officer of Blount International, Inc., a diversified industrial company with revenues of $800 million, from 2000 to 2002. Mr. Layman has served as a director of Blount International Inc. since 2000. From 1993 to 1999, Mr. Layman served as Chief Financial Officer of Blount International Inc. Mr. Layman also serves as a director of Infinity Property and Casualty, GrafTech International Ltd, and Grant Prideco, Inc.

        Each director serves for a term of one year.

Compensation of Executive Officers

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as Chief Executive Officer of our company or

Holdings in 2003 and the four other most highly compensated executive officers serving as executive officers at December 31, 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position*	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation(1) ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(5)
Robert Uhlenhop, Former Chairman of the Board President and Chief Executive Officer(2)	2003 2002 2001	240,193 250,000 250,000	— 2,153,284 322,335	— — —	— — —	— — —	— — —	1,035 66,731 45,078
Robert Mathews President, Chief Executive Officer, Chief Operating Officer(3)	2003 2002 2001	300,000 231,731 200,000	135,000 175,000 70,635	3,485 59,567 —	— — —	477,080 — —	— — —	15,242 19,717 4,575
Peter Mitchell, Former Vice-Chairman of the Board, Executive Vice President, Chief Financial Officer and Treasurer(4)	2003 2002 2001	187,500 225,000 208,400	— 187,500 75,000	— — — —	— — — —	— — — —	— — — —	— 35,787 18,540 18,500
Gary Wetzel Senior Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	255,000 42,708 —	125,000 12,500 —	207,561 25,000 —	— — —	300,000 — —	— — —	15,057 — —
John DePaul Senior Vice President—Education Sales and President, Lehigh Lithographics Division	2003 2002 2001	51,677 — —	8,173 — —	— — —	— — —	— — —	— — —	— — —
Andrew Ortstadt Chief Information Officer	2003 2002 2001	180,000 121,307 —	15,000 5,000 —	— 43,719 —	— — —	75,000 — —	— — —	13,326 395 —

*
Reflects principal position at December 31, 2002

(1)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported. Amounts for Mr. Mathews represents country club dues. Amounts for Mr. Wetzel and Mr. Orstadt represent reimbursement of relocation costs.

(2)
Mr. Uhlenhop served as our Chairman of the Board, President and Chief Executive Officer from 1995 to February 2002. Mr. Uhlenhop served as Chairman of the Board of Holdings from February 2002 to November 2002.

(3)
Mr. Mathews served as President of our Von Hoffmann Graphics operating division, which was merged into our company in February 2002, from 2000 to 2001. Mr. Mathews was appointed as our Chief Operating Officer in January 2002 and as President, Chief Executive Officer and a director of our company and Holdings in February 2002.

(4)
Mr. Mitchell served as our Chief Financial Officer and Treasurer from 1997 through October 2002. Mr. Mitchell had also served as our Vice Chairman of the Board since 2001 and had served as an Executive Vice President of our company and Holdings since 2000.

(5)
Includes in 2003 for Mr. Uhlenhop, $1,035 in premiums on disability and life insurance policies; for Mr. Mathews, $14,000 in matching and profit sharing contributions to our profit sharing plan and $1,242 in premiums on life insurance policy; for Mr. Wetzel, $14,000 in matching and profit sharing contributions to our profit sharing plan and $1,057 in premiums on life insurance policies; for Mr. Ortstadt, $12,600 in matching and profit sharing contributions to our profit sharing plan and $726 in premiums on life insurance policies.

Option/SAR Grants in the Last Fiscal Year

        In August 2002, Holdings offered a voluntary option cancellation and replacement program to certain employees. Under this program, the employees were given the opportunity, if they chose, to cancel certain outstanding stock options previously granted to them with an exercise price greater than $1.00 per share for a number of replacement options, approximately their December 31, 2002 vested position, to be granted at a future date, six months and five days from the cancellation date. Under the exchange program, options for 850,000 shares of our common stock were tendered and canceled, of which 616,695 were eligible for replacement option grants. The exercise price of each replacement option will be the fair value of our common stock on the date of grant. The replacement options will have terms and conditions that are substantially the same as those canceled options.

        In February 2003, the stockholders and board of directors approved the Von Hoffmann Holdings Inc. 2003 Stock Option Plan. The plan allowed a total of 2,773,400 options to be granted at the current market value. In May 2003, Holdings granted a total of 1,816,925 stock options under the 2003 Stock Option Plan. From this amount, 466,925 stock represented options previously cancelled options under the 1997 Stock Option Plan.

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise of Base Price ($/sh)	Expiration Date
					5%	10%
Robert Uhlenhop	—	0.0%	$—	—	—	—
Robert Mathews	477,080	26.3%	$1.00	4/16/13	$300,033	$760,343
Peter Mitchell	—	0.0%	$—	—	—	—
Gary Wetzel	300,000	16.5%	$1.00	4/16/13	$188,668	$478,123
John DePaul	—	0.0%	—	—	—	—
Andrew Ortstadt	75,000	4.1%	$1.00	4/16/13	$47,167	$119,531

        Following the closing of the Lehigh Press acquisition, Holdings will grant John R. DePaul an option to purchase 150,000 shares of Holdings common stock.

Aggregated Option/SAR Exercises During Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table sets forth certain information with respect to the exercise of options to purchase our common stock during 2003, and the unexercised options held and the value thereof at that date, for each of the named executive officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Option At Fiscal Year End
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Uhlenhop	—	—	1,601,600	—	—	—
Robert Mathews	—	—	40,000	437,080	—	—
Peter Mitchell	—	—	100,000	—	—	—
Gary Wetzel	—	—	—	300,000	—	—
John DePaul	—	—	—	—	—	—
Andrew Ortstadt	—	—	—	75,000	—	—

        All underlying unexercised options shown in the table have an exercise price of $1.00 per share, which represents current market value.

Long Term Incentive Plan

        We have no long term incentive plan in place.

Employment Agreements

  Mathews Employment Agreement

        We entered into an employment agreement with Mr. Mathews effective as of January 1, 2002. Pursuant to that agreement, Mr. Mathews will serve in an executive position for us until December 31, 2004. Currently, Mr. Mathews serves as President and Chief Executive Officer of both our company and Holdings. In exchange for his services, Mr. Mathews is compensated with a base salary of $225,000, an annual non-discretionary bonus in the amount of $75,000 and an additional annual bonus in an amount equal to 1.4% of EBITDA in excess of certain EBITDA targets for each calendar year. This additional bonus may not exceed $210,000 for any calendar year. In the event that Mr. Mathews is terminated for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. Mathews is terminated without cause, he is entitled to receive an amount in cash equal to $337,500, but will not be entitled to any other compensation. The employment agreement also includes a non-competition provision prohibiting Mr. Mathews from competing with us for one year from the termination of his employment agreement.

  Wetzel Employment Agreement

        We entered into an employment agreement with Mr. Wetzel effective as of October 16, 2002. Pursuant to that agreement, Mr. Wetzel will serve in an executive position for us until December 31, 2004. Currently, Mr. Wetzel serves as Chief Financial Officer, Treasurer, Senior Vice President and Assistant Secretary of both Holdings and our company. In exchange for his services, Mr. Wetzel is compensated with a base salary of $205,000, an annual non-discretionary bonus in the amount of $50,000 and an additional annual bonus in an amount equal to 1.4% of EBITDA in excess of certain EBITDA targets for each calendar year. This additional bonus may not exceed $205,000 for any calendar year. In the event that Mr. Wetzel is terminated for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. Wetzel is terminated without cause he is entitled to receive an amount in cash equal to $205,000, but will not be entitled to any other compensation. The employment agreement also includes a non-competition provision prohibiting Mr. Wetzel from competing with us for one year from the termination of his employment agreement.

  DePaul Employment Agreement

        We entered into an employment agreement with Mr. DePaul which became effective upon the closing of the Lehigh Press acquisition. Pursuant to that agreement, Mr. DePaul will serve in an executive position for us until December 31, 2005. Mr. DePaul will serve as Senior Vice President—Education Sales & President, Lehigh Lithographers Division. In exchange for his services, Mr. DePaul will be compensated with a base salary of $250,000, an annual non-discretionary bonus in the amount of $50,000 and an additional annual bonus in an amount that can equal up to 35% of his base salary if certain performance and financial targets, to be established by our President and Chief Executive Officer from time to time, are met. Additionally, Holdings will grant Mr. DePaul options to purchase up to 150,000 shares of Holdings common stock under the 2003 Stock Option Plan, and Mr. DePaul will have the right to purchase up to 1,000,000 shares of Holdings common stock at a price per share of $1.00 within 30 days after the acquisition of Lehigh Press. In the event that Mr. DePaul is terminated for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. DePaul is terminated without cause, he is entitled to receive an amount in cash equal to the greater of (i) $250,000, or (ii) the base salary that would otherwise have been payable to him if his employment had not been terminated and he had remained employed by us through and until December 31, 2005. The employment agreement also includes a non-competition provision prohibiting Mr. DePaul from competing with us for one year from the termination of his employment agreement.

Directors' Arrangements

        In connection with Robert S. Christie serving as director of our company and Holdings, Mr. Christie is reimbursed for reasonable out-of-pocket expenses that he incurs in the performance of his duties. We also pay him an annual retainer fee equal to $50,000, payable in equal quarterly installments. Additionally, we granted him options to purchase 50,000 shares of Holdings' common stock at an exercise price of $1.00 per share. Mr. Christie is also the Chairman of the Operations Review Committee of the board of directors of our company and a member of Holdings' Audit Committee. Mr. Christie is party to a consulting agreement with CSFB, an affiliate of DLJ Merchant Banking, our principal stockholder. Pursuant to this agreement, Mr. Christie provides consulting and advisory services to DLJ Merchant Banking. Under the terms of this consulting agreement, Mr. Christie receives an annual retainer in cash.

        In connection with Harold E. Layman serving as director of our company and Holdings, Mr. Layman is reimbursed for reasonable out-of-pocket expenses that he incurs in the performance of his duties. We also pay him an annual retainer fee equal to $50,000, payable in equal quarterly installments. Additionally, we granted him options to purchase 50,000 shares of Holdings' common stock at an exercise price of $1.00 per share. Mr. Layman is also the Chairman of the Audit Committees of the board of directors of our company and Holdings.

        Other than Mr. Christie and Mr. Layman, none of our other directors receive any fees or other compensation for serving as a director. All directors are entitled to reimbursement for travel expenses associated with board activities.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of Holdings' common stock as of December 31, 2003 by (i) each person we believe owns beneficially more than five percent of Holdings outstanding common stock; (ii) each of Holdings' directors and named executive officers; and (iii) each of Holdings' directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
DLJ Merchant Banking(1)	87,134,000	98.8
Robert A. Uhlenhop(2)	1,601,600	1.8
Robert S. Mathews	—
Peter C. Mitchell(3)	100,000	*
David F. Burgstahler(4)	—
Robert S. Christie	—
Harold E. Layman	—
James A. Quella(4)	—
All directors and executive officers as a group (7 persons)(5)	2,143,640	2.5

*
Indicates less than one percent.

(1)
Consists of (a) 82,134,000 shares and (b) warrants that are presently exercisable or exercisable, at an exercise price of $0.01 per share, within 60 days to purchase 5,000,000 shares held by the following entities: DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V. (DLJOP), DLJMB Funding II, Inc. (DLJ Funding), DLJ Diversified Partners, L.P. (Diversified), DLJ Diversified Partners-A, L.P. (Diversified-A), DLJ EAB Partners, L.P. (EAB), DLJ First ESC L.P. (First ESC), DLJ Merchant Banking Partners Il-A, L.P. (Partners Il-A), DLJ Millennium Partners, L.P. (Millennium L.E), DLJ Millennium Partners-A, L.P. (Millennium-A), MBP II Plan Investors, L.P. and UK Investment Plan 1997 Partners (UK Investment). The address of each of DLJ Merchant Banking Partners II, L.P., DLJ Funding, Diversified, Diversified-A, EAB, First ESC, MBP II Plan Investors, L.P., Partners Il-A, Millennium L.P. and Millennium-A is 11 Madison Avenue, 16th Floor, New York, New York, 10010. The address of DLJOP is John B. Gorsiraweg 14, Willenstad, Curacao, Netherlands Antilles. The address of UK Investment is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(2)
Includes options that are presently exercisable or exercisable within 60 days to purchase 1,601,600 shares.

(3)
Includes options that are presently exercisable or exercisable within 60 days to purchase 100,000 shares.

(4)
Mr. Quella is a managing director, and Mr. Burgstahler is a director, in the Private Equity Group of CSFB, which contains DLJ Merchant Banking. Messrs. Burgstahler and Quella do not have sole or shared voting or dispositive power over the shares held by DLJ Merchant Banking and as such do not have beneficial ownership of such shares.

(5)
Includes options and warrants that are presently exercisable or exercisable within 60 days to purchase 1,943,640 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholders' Agreement

        On May 22, 1997, Holdings, DLJ Merchant Banking, ZS, and management and other employees who own shares of Holdings entered into a shareholders' agreement that sets forth certain rights and restrictions relating to the ownership of Holdings' common stock and agreements among those parties as to the governance of Holdings and, indirectly, of our company. The agreement was amended on November 30, 2000, and subsequently amended on June 20, 2002.

        The shareholders' agreement contains provisions which, among other things and subject to certain exceptions: (i) restrict the ability of the management and employee stockholders to transfer their respective ownership interests, subject to certain rights of first refusal and tag-along rights held by the other stockholders; (ii) grant certain drag-along rights to DLJ Merchant Banking to require the remaining stockholders to sell their shares if DLJ Merchant Banking sells more than 50% of the then-outstanding shares of Holdings' common stock of Holdings and grant to the remaining stockholders, under certain circumstances, tag-along rights with respect to sales by DLJ Merchant Banking; (iii) grant to stockholders certain registration rights; and (iv) grant Mr. Uhlenhop the right to require Holdings to sell shares to him on the same basis and in a proportional amount as any sold by Holdings to DLJ Merchant Banking.

        Holdings or its designee has the right to repurchase all shares owned by any management stockholder upon the termination of such management stockholder's employment with us. Additionally, DLJ Merchant Banking was granted demand registration and piggyback registration rights. This agreement was negotiated on an arm's length basis.

Stock Purchase Agreements with DLJ Merchant Banking

        On October 22, 2003, Holdings and DLJ Merchant Banking entered into a stock purchase agreement pursuant to which DLJ Merchant Banking purchased from Holdings 20,000,000 shares of Holdings' common stock for a purchase price of $1.00 per share. The proceeds of that investment may be used by Holdings for its general corporate purposes, which may include the purchase of its debt or equity securities. We believe the terms of this agreement are no less favorable to us than could be obtained from independent third parties.

        On March 26, 2002, Holdings and DLJ Merchant Banking entered into a stock purchase agreement pursuant to which DLJ Merchant Banking purchased from Holdings 20,000,000 shares of Holdings' common stock for a purchase price of $1.00 per share. The proceeds of that investment can be used by Holdings for general corporate purposes, which may include the purchase of debt and/or equity securities. Holdings used $5.0 million of the proceeds to repurchase shares of Holdings owned by ZS and $1.0 million to repurchase shares of Holdings owned by Robert Uhlenhop. We believe the terms of this agreement were no less favorable to us than could have been obtained from independent third parties.

Stock Repurchase Agreement with ZS VII II LP.

        On June 21, 2002, ZS, Holdings and DLJ Merchant Banking entered into a stock purchase agreement pursuant to which ZS sold 5,000,000 shares of common stock of Holdings for a purchase price of $1.00 per share to Holdings.

        The stock purchase agreement provides that each of the parties, along with ZS VH L.P., agree to release each other from any and all claims, liabilities and other legal actions which may have arisen or may later arise between the parties under: (i) the Agreement and Plan of Merger, dated as of May 22, 1997, by and among VH Acquisition Corp., Holdings, DLJ Merchant Banking and certain of its affiliates, and certain shareholders, and the ancillary documents delivered in connection with the execution of the Agreement and Plan of Merger, (ii) the Shareholders' Agreement, (iii) and the stock purchase agreement. Robert Home, the board designee of ZS, resigned concurrently with the sale of the shares. Under the agreement, Holdings releases Mr. Home from any liability for any claims in connection with Mr. Home serving as a director of Holdings.

        The purchase price paid for ZS's shares came from cash on hand of Holdings, which cash was proceeds from DLJ Merchant Banking's equity contribution in March 2002. We believe the terms of this transaction were no less favorable to us than could have been obtained from independent third parties.

Stock Repurchase Agreement with Robert Uhlenhop

        On June 21, 2002, Holdings and our company entered into a stock purchase agreement with Robert Uhlenhop, the Chairman of the Board of Directors of Holdings, and the Robert A. Uhlenhop 1998 Irrevocable Trust Dated January 27, 1998. Each of Mr. Uhlenhop and the trust sold 1,000,000 shares of Holdings' outstanding common stock to Holdings in exchange for $1,000,000. Of the $1,000,000 received by Mr. Uhlenhop, approximately $797,000 was paid to us as settlement of the outstanding principal amount of, and the unpaid and accrued interest through June 19, 2002 on, the non-recourse secured promissory note, dated as of May 22, 1997, from Mr. Uhlenhop to us. The payment from Mr. Uhlenhop to us fully discharged and satisfied all of Mr. Uhlenhop's obligations to us under the promissory note. The purchase price paid for Mr. Uhlenhop's shares came from cash on hand of Holdings, which cash was proceeds from DLJ Merchant Banking's equity contribution in March, 2002. We believe the terms of this transaction were no less favorable to us than could have been obtained from independent third parties.

Financial Services Agreement

        On March 26, 2002 we entered into a financial advisory agreement with CSFB. Pursuant to this agreement, CSFB has been retained to act as our financial advisor for a five-year period, unless terminated earlier. Under this agreement CSFB, among other things, assists us in analyzing our operations and performance and future prospects. In addition, CSFB advises us on our continued evaluation of our capital structure, potential acquisitions and strategic plan and alternatives. For its services, CSFB is entitled to receive up to $3.5 million, payable at certain times and in certain amounts, depending upon the services performed. As contemplated by the agreement, we have agreed to indemnify CSFB against specified losses or liability arising out of, or in connection with, advice and services rendered under the agreement. This agreement is terminable by either us or CSFB at any time upon written notice. We believe the terms of this agreement are no less favorable to us than could have been obtained from independent third parties. On October 31, 2003, we entered into an amendment of the financial advisory agreement which provided for the waiver of the annual advisory fee of $500,000 to be paid by us to CSFB for the year 2003 and any future years unless otherwise reinstated.

Nelson Loan

        On May 22, 1997, pursuant to a non-recourse secured promissory note, DLJ Merchant Banking loaned Craig Nelson, our Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Holdings' common stock. DLJ Merchant Banking subsequently sold this promissory note to us. As of December 31, 2002, the balance was $167,404. This agreement was negotiated on an arm's length basis.

Other

        Additionally, CSFB acted as syndication agent in connection with the senior credit facility for which it received certain customary fees and expenses. CSFB will also receive customary fees in connection with the amendment to the senior credit facility. CSFB has also, from time to time, provided investment banking and other financial advisory services to Holdings in the past for which it has received customary compensation, and will provide such services and financial advisory services to Holdings in the future. In particular, CSFB acted as initial purchaser in connection with the initial sale of the securities and the senior subordinated notes. CSFB also helped facilitate Holdings' open market purchases of the subordinated exchange debentures for which it received a fee. We believe the compensation received by CSFB in these transactions was no less favorable to us than could have been obtained from independent third parties.

        On November 21, 2003, we entered into an agreement to engage CSFB to act as our exclusive financial advisor with respect to the sale of Lehigh Direct. Under the agreement, CSFB assists us in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating the sale. For its services, CSFB received a transaction fee equal to $1,000,000.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

        We entered into a senior credit facility on March 26, 2002, which we amended, concurrently with the offering, to, among other things, permit that offering and the Lehigh Press acquisition of the old securities. Our senior credit facility, as amended, provides for revolving loans of up to $90.0 million, which, at our option, may be increased to provide additional borrowings, subject to finding lenders willing to provide such increase, including a $10.0 million sublimit for the issuance of stand by and commercial letters of credit and a $10.0 million sublimit for swingline loans. We have requested that the lenders under our senior credit facility agree to provide these increased commitments. As of September 30, 2003 on a pro forma basis after giving effect to the Transactions, we had $30.0 million of outstanding pro forma indebtedness under the senior credit facility and had $47.3 million of additional borrowings available under our senior credit facility, after excluding $2.3 million of letters of credit outstanding under that facility. The senior credit facility will terminate November 15, 2006, although in certain circumstances it can be extended to March 26, 2007. We and substantially all of our subsidiaries are the borrowers under the facility and Holdings and substantially all of our subsidiaries unconditionally guarantee the obligations under the facility.

        All borrowings, except for swingline loans, bear interest, at our option, at either the administrative agent's alternate base rate plus 1.75% per annum or reserve-adjusted LIBOR plus 3.0% per annum. Swingline loans bear interest as base rate loans. The applicable margins may be adjusted based on our ratio of debt to EBITDA. We pay customary administration fees and expenses and pay commitment fees of 0.625% per annum on the unused portion of the senior credit facility.

        We may prepay outstanding revolving loans without penalty, provided, however, that LIBOR breakage costs, if any, will be for our account. Subject to certain exceptions, we are required to make certain mandatory prepayments, including with: (i) 100% of the net proceeds from certain asset sales; (ii) 100% of the net proceeds from the sale or issuance of certain debt securities other than the securities; (iii) 50% (or 25% if our ratio of debt to EBITDA falls below an agreed upon level) of the net proceeds from the sale or issuance of certain equity securities; and (iv) certain proceeds of casualty or condemnation events.

        Borrowings and letters of credit under the senior credit facility are limited to an amount not in excess of a borrowing base equal to specified percentages of our eligible inventory and receivables and, subject to a limit, our eligible property, plant and equipment.

        Our obligations under the senior credit facility are secured by a first-priority perfected lien on our outstanding capital stock and substantially all of our and our subsidiaries' property and assets.

        The senior credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including incurring debt or liens, paying dividends or repurchasing our equity securities, voluntarily prepaying certain indebtedness (including the securities, the 2002 Senior Notes and the Senior Subordinated Notes), selling assets, making acquisitions, entering into mergers or similar transactions or engaging in transactions with affiliates. The senior credit facility restricts us from repurchasing the 2002 Senior Notes and the Senior Subordinated Notes prior to their maturity, except under certain circumstances. In addition, the senior credit facility requires that we meet or exceed certain fixed charge coverage ratios and not exceed specified leverage ratios. It also includes customary events of default.

Senior Subordinated Notes

        In May 1997, we issued the Senior Subordinated Notes in an aggregate principal amount of $100.0 million. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by substantially all of our subsidiaries and Holdings, so long as it guarantees any obligations under our existing senior credit facility. The Senior Subordinated Notes mature on May 15, 2007, with interest payable semi-annually in arrears on May 15 and November 15. Interest accrues at the rate of 10.375% per annum.

        We may redeem the Senior Subordinated Notes at any time, in whole or in part, at a redemption price equal to 105.188% in the first year. The redemption prices decline yearly to par at May 15, 2005, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

        Upon the occurrence of a change of control, each holder of the Senior Subordinated Notes has the right to require us to repurchase that holder's securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date.

        The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit our and our subsidiaries' ability, subject to certain exceptions, to: (i) pay dividends or make other distributions; (ii) purchase, redeem or otherwise acquire or retire for value any equity interests of our company; (iii) make any payment on or purchase or otherwise acquire or retire for value any indebtedness that is subordinated to the notes; (iv) lease, convey or otherwise dispose of all or substantially all of our assets or those of our subsidiaries; (v) make certain investments; (vi) incur or guarantee indebtedness; (vii) incur liens; (viii) restrict our subsidiaries' ability to pay dividends or make other distributions, loans, guarantees of indebtedness or transfer assets to us or each other; (ix) merge or consolidate with another entity; and (x) engage in certain transactions with affiliates.

Subordinated Exchange Debentures

        In October 1998, Holdings issued $30.4 million in aggregate principal amount of Subordinated Exchange Debentures in exchange for the face amount of its then outstanding 13.5% Senior Exchangeable Preferred Stock due 2009. The Subordinated Exchange Debentures mature on May 15, 2009, with interest payable semi-annually in arrears on May 15 and November 15, accruing at the rate of 13.500% per annum. Interest is not payable in cash prior to the first date when dividends would be permitted to be paid in cash pursuant to applicable law and pursuant to the terms of the then-outstanding indebtedness of its subsidiaries and any other applicable contractual provisions limiting their ability to pay dividends. Our senior credit facility restricts such payments. Accordingly, Holdings does not currently make, and in the foreseeable future, does not intend to make, cash interest payments on the Subordinated Exchange Debentures. Until interest is payable in cash, such interest will accrete to the principal amount of these Subordinated Exchange Debentures. Since their issuance, we have purchased $12.9 million in aggregate principal amount of Subordinated Exchange Debentures in open market transactions. As of September 30, 2003, $39.7 million in aggregate principal amount of Subordinated Exchange Debentures were outstanding.

        Holdings may redeem all the Subordinated Exchange Debentures at any time at a redemption price of 113.5% of principal plus accrued and unpaid interest to the date of redemption with the net proceeds of a public offering. Holdings may redeem the Subordinated Exchange Debentures at any time, in whole or in part, at a redemption price equal to 106.750% in the first year. The redemption prices decline yearly to par at May 15, 2007, plus accrued and unpaid interest to the date of redemption.

        Upon the occurrence of a change of control, each holder of the Subordinated Exchange Debentures has the right to require Holdings to repurchase that holder's Subordinated Exchange Debentures at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

        The indenture governing the Subordinated Exchange Debentures contains covenants that, among other things, limit Holdings' ability, subject to certain exceptions, to: (i) pay dividends or make other distributions; (ii) purchase, redeem or otherwise acquire or retire for value any equity interests of Holdings; and (iii) make any payment on or purchase or otherwise acquire or retire for value any indebtedness that is subordinated to the Subordinated Exchange Debentures.

DESCRIPTION OF REGISTERED SECURITIES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Von Hoffmann" refers only to Von Hoffmann Corporation and not to any of its subsidiaries.

        On March 26, 2002, Von Hoffmann issued $215.0 million aggregate principal amount of its 10 1/4% Senior Notes due 2009 (the "initial notes") under an indenture (the "Indenture"), among Von Hoffmann, the Guarantors, as guarantors, and U.S. Bank National Association, as trustee. On October 22, 2003, Von Hoffmann issued the old securities under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. See "Transfer Restrictions." The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The registered securities will be part of the same series of the initial notes already issued under the Indenture.

        The securities, the initial notes and any additional notes issued under the Indenture will be treated as a single class of debt securities for all purposes under the Indenture, including for purposes of determining whether the required percentage of noteholders have given their approval for consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders. Additionally, for purposes of this description, unless the context indicates otherwise, references to the "notes" would include the securities, the initial notes and any additional notes offered under the Indenture.

        The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the securities. Copies of the Indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture or the registration rights agreement.

        The registered holder, each a "holder," of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

  The Notes

        The notes:

  •
  will be general unsecured obligations of Von Hoffmann;

  •
  will be pari passu in right of payment with all existing and future unsecured senior indebtedness of Von Hoffmann;

  •
  will be senior in right of payment to all existing and future subordinated indebtedness of Von Hoffmann; and

  •
  will be unconditionally guaranteed by the Guarantors.

        However, the notes will be effectively subordinated to all borrowings under our senior credit facility, which will be secured by substantially all of the assets of Von Hoffmann and the Guarantors. See "Risk Factors—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors."

  The Note Guarantees

        The notes will be guaranteed by all of Von Hoffmann's current and future Domestic Subsidiaries and, for so long as Holdings guarantees any of the Credit Facilities, by Holdings.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be pari passu in right of payment to all existing and future unsecured senior indebtedness of that Guarantor; and

  •
  will be senior in right of payment to all existing and future subordinated indebtedness of that Guarantor.

        As of September 30, 2003, after giving effect to the Transactions, Von Hoffmann and the Guarantors would have had outstanding $    million of secured indebtedness, all of which was incurred under the Credit Facilities and $    million of senior indebtedness. The indenture will permit Von Hoffmann and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future.

        As of the date of the Indenture, all of Von Hoffmann's subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," Von Hoffmann will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Von Hoffmann's Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture and will not guarantee the notes. Upon completion of the Lehigh Press acquisition, we designated two non-material subsidiaries of Lehigh Press as Unrestricted Subsidiaries.

Principal, Maturity and Interest

        Von Hoffmann issued the notes in an aggregate principal amount of $60.0 million. The Indenture does not limit the maximum aggregate principal amount of notes that Von Hoffmann may issue thereunder. Von Hoffmann may issue additional notes from time to time after this offering, subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes, any additional notes subsequently issued under the Indenture and, if applicable, the Initial Notes, will be treated as a single class for all purposes under the Indenture including, without limitation, waivers, amendments, redemptions and offers to purchase. Von Hoffmann will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2009.

        Interest on the notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2004. Von Hoffmann will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

        Interest on the notes will accrue from August 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        All payments on notes will be made at the office or agency of the paying agent unless Von Hoffmann elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Von Hoffmann may change the paying agent or registrar without prior notice to the holders of the notes, and Von Hoffmann or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Von Hoffmann is not required to transfer or exchange any note selected for redemption. Also, Von Hoffmann is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between an interest record date and the corresponding interest payment date.

The Note Guarantees

        The notes will be guaranteed by all of Von Hoffmann's current and future Domestic Subsidiaries and, so long as Holdings guarantees any of the Credit Facilities, by Holdings. These note guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its note guarantee will be limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

        No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) or sell or otherwise dispose of all or substantially all of its assets to, another corporation, Person or entity, whether or not affiliated with such Guarantor, unless:

          (1)   subject to the provisions below, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the Indenture;

          (2)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (3)   Von Hoffmann would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        Notwithstanding the provisions of this paragraph, the Indenture will not prohibit the merger of two of Von Hoffmann's Restricted Subsidiaries or the merger of a Restricted Subsidiary into Von Hoffmann.

        The note guarantee of a Guarantor will be released:

          (1)   in connection with any sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise; or

          (2)   in connection with any sale or other disposition of all of the Capital Stock of a Guarantor; or

          (3)   the designation of a Guarantor as an Unrestricted Subsidiary;

provided, that, in the case of a sale or other disposition of all of the assets or Capital Stock of a Guarantor or the designation of a Guarantor as an Unrestricted Subsidiary, the Net Proceeds of such sale or other disposition are applied, or such designation is made, in accordance with the applicable provisions of the Indenture. See "—Repurchase at the Option of Holders—Asset Sales" and "—Certain Covenants—Restricted Payments." The Indenture will also provide that if all of the Guarantees of Holdings issued pursuant to Credit Facilities are released, Holdings' note guarantee will also be released. Except as set forth above, the limitations and restrictions in the Indenture will not apply to, limit or restrict the operations of Holdings.

Optional Redemption

        The notes may be redeemed, in whole or in part, at any time prior to March 15, 2005 at the option of Von Hoffmann upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to, as determined by the Reference Treasury Dealer, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable date of redemption.

        At any time on or prior to March 15, 2005, Von Hoffmann may redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of 110.25% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of a sale of Equity Interests (other than Disqualified Stock) of Von Hoffmann or a capital contribution to Von Hoffmann's common equity from Holdings; provided that:

          (1)   at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Von Hoffmann and its Subsidiaries); and

          (2)   the redemption occurs within 90 days of the date of the closing of such sale or contribution.

        The Indenture will not restrict Von Hoffmann's ability to separately make open market, privately negotiated or other purchases of notes from time to time.

        Except pursuant to the first two paragraphs of this section, the notes will not be redeemable at Von Hoffmann's option prior to March 15, 2005.

        On or after March 15, 2005, Von Hoffmann may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2005	107.688%
2006	105.125%
2007	102.563%
2008 and thereafter	100.000%

        Unless Von Hoffmann defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Redemption

        Von Hoffmann is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Von Hoffmann to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Von Hoffmann will offer at an offer price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Von Hoffmann will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Von Hoffmann will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Von Hoffmann will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, Von Hoffmann will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Von Hoffmann.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Von Hoffmann will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Von Hoffmann to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Von Hoffmann repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The senior credit facility will limit Von Hoffmann from purchasing or redeeming any notes, and also provides that certain change of control events with respect to Von Hoffmann would constitute a default thereunder. Any future credit agreements or other agreements to which Von Hoffmann becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Von Hoffmann is prohibited from purchasing or redeeming notes, it could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Von Hoffmann does not obtain such a consent or repay such borrowings, it will remain prohibited from purchasing notes. In such case, Von Hoffmann's failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the senior credit facility. In addition, Von Hoffmann's ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources.

        Von Hoffmann will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Von Hoffmann and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Von Hoffmann and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Von Hoffmann to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Von Hoffmann and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        Von Hoffmann's ability to pay cash to the holders of notes upon a repurchase may be limited by Von Hoffmann's then existing financial resources. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Asset Sales

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Von Hoffmann (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors of Von Hoffmann set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by Von Hoffmann or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Von Hoffmann's or such Restricted Subsidiary's most recent consolidated balance sheet, of Von Hoffmann or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any note guarantee) that are assumed by the transferee of any such assets; and

            (b)   any securities, notes or other obligations received by Von Hoffmann or any such Restricted Subsidiary from such transferee that are immediately converted by Von Hoffmann or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Von Hoffmann or any Restricted Subsidiary may apply those Net Proceeds at its option:

          (1)   to repay Indebtedness (other than Indebtedness that by its terms is subordinated in right of payment to the notes or any note guarantee) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to acquire a controlling interest in another business;

          (3)   to make a capital expenditure; or

          (4)   to acquire other long-term assets,

        in each case in accordance with the terms of the Indenture. Pending the final application of any Net Proceeds, Von Hoffmann may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million or, if no Senior Subordinated Notes are outstanding, $10.0 million, Von Hoffmann will make an offer (an "Asset Sale Offer") to all holders of notes and, at its option, an offer to all holders of other Indebtedness that ranks equally with the notes containing similar provisions to those in the Indenture with respect to offers to purchase or redeem with the proceeds of asset sales to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer for the notes will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and such offer for pari passu Indebtedness, Von Hoffmann may use those Excess Proceeds for general corporate purposes, including to make a similar offer for the Senior Subordinated Notes pursuant to the indenture for such notes. If the aggregate principal amount of notes tendered into such Asset Sale Offer and such other offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Notwithstanding the foregoing, Von Hoffmann and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the preceding paragraphs if (i) Von Hoffmann or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of Von Hoffmann's board of directors set forth in an Officers' Certificate delivered to the trustee), and (ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by Von Hoffmann and its Restricted Subsidiaries in the business of Von Hoffmann and its Restricted Subsidiaries as conducted by Von Hoffmann and its Restricted Subsidiaries on the date of the Indenture; provided that any cash consideration received by Von Hoffmann or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the two preceding paragraphs.

        Von Hoffmann will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Von Hoffmann will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

        Except as otherwise provided in the Indenture, if less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Von Hoffmann's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Von Hoffmann);

          (2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of Von Hoffmann;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes ("subordinated Indebtedness"), except a payment of interest or a payment of principal at Stated Maturity; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   Von Hoffmann would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Von Hoffmann and its Restricted Subsidiaries since May 22, 1997 (excluding Restricted Payments permitted by clause (2) of the next succeeding paragraph), is less than the sum of:

            (a)   50% of the Consolidated Net Income of Von Hoffmann for the period (taken as one accounting period) commencing July 1, 1997 to the end of Von Hoffmann's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b)   100% of the aggregate net cash proceeds received by Von Hoffmann from the issue or sale since May 22, 1997 of (A) Equity Interests of Von Hoffmann (other than Disqualified Stock) (B) any Restricted Subsidiaries or (C) Disqualified Stock or debt securities of Von Hoffmann that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Von Hoffmann and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

            (c)   100% of the aggregate amount of capital contributions to Von Hoffmann's common equity since May 22, 1997, plus

            (d)   100% of the net proceeds received by Von Hoffmann or any of its Restricted Subsidiaries since May 22, 1997 from (A) the sale or other disposition of any Restricted Investment or (B) dividends on or the sale of stock of Unrestricted Subsidiaries.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Von Hoffmann in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Von Hoffmann) of, other Equity Interests of Von Hoffmann (other than any Disqualified Stock) or from the net proceeds of a capital contribution by Holdings to Von Hoffmann; provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition since May 22, 1997 shall be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness (a) with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or (b) in an amount not to exceed the net proceeds received by Von Hoffmann since May 22, 1997 from Subordinated Shareholder Loans (other than Subordinated Shareholder Loans that have constituted Permitted Refinancing Indebtedness);

          (4)   the repurchase, redemption or other acquisition or retirement for value of any Management Equity Interests or the repurchase, redemption or other acquisition or retirement for value of Indebtedness incurred pursuant to clause (12) of the second paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" (including, in each case, any dividend or distribution to Holdings used for such purpose); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Management Equity Interests shall not exceed the sum of (a) $3.0 million in any twelve-month period but not more than $15.0 million in the aggregate plus (b) cash proceeds from the sale of Management Equity Interests to management, directors or consultants of Von Hoffmann (or any of its Restricted Subsidiaries) since May 22, 1997;

          (5)   repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

          (6)   other Restricted Investments not to exceed $15.0 million;

          (7)   Restricted Investments made or received by Von Hoffmann and its Restricted Subsidiaries as non-cash consideration from Asset Sales to the extent permitted by the covenant described under "—Repurchase at the Option of Holders—Asset Sales" or received by a person in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring or such person;

          (8)   any loans, advances, distributions or payments between Von Hoffmann and its Restricted Subsidiaries;

          (9)   the payment of dividends or distributions to Holdings in an amount not to exceed $2.0 million per calendar year to allow Holdings to pay reasonable legal, accounting, investment banking, financial advisory, outside director or other professional and administrative fees and expenses incurred by it related to its business;

          (10) payments pursuant to the Tax Sharing Agreement;

          (11) payments to CSFB or dividends to Holdings to allow Holdings to pay CSFB in respect of fees for advisory services in accordance with the Financial Advisory Agreement;

          (12) upon the occurrence of a Change of Control, during the 60-day period commencing after the completion of the offer to repurchase the notes pursuant to the covenant described under "—Repurchase at the Option of Holders—Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of subordinated Indebtedness or any Capital Stock of Von Hoffmann required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

          (13) upon the occurrence of an Asset Sale, during the 60-day period commencing after the completion of an Asset Sale Offer to repurchase the notes pursuant to the covenant described under "—Repurchase at the Option of Holders—Asset Sales" above (including the purchase of the notes tendered), any purchase or redemption of subordinated Indebtedness or any Capital Stock of Von Hoffmann required pursuant to the terms thereof as a result of such Asset Sale at a purchase or redemption price not to exceed 100% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom); and

          (14) dividends or distributions in an amount not to exceed the aggregate amount of capital contributions received by Von Hoffmann since the date of the Indenture, less any amount used from capital contributions to redeem, repurchase, retire, defease or acquire subordinated Indebtedness or Equity Interests of Von Hoffmann pursuant to clause (2) of this paragraph; providedthat the amount of such capital contributions that are utilized for such dividends or distributions shall be excluded from clause (3)(c) of the preceding paragraph.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Von Hoffmann or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors whose resolution with respect thereto shall be delivered to the trustee. Not later than the date of making any Restricted Payment, Von Hoffmann shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Von Hoffmann or any Guarantor may incur Indebtedness (including Acquired Debt) and Von Hoffmann's Restricted Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for Von Hoffmann's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following:

          (1)   the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness under the Credit Facilities pursuant to this clause (1) in an aggregate principal amount not to exceed $115.0 million at any one time outstanding;

          (2)   the incurrence by Von Hoffmann and its Restricted Subsidiaries of Existing Indebtedness;

          (3)   the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness represented by the notes and the note guarantees to be issued in this offering, the Exchange Notes and any new notes issued in exchange for the Senior Subordinated Notes or additional notes issued under the Indenture provided any new notes are issued pursuant to arrangements similar to these described under "—Registration Rights; Liquidated Damages;"

          (4)   the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

          (5)   the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of Acquired Debt in an amount not to exceed $25.0 million; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by Von Hoffmann or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Von Hoffmann or one of its Restricted Subsidiaries;

          (6)   the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (7)   the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Von Hoffmann and any of its Restricted Subsidiaries;

          (8)   the incurrence by Von Hoffmann and its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

          (9)   the guarantee by Von Hoffmann or any of the Guarantors of Indebtedness of Von Hoffmann or a Restricted Subsidiary of Von Hoffmann that was permitted to be incurred by the Indenture;

          (10) the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness arising from the issuance of Subordinated Shareholder Loans in an aggregate principal amount not to exceed $50.0 million outstanding at any one time;

          (11) the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of Indebtedness to repurchase, redeem or otherwise acquire or retire for value Management Equity Interests as permitted by clause (4) of the second paragraph of the covenant described above under the caption "—Restricted Payments;" provided that such Indebtedness is subordinated to the notes to at least the same extent as Von Hoffmann's Senior Subordinated Notes are subordinated to the notes; and

          (12) the incurrence by Von Hoffmann and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (12), not to exceed $30.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Von Hoffmann will be permitted to classify such item of Indebtedness on the date of its incurrence under one or more of such clauses and such paragraph, or later reclassify all or a portion of such item of Indebtedness as having been incurred, in any manner that complies with this covenant. Indebtedness under the Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

  Liens

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the "Initial Lien") securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens unless the notes are equally and ratably secured (except that Liens securing subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent such subordinated Indebtedness is subordinate to the notes). Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall automatically and unconditionally be released and discharged upon the release and discharge of the Initial Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions to Von Hoffmann or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Von Hoffmann or any of its Restricted Subsidiaries;

          (2)   make loans or advances to or guarantee any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to Von Hoffmann or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   Existing Indebtedness as in effect on the date of the Indenture;

          (2)   the Credit Facilities as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facilities as in effect on the date of the Indenture;

          (3)   the Indenture, the notes and the note guarantees;

          (4)   applicable law;

          (5)   any instrument governing Indebtedness or Capital Stock of a Person acquired by, merged into or consolidated with Von Hoffmann or any of its Restricted Subsidiaries as in effect at the time of such acquisition, merger or consolidation (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (6)   customary non-assignment provisions in leases entered into in the ordinary course of business;

          (7)   purchase money obligations for property acquired in the ordinary course of business or Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Stock" that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property so acquired;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   restrictions with respect to sales of assets or dispositions of stock of Von Hoffmann or any Restricted Subsidiary imposed pursuant to agreements relating to the sale of such assets or stock; or

          (10) any instrument governing Acquired Debt, or any Lien in respect of Acquired Debt, assumed in connection with assets acquired by Von Hoffmann or any of its Restricted Subsidiaries, as in effect at the time of such acquisition, which encumbrance or restriction does not extend to any other assets of Von Hoffmann or any of its Restricted Subsidiaries, provided such Acquired Debt was permitted by the terms of the Indenture to be incurred.

  Merger, Consolidation or Sale of Assets

        Von Hoffmann may not: (1) consolidate or merge with or into (whether or not Von Hoffmann is the surviving corporation); or (2), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

          (1)   Von Hoffmann is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2)   the entity or Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Von Hoffmann under the notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   except in the case of a merger of Von Hoffmann with or into a Wholly Owned Subsidiary of Von Hoffmann, Von Hoffmann or the entity or Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are no less favorable to Von Hoffmann or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Von Hoffmann or such Restricted Subsidiary with an unrelated Person; and

          (2)   Von Hoffmann delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of Von Hoffmann set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of Von Hoffmann, if any; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, other than transactions between Von Hoffmann or any of its Restricted Subsidiaries on the one hand, and CSFB on the other hand, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement entered into by Von Hoffmann or any of its Restricted Subsidiaries in the ordinary course of business of Von Hoffmann or such Restricted Subsidiary and ordinary course loans to employees;

          (2)   transactions between or among Von Hoffmann and/or its Restricted Subsidiaries;

          (3)   Restricted Payments or Permitted Investments that are not prohibited by the provisions of the Indenture described above under the caption "—Restricted Payments;"

          (4)   payments and transactions in connection with the Refinancing; and

          (5)   any agreement as in effect on the date of the Indenture (including, without limitation, the credit facility) or any amendment or replacement of such agreement or any transactions contemplated thereby (including pursuant to any amendment or replacement of such agreement) so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the Indenture.

  Additional Subsidiary Guarantees

        If Von Hoffmann or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of the Indenture, then such newly acquired or created Domestic Subsidiary, except for a Domestic Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary, shall execute a note guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

  Designation of Restricted and Unrestricted Subsidiaries

        The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Von Hoffmann and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph or clause (6) of the second paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by Von Hoffmann. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Reports

        So long as any notes are outstanding, Von Hoffmann will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Von Hoffmann were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Von Hoffmann and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by Von Hoffmann's certified independent accountants.

        In addition, following the consummation of the Exchange Offer, whether or not required by the Commission, Von Hoffmann will file a copy of all of the foregoing information with the Commission for public availability (unless the Commission will not accept such a filing) concurrently with furnishing such information to holders of notes.

        Von Hoffmann and the Guarantors have also agreed that, for so long as any notes remain outstanding, they will furnish to the holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. However, to the extent not required by the Trust Indenture Act, the Indenture will not require Von Hoffmann to make any information available pursuant to the foregoing sentence or the first paragraph of this covenant to any holder of notes that Von Hoffmann reasonably believes to be a competitor of Von Hoffmann.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the notes;

          (3)   failure by Von Hoffmann to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Restricted Payments," or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (4)   failure by Von Hoffmann or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture or in the notes;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Von Hoffmann or any of its Subsidiaries (or the payment of which is guaranteed by Von Hoffmann or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default and the aggregate amount of such principal, premium and interest that has not been paid exceeds $5.0 million (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity, and,

  in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6)   failure by Von Hoffmann or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   any note guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its note guarantee; and

          (8)   certain events of bankruptcy or insolvency with respect to Von Hoffmann or any of its Restricted Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Von Hoffmann, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. Holders of the notes may not enforce the

Indenture or the notes except as provided in the Indenture. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (b) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

        Von Hoffmann is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Von Hoffmann is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Von Hoffmann or any Guarantor, as such, will have any liability for any obligations of Von Hoffmann or the Guarantors under the notes, the Indenture, the note guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Von Hoffmann may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their note guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2)   Von Hoffmann's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and Von Hoffmann's and the Guarantor's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, Von Hoffmann may, at its option and at any time, elect to have the obligations of Von Hoffmann and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Von Hoffmann must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Von Hoffmann must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, Von Hoffmann has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) Von Hoffmann has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Von Hoffmann has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Von Hoffmann or any of its Subsidiaries is a party or by which Von Hoffmann or any of its Subsidiaries is bound;

          (6)   Von Hoffmann must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Von Hoffmann with the intent of preferring the holders of notes over the other creditors of Von Hoffmann with the intent of defeating, hindering, delaying or defrauding creditors of Von Hoffmann or others;

          (7)   Von Hoffmann must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   Von Hoffmann must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, for this purpose, the Initial Notes, and including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, for this purpose, the Initial Notes, and including, without limitation, consents obtained in connection with a tender offer or exchange offer for, notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders") in a manner adverse to the holders of the notes;

          (3)   reduce the rate of or change the time for payment of interest, or Liquidated Damages, if any, on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its note guarantee or the Indenture, except in accordance with the terms of the Indenture; or

          (9)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Von Hoffmann, the Guarantors and the trustee may amend or supplement the Indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of Von Hoffmann's or a Guarantor's obligations to holders of notes in the case of a merger or consolidation;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the notes.

        For purposes of all votes on amendments and waivers, consents, and directions under the indenture (other than waivers and consents requiring consent of each holder), references to holders of notes or the principal amount outstanding of notes shall refer to holders of such notes outstanding under the indenture or amounts outstanding under the indenture plus holders of the Initial Notes, or the principal amount of Initial Notes outstanding under the Existing Indenture. For example, if approval of holders of 25% of the principal amount of notes are required to take an action, holders of an aggregate of approximately $69 million notes outstanding under the indenture and under the Existing Indenture will be required to take such action (assuming $215 million of Initial Notes issued under the Existing Indenture and $60 million of notes issued hereby are outstanding). In determining the vote or action of holders of notes under the Existing Indenture for this purpose, the vote or action of such holder under such Existing Indenture shall be deemed to be such holder's action hereunder, and no holder may take such vote or action hereunder (as a holder under the Existing Indenture) without making the same vote or action under the Existing Indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Von Hoffmann, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Von Hoffmann or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Von Hoffmann or any Guarantor is a party or by which Von Hoffmann or any Guarantor is bound;

          (3)   Von Hoffmann or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   Von Hoffmann has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Von Hoffmann must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Von Hoffmann or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to: Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, Missouri, 63126, Attention: Chief Financial Officer.

Registration Rights; Liquidated Damages

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See "—Additional Information."

        Von Hoffmann, the Guarantors and the initial purchaser will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, Von Hoffmann and the Guarantors will agree to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes, which will be issued under the Existing Indenture and constitute part of the same series of the Initial Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Von Hoffmann and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

        If:

          (1)   Von Hoffmann and the Guarantors are not:

            (a)   required to file the Exchange Offer Registration Statement; or

            (b)   permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

          (2)   any holder of Transfer Restricted Securities notifies Von Hoffmann prior to the 20th day following consummation of the Exchange Offer that:

            (a)   it is prohibited by law or Commission policy from participating in the Exchange Offer; or

            (b)   that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

            (c)   that it is a broker-dealer and owns notes acquired directly from Von Hoffmann or an affiliate of Von Hoffmann,

        Von Hoffmann and the Guarantors will offer to exchange such notes for Transfer Restricted Securities issued under the Existing Indenture ("private exchange notes") in a private exchange (if permitted by law), which notes will be subject to the restrictions described under "Transfer Restrictions," and file with the Commission a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of such private exchange notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Holders that (i) do not give the notice described in clause (2) above, if required pursuant to the registration rights agreement, or (ii) decline to participate in such private exchange will have no further registration rights and will not be entitled to additional interest upon any registration default.

        Von Hoffmann and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until:

          (1)   the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

          (2)   following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such brokerdealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

          (3)   the date on which such note or a private exchange note issued under the Existing Indenture in exchange therefor (which will also be deemed a Transfer Restricted Security) has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

          (4)   the date on which such note (or a private exchange note issued under the Existing Indenture in exchange therefor) is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

          (1)   Von Hoffmann and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing date of this offering;

          (2)   unless the Exchange Offer would not be permitted by applicable law or Commission policy, Von Hoffmann and the Guarantors will, following the declaration of the effectiveness of the Exchange Offer Registration Statement:

            (a)   commence the Exchange Offer; and

            (b)   use their reasonable best efforts to issue on or prior to 35 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

          (3)   if obligated to file the Shelf Registration Statement, Von Hoffmann and the Guarantors will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 35 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 75 days after such filing.

        If:

          (1)   any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (2)   Von Hoffmann and the Guarantors fail to consummate the Exchange Offer within 35 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (3)   the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a "Registration Default"), then Von Hoffmann and the Guarantors will pay Liquidated Damages to each holder of notes. Liquidated Damages will accrue, at an annual rate of 1.0% of the aggregate principal amount of the notes, on the date of such Registration Default, payable in cash semiannually in arrears on each Interest Payment Date, commencing on the date of such Registration Default.

        All accrued Liquidated Damages will be paid by Von Hoffmann and the Guarantors in the same manner and at the same times as interest is paid.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of notes will be required to make certain representations to Von Hoffmann (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Von Hoffmann and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Von Hoffmann.

        The Registration Rights Agreement will provide that the Liquidated Damages specified above will be the exclusive remedy available to holders of Transfer Restricted Securities for any failure by Von Hoffmann to comply with the registration requirements of the Registration Rights Agreement.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 50 basis points.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or obsolete or unused equipment or assets in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Von Hoffmann and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Change of Control" and/or the provisions described above under the caption "—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

          (2)   the issue or sale by Von Hoffmann or any of its Restricted Subsidiaries of Equity Interests of any of Von Hoffmann's Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions for Net Proceeds in excess of $2.0 million.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   a transfer of assets by Von Hoffmann to a Restricted Subsidiary or by a Restricted Subsidiary to Von Hoffmann or to another Restricted Subsidiary;

          (2)   an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Von Hoffmann or to another Wholly Owned Restricted Subsidiary; and

          (3)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   any evidence of Indebtedness, maturing not more than one year after the date of their acquisition, issued directly by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof;

          (3)   commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any obligor) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-i by S&P or P-i by Moody's, or (ii) any lender party to the Credit Facilities (or its holding company);

          (4)   any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after the date of their acquisition, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any lender party to the Credit Facilities;

          (5)   short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

          (6)   repurchase agreements with respect to any securities referred to in clause (2) above entered into with any entity referred to in clause (3) or (4) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baal or better by Moody's and maturing not more than one year after the date of their acquisition; and

          (7)   any money market or similar fund the assets of which are comprised exclusively of any of the items specified in clauses (1) through (5) above and as to which withdrawals are permitted at least every 90 days.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Von Hoffmann and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than DLJMB;

          (2)   the adoption of a plan relating to the liquidation or dissolution of Von Hoffmann;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Existing Shareholders and an entity that is the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of 100% of the common stock of Von Hoffmann, becomes the "beneficial owner" (as defined above) of more than 50% of the Voting Stock of Von Hoffmann or Holdings (measured by voting power rather than number of shares); or

          (4)   the first day on which a majority of the members of the board of directors of Von Hoffmann are not Continuing Directors.

        "Comparable Treasury Issue" means the United States Treasury Security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

          (1)   the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities;" or

          (2)   if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

          (2)   provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5)   any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Refinancing), in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Von Hoffmann by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

          (2)   the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than Credit Facilities, the indebtedness of which is permitted to be incurred under the Indenture);

          (3)   the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4)   the cumulative effect of a change in accounting principles shall be excluded; and

          (5)   the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Von Hoffmann or one of its Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of Von Hoffmann who:

          (1)   was a member of such board of directors on the date of the Existing Indenture; or

          (2)   was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

        "Credit Facilities" means, one or more debt facilities or commercial paper facilities or other agreements, in each case with banks or other institutional lenders or agents providing for revolving credit loans, term loans, financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, Hedging Obligations or the issuance of securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time whether with the same or different banks or lenders or agents and whether represented by one or more facilities or agreements.

        "CSFB" means Credit Suisse First Boston LLC and its successors and their Affiliates.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

        "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "Domestic Subsidiary" means any Restricted Subsidiary of Von Hoffmann that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support (other than through a Lien on its Capital Stock) for any Indebtedness of Von Hoffmann.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of Von Hoffmann and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the Indenture, until such amounts are repaid.

        "Existing Shareholders" means DUMB, ZS and the Management Holders.

        "Financial Advisory Agreement" means the letter agreement dated the date of the Indenture between Von Hoffmann and CSFB.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

          (4)   the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Von Hoffmann and other than any dividend payment that may be deemed to have been made as a result of an increase in the liquidation preference of any preferred stock, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Von Hoffmann or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings unless permanently reduced) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of making the computation referred to above:

          (1)   acquisitions that have been made by Von Hoffmann or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (a) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (b) the amount of any reduction in general, administrative or overhead costs or other non-recurring items of the acquired entities, in each case, as determined in good faith by an officer of Von Hoffmann) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable as of the date of determination.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means all Domestic Subsidiaries and, so long as it guarantees any Obligations under the Credit Facilities, Holdings.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Holdings" means Von Hoffmann Holdings Inc., a Delaware corporation, and its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances;

          (3)   representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property; or

          (4)   representing any Hedging Obligations,

except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

          (2)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Von Hoffmann or any Subsidiary of Von Hoffmann sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Von Hoffmann such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Von Hoffmann, Von Hoffmann shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Management Equity Interests" means Equity Interests of Holdings held by any employee of Von Hoffmann or Holdings (or any of their Restricted Subsidiaries).

        "Management Holders" means holders of Management Equity Interests on the date of the Indenture.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Von Hoffmann or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to repay Indebtedness secured by such assets (other than pursuant to the Credit Facilities) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither Von Hoffmann nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Von Hoffmann or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including any Guarantees of such Indebtedness.

        "Permitted Investments" means

          (1)   any Investment in Von Hoffmann or in a Restricted Subsidiary of Von Hoffmann;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by Von Hoffmann or any Restricted Subsidiary of Von Hoffmann in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Von Hoffmann; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Von Hoffmann or a Restricted Subsidiary of Von Hoffmann;

          (4)   any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Von Hoffmann;

          (6)   any loan made to management in order to enable management to purchase equity in Holdings, or any refinancing of any loan made to management, which loan was made to enable management to purchase equity in Holdings;

          (7)   other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $2.0 million; and

          (8)   Investments received solely in exchange for Equity Interests of Von Hoffmann.

        "Permitted Liens" means

          (1)   Liens securing Credit Facilities, other than Liens securing Indebtedness incurred under Credit Facilities that is issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund, the principal of the Senior Subordinated Notes at its Stated Maturity;

          (2)   Liens in favor of Von Hoffmann or any of their Restricted Subsidiaries;

          (3)   Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with Von Hoffmann or any Subsidiary of Von Hoffmann; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Von Hoffmann;

          (4)   Liens on property existing at the time of acquisition thereof by Von Hoffmann or any Subsidiary of Von Hoffmann, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with, or the subject of the lease or mortgage pertaining to, such Indebtedness;

          (7)   Liens existing on the date of the Indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore;

          (9)   Liens to secure any Permitted Refinancing Indebtedness, provided that such Liens are not materially more restrictive than the Liens that secured the Indebtedness being refinanced;

          (10) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore;

          (11) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Von Hoffmann and its Subsidiaries taken as a whole; and

          (12) Liens incurred in the ordinary course of business of Von Hoffmann or any Subsidiary of Von Hoffmann with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Von Hoffmann or such Subsidiary.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries; provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest, premium and prepayment penalties, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by Von Hoffmann or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors; provided, however, that if Credit Suisse First Boston LLC shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), Von Hoffmann shall substitute therefor another primary U.S. government securities dealer to be the Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, (a) the redemption price of such note on March 15, 2005 and (b) the remaining scheduled payments of interest thereon that would be due on or prior to March 15, 2005 but after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date on the notes, the amount of the next succeeding scheduled interest payment on the notes to be redeemed will be reduced by the amount of interest accrued on those notes to such redemption date.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Senior Subordinated Notes" means the 10 3/8% Senior Subordinated Notes due 2007 of Von Hoffmann.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Shareholder Loan" means one or more loans from Holdings to Von Hoffmann, each of which shall: (1) have a Stated Maturity in respect of principal no earlier than 91 days following the maturity of the notes; (2) be subordinated in right of payment to the notes to the same or a greater extent than the Senior Subordinated Notes are subordinated to the notes; (3) have covenants no more restrictive to Von Hoffmann or its Restricted Subsidiaries than those relating to the notes; and (4) provide that the lender thereunder will not be entitled to any cash interest payments so long as any of the notes are outstanding.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means that certain tax sharing agreement between Holdings and Von Hoffmann, dated as of May 22, 1997, as amended from time to time; provided such amendment or amendments do not materially adversely effect Von Hoffmann.

        "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors of Von Hoffmann as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with Von Hoffmann or any Restricted Subsidiary of Von Hoffmann unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Von Hoffmann or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Von Hoffmann;

          (3)   is a Person with respect to which neither Von Hoffmann nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries; and

          (5)   has at least one director on its board of directors that is not a director or executive officer of Von Hoffmann or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Von Hoffmann or any of its Restricted Subsidiaries.

        Any such designation by the Board of Directors of Von Hoffmann shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Von Hoffmann as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," Von Hoffmann shall be in default of such covenant). The Board of Directors of Von Hoffmann may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Von Hoffmann of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (ii) such Subsidiary shall execute a note guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture and (iii) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying:

            (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

            (b)   the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "ZS" means ZS VH L.P., together with ZS VH II L.P., as the context requires.

Forms of Registered Securities

        The certificates representing the registered securities will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered securities will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global security.

        A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless:

  •
  DTC (1) notifies Von Hoffmann that it is unwilling or unable to continue as Depository for such Global Note or (2) has ceased to be a clearing agency registered under the Exchange Act;

  •
  in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

  •
  there shall have occurred and be continuing an Event of Default with respect to the notes and requested by the trustee; or

  •
  a request for certificates has been made upon 60 days' prior written notice given to the trustee in accordance with DTC's customary procedures and a copy of such notice has been received by Von Hoffmann from the trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income relating to the exchange of an old securities for a registered security in the exchange offer. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations.

        For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

Exchange Offer

        The exchange of notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See "Description of Registered Securities—Registration Rights; Liquidated Damages" As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before the exchange.

        THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING AN OLD NOTE FOR A NEW NOTE IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered securities in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such securities. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered securities for, any old securities that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old securities in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered securities received in the exchange offer, where such securities were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any securities outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of registered securities by broker-dealers. Securities received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered securities. Any broker-dealer that resells registered securities that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for your securities states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal for your securities. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the securities, including any broker-dealers, against certain liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered securities on our behalf.

EXPERTS

        The consolidated financial statements of Von Hoffmann Holdings Inc. and The Lehigh Press, Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the registered securities. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0300. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us who file electronically with the Commission.

        Following the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy and information statements with the Commission. You may inspect and copy these reports, proxy and information statements and other information at the addresses set forth above. You may request copies of these documents by contacting us at: Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, Missouri 63126, Attn: Chief Financial Officer.

Report of Independent Auditors

The Board of Directors
Von Hoffmann Holdings Inc.

        We have audited the accompanying consolidated balance sheets of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, in the year ended December 31, 2002, the Company changed its method for amortizing goodwill.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
January 24, 2003

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$4,437,814	$18,319,923
Trade accounts receivable, less allowance for doubtful accounts of $475,085 in 2002 and $563,957 in 2001	49,140,939	46,750,791
Inventories	32,037,590	23,261,846
Income taxes refundable	1,610,764	2,456,573
Deferred income taxes	2,492,145	1,955,392
Prepaid expenses	1,057,038	595,951

Total current assets	90,776,290	93,340,476
Deferred debt issuance cost, net of accumulated amortization of $3,362,918 in 2002 and $7,441,351 in 2001	11,123,569	5,467,105
Property, plant, and equipment:
Buildings and improvements	45,907,423	46,467,711
Machinery and equipment	225,624,848	221,004,588
Transportation equipment	841,600	2,815,781
Furniture and fixtures	6,633,872	9,853,461

	279,007,743	280,141,541
Allowance for depreciation and amortization	(158,552,832)	(138,471,747)

	120,454,911	141,669,794
Installation in process	3,016,871	1,912,618
Land	4,894,397	4,894,397

	128,366,179	148,476,809
Goodwill, net of accumulated amortization of $38,805,103 in 2002 and 2001	189,854,557	183,200,984
Covenant not to compete, net of accumulated amortization of $781,819 in 2001	—	218,181

	$420,120,595	$430,703,555

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$14,807,732	$10,360,658
Other accrued expenses	13,189,475	4,088,933
Salaries and wages	6,357,618	9,257,062
Taxes, other than income taxes	743,057	681,215
Current portion of long-term debt	—	29,235,592

Total current liabilities	35,097,882	53,623,460
Long-term liabilities and reserves:
Deferred income taxes	11,383,698	12,773,067
Senior secured credit agreement—revolving loan	—	23,000,000
Senior secured credit agreement—term loans	—	189,319,331
Senior debt	215,000,000	—
Senior subordinated notes	100,000,000	100,000,000
Subordinated exchange debentures	35,681,157	43,016,132

	362,064,855	368,108,530
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000,000 shares authorized	715,944	515,944
Additional paid-in capital	86,434,271	59,980,698
Accumulated deficit	(55,240,233)	(49,943,911)
Treasury stock, at cost	(8,470,000)	(90,000)
Notes receivable from the sale of stock and accrued interest	(482,124)	(1,491,166)

	22,957,858	8,971,565

	$420,120,595	$430,703,555

See accompanying notes.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
	2002	2001	2000
Net sales	$379,437,512	$407,096,402	$443,422,931
Cost of products and services	321,331,238	346,917,560	374,165,599

Gross profit	58,106,274	60,178,842	69,257,332
Operating expenses:
Selling and administrative expenses	26,176,654	31,263,254	33,597,323
Special consulting expenses	2,453,268	577,959	2,149,239
Restructuring charges	—	1,475,579	—

	28,629,922	33,316,792	35,746,562

Income from operations	29,476,352	26,862,050	33,510,770
Interest income	269,409	264,894	471,070
Gain (loss) on disposal of depreciable assets	2,771,316	(512,467)	(642,880)
Gain on debt extinguishment, net	279,818	—	—
Interest expense—subsidiary	(33,556,883)	(32,143,823)	(36,855,491)
Interest expense—Subordinated Exchange Debentures	(5,529,701)	(5,982,802)	(5,295,989)

	(35,766,041)	(38,374,243)	(42,323,290)

Loss before income taxes	(6,289,689)	(11,512,193)	(8,812,520)
Income tax provision (benefit):
Current	932,755	5,433,088	6,550,710
Deferred	(1,926,122)	(6,701,302)	(7,252,096)

	(993,367)	(1,268,214)	(701,386)

Net loss	$(5,296,322)	$(10,243,979)	$(8,111,134)

Basic and diluted loss per common share	$(0.08)	$(0.20)	$(0.16)

See accompanying notes.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

	Number of Shares		Amounts
	Common Stock	Treasury Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Notes Receivable From the Sale of Stock and Accrued Interest	Total
Balance at December 31, 1999	51,594,444	—	$515,944	$59,980,698	$(31,588,798)	$—	$(1,279,031)	$27,628,813
Net loss	—	—	—	—	(8,111,134)	—	—	(8,111,134)
Accrued interest	—	—	—	—	—	—	(123,055)	(123,055)

Balance at December 31, 2000	51,594,444	—	515,944	59,980,698	(39,699,932)	—	(1,402,086)	19,394,624
Net loss	—	—	—	—	(10,243,979)	—	—	(10,243,979)
Accrued interest	—	—	—	—	—	—	(133,517)	(133,517)
Purchase of treasury stock	—	60,000	—	—	—	(90,000)	44,437	(45,563)

Balance at December 31, 2001	51,594,444	60,000	515,944	59,980,698	(49,943,911)	(90,000)	(1,491,166)	8,971,565
Net loss	—	—	—	—	(5,296,322)	—	—	(5,296,322)
Accrued interest	—	—	—	—	—	—	(93,306)	(93,306)
Purchase of treasury stock	—	8,380,000	—	—	—	(8,380,000)	1,102,348	(7,277,652)
Issuance of common stock	20,000,000	—	200,000	19,800,000	—	—	—	20,000,000
Pushdown of goodwill created by equity transactions	—	—	—	6,653,573	—	—	—	6,653,573

Balance at December 31, 2002	71,594,444	8,440,000	$715,944	$86,434,271	$(55,240,233)	$(8,470,000)	$(482,124)	$22,957,858

See accompanying notes.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2002	2001	2000
Operating activities
Net loss	$(5,296,322)	$(10,243,979)	$(8,111,134)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	29,266,268	38,030,255	34,339,578
Amortization of intangibles	218,181	9,289,234	9,118,237
Accretion of discount on Subordinated Exchange Debentures	308,271	374,583	374,583
Amortization of debt issuance costs	2,133,080	1,987,084	1,783,674
(Gain) loss on disposal of depreciable assets	(2,771,316)	512,467	642,880
Gain on debt extinguishment, net	(279,818)	—	—
Provision for deferred income taxes	(1,926,122)	(6,701,302)	(7,252,096)
Accrued interest on Subordinated Exchange Debentures	5,221,430	5,608,218	4,921,406
Accrued interest on notes from the sale of stock	(93,306)	(133,517)	(123,055)
Changes in operating assets and liabilities:
Trade accounts receivable	(2,390,148)	11,148,443	6,500,147
Inventories	(8,775,744)	12,855,273	(3,475,863)
Income taxes refundable	845,809	(250,818)	(2,341,278)
Prepaid expenses	(461,087)	448,315	858,358
Trade accounts payable	4,447,074	(4,322,835)	1,335,750
Other accrued expenses	9,100,542	443,987	243,405
Salaries and wages	(2,899,444)	728,460	1,185,337
Taxes, other than income taxes	61,842	(157,360)	(58,467)

Net cash provided by operating activities	$26,709,190	$59,616,508	$39,941,462
Investing activities
Purchases of property, plant, and equipment	(12,656,960)	(23,875,500)	(28,131,550)
Proceeds from sale of equipment	6,272,638	172,463	930,851
Purchases of subsidiaries, net of acquired cash:
Precision Offset Printing Company, Inc	—	—	(25,326,992)

Net cash used in investing activities	(6,384,322)	(23,703,037)	(52,527,691)
Financing activities
Payments of debt issuance costs	(10,914,191)	(13,563)	(1,256,705)
Net payments—revolving loan	(23,000,000)	(10,000,000)	7,000,000
Net (payments) borrowings—acquisition loan	(21,000,000)	(4,000,000)	16,500,000
Payments on senior secured debt—term loans	(197,554,923)	(9,220,077)	(6,425,000)
Proceeds from issuance of senior notes	215,000,000	—	—
Payments on Subordinated Exchange Debentures	(9,460,211)	—	—
Receipt on notes receivable from sale of stock	1,102,348	44,437	—
Purchase of treasury stock	(8,380,000)	(90,000)	—
Issuance of common stock	20,000,000	—	—

Net cash (used in) provided by financing activities	(34,206,977)	(23,279,203)	15,818,295

Net (decrease) increase in cash and cash equivalents	(13,882,109)	12,634,268	3,232,066
Cash and cash equivalents at beginning of year	18,319,923	5,685,655	2,453,589

Cash and cash equivalents at end of year	$4,437,814	$18,319,923	$5,685,655

See accompanying notes.

Von Hoffmann Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2002

1. Summary of Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Von Hoffmann Holdings Inc. (formerly known as Von Hoffmann Corporation) (the Company) and its wholly owned subsidiary, Von Hoffmann Corporation (formerly known as Von Hoffmann Press, Inc.) (the Subsidiary) and its wholly owned subsidiaries: Mid-Missouri Graphics, Inc., Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., One Thousand Realty and Investment Company, and Precision Offset Printing Company, Inc. Effective February 29, 2002, Von Hoffmann Graphics, Inc. was merged with the Subsidiary. Effective December 20, 2002, One Thousand Realty and Investment Company was merged into the Subsidiary. Effective July I, 2001, Mid-Missouri Graphics, Inc. was merged into the Subsidiary. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from these estimates.

Business Segment and Concentration of Credit Risk

        Substantially all of the Company's assets, sales, and operating earnings are derived from the performance of book manufacturing services to educational publishers, commercial entities, and governmental institutions throughout the United States. At December 31, 2002, approximately 16.7 percent of the Company's workforce is subject to collective bargaining agreements. Two customers and their affiliates accounted for 27.9 percent of 2002 net sales, 32.0 percent of 2001 net sales, and 28.8 percent of 2000 net sales, respectively. Additionally, these two customers and their affiliates accounted for 15.6 percent of accounts receivable, respectively, at December 31, 2002. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Revenue Recognition

        Revenues are recognized when the products are shipped FOB shipping point, risk of loss transfers or as services are performed as determined by the contractual arrangement.

Cash and Cash Equivalents

        The Company considers cash and cash equivalents to include demand deposits and repurchase agreements with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost, which approximates market value.

Inventories

        The Company values substantially all of its inventory at the lower of cost, as determined using the last-in, first-out (LIFO) method, or market. The remainder of inventory is valued at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. Effective January 1, 2000, the Company made changes in its LIFO calculations consisting of consolidation of LIFO pools, applying LIFO to additional portions of inventory, and changing certain computational techniques. The impact of these changes in methods was not material, individually or in the aggregate, to the operating results in 2000.

        Inventories are comprised of the following amounts at December 31:

	2002	2001
Raw materials	$14,602,196	$18,504,261
Work-in-process	19,125,388	6,549,530

	33,727,584	25,053,791
Less LIFO reserve	1,689,994	1,791,945

	$32,037,590	$23,261,846

Property, Plant, and Equipment

        Property, plant, and equipment are stated at cost. The Company capitalizes all repair and maintenance costs which result in significant increases in the useful life of the underlying asset. All other repair and maintenance costs are expensed. Depreciation is computed using straight-line or accelerated methods over the following estimated useful lives:

Description	Years
Buildings and improvements	11-40
Machinery and equipment	5-12
Transportation equipment	4-10
Furniture and fixtures	4-7

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SEAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addressed financial accounting and reporting for the impairment or disposal of long-lived assets and superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. SFAS No. 144 became effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 as of January 1, 2002, and the adoption of the statement did not have an effect on our financial position or our results of operations.

Goodwill

        Effective January 1, 2002, the Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SEAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method. SFAS No. 141 further clarifies the criteria for recognition of intangible assets separately from goodwill. The adoption of this standard did not have any effect on the Company's accounting for prior business acquisitions.

        Under SFAS No. 142, goodwill is no longer amortized, but is subject to annual impairment tests. Accordingly, as of January 1, 2002, the Company no longer amortizes goodwill. The Company performed a transitional impairment test of its existing goodwill during the second quarter of 2002. The Company did not recognize any impairment of goodwill in connection with the initial transitional impairment test. In subsequent years, the Company will perform a formal impairment test of goodwill on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

        If goodwill amortization was not recorded in 2001 and 2000, the Company would have reported net loss of $1.3 million or $0.03 basic and diluted loss per share and net income of $0.7 million or $0.01 basic and diluted earnings per share, respectively.

Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax basis of assets and liabilities. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards.

Shipping and Handling Costs

        The Company records all revenues related to shipping and handling fees in net sales and the related costs in cost of products and services.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform with the current year presentation.

2. Recapitalization Restated to a Purchase

        Effective May 22, 1997, a leveraged recapitalization of the Company took place (Recapitalization) pursuant to which:

  (1)
  The Company executed a credit agreement with a syndicate of financial institutions representing the senior secured credit facility (the Credit Agreement) in an aggregate amount of $200 million. Initial proceeds under the senior secured credit facility were $125 million. The terms of the senior secured credit facility are described in Note 5.

  (2)
  The Company issued $100 million of senior subordinated notes (Note 5).

  (3)
  In exchange for $67.1 million, DLJ Merchant Banking Partners II and its affiliates acquired approximately 84 percent of the new common stock of the Company, redeemable preferred stock, and warrants to purchase additional shares of new common stock in the Company. On November 16, 1998, the preferred stock was converted into 13.5 percent Subordinated Exchange Debentures at the then accreted value of $30.4 million. The terms of the 13.5 percent Subordinated Exchange Debentures are described in Note 5.

  (4)
  The Company redeemed/exchanged the former common stock of the Company owned by ZS VH L.P. (ZS) for (a) cash of $288.8 million and (b) 10 percent of the new common stock of the Company.

  (5)
  The Company exchanged the former common stock of the Company owned by Robert A. Uhlenhop (Uhlenhop), the Company's former president and chief executive officer, for approximately 2.5 percent of the new common stock of the Company. In exchange for $0.3 million in cash and $0.5 million of notes receivable, Uhlenhop acquired an additional 1.5 percent of the new common stock in the Company.

  (6)
  In exchange for $0.4 million in cash and $0.4 million of notes receivable, certain other management personnel acquired the remaining 2.0 percent of the new common stock in the Company.

  (7)
  Costs incurred by the Company related to the Recapitalization were approximately $5.9 million and were expensed in the predecessor financial statements.

        Through June 20, 2002, the Company accounted for the May 22, 1997 Recapitalization transaction using the historical basis of the Company's existing assets and liabilities (i.e., "recapitalization accounting") because there was substantive continuing voting ownership by ZS. Because of the events described below and the rules in SEC Staff Accounting Bulletin (SAB) No. 54, the Company was required to retroactively push down the new owners' basis to the Company's separate financial statements—as if it were a new entity as of May 22, 1997.

        During 2002, the Company had the following equity transactions:

  •
  On March 26, 2002, the Company issued 20 million shares of its common stock to its majority shareholder for $20.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 5 million shares of common stock owned by ZS for $5.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 2 million shares of common stock owned by Uhlenhop for $2.0 million, consisting of approximately $1.2 million in cash and settlement of a note receivable of approximately $0.8 million.

        As a result of these transactions, the majority owners of the Company owned approximately 96 percent of the Company's common stock. In accordance with SAB No. 54, recapitalization accounting could no longer be used, and the new owners' "purchase accounting" basis had to be pushed down to the Company's financial statements as if it had occurred May 22, 1997. The accompanying financial statements reflect this retroactive application, and accordingly, the 2001 and

2000 balances have been restated from their recapitalization accounting presentation in past financial statements issued by the Company.

        The application of purchase accounting for the May 22, 1997 partial purchase by the new owners and the March 26, 2002 purchase by the majority stockholder resulted in the following adjustments as of December 31, 2001 and for the years ended December 31, 2001 and 2000:

	December 31, 2001
	Previously Reported	Balance Restated
Balance Sheets
Inventories	$15,789,157	$23,261,846
Property, plant, and equipment, net	137,709,574	148,476,809
Goodwill, net	39,267,433	183,200,984
Net deferred income tax liability	4,116,548	10,817,675
Total stockholders' equity (deficit)	(146,550,783)	8,971,565
	Year Ended December 31
	2001		2000
	Previously Reported	Restated Balance	Previously Reported	Restated Balance
Cost of products and services	$334,372,403	$346,917,560	$361,911,162	$374,165,599
Selling and administrative expenses	23,404,166	31,263,254	25,776,350	33,597,323
Loss on disposal of depreciable assets	(394,375)	(512,467)	(704,875)	(642,880)
Income tax provision (benefit)	3,716,620	(1,268,214)	4,095,143	(701,386)
Net income (loss)	5,293,524	(10,243,979)	7,105,751	(8,111,134)
Earnings (loss) per share:
Basic	$0.10	$(0.20)	$0.14	$(0.16)
Diluted	$0.09	$(0.20)	$0.12	$(0.16)

        During the third and fourth quarters of 2002, the Company purchased approximately 1.4 million shares of common stock, owned by former employees, for approximately $1.4 million in cash.

        The March 26, 2002 acquisition by the majority stockholder of the newly issued shares, the June 21, 2002 acquisitions by the Company of all shares of common stock held by ZS and Uhlenhop, and the third and fourth quarter common stock repurchases resulted in additional purchase accounting basis being pushed down to the Company. Such pushdown resulted in additional goodwill of approximately $6.7 million being recorded by the Company in 2002.

3. Business Combinations

Precision Offset Printing Company, Inc.

        On March 30, 2000, the Company completed the acquisition of all of the outstanding shares of Precision Offset Printing Company, Inc. and Precision Ollan Seal, Inc. (collectively, Precision). The acquisition price, net of cash received and including capitalized transaction costs, was approximately $25.3 million and was principally financed with a $25 million increase in the Senior Secured Credit Agreement (the Credit Agreement).

        The acquisition was accounted for as a purchase, and the consolidated financial statements include the results of operations of Precision from the acquisition date. The excess purchase price over estimated fair value of net assets acquired was approximately $17.1 million and was accounted for as goodwill.

        Precision operates plants in Leesport, Pennsylvania, and Dauberville, Pennsylvania. Precision manufactures overhead transparencies and plastic inserts for use primarily in the education market. The 2000 pro forma results of operations as if the Precision acquisition had occurred at the beginning of the respective period would not have been materially different from the reported results.

4. Restructuring Charge

        During 2001, the Company closed the sheet-fed printing, stripping, and platemaking operations of its St. Louis, Missouri, manufacturing location. The majority of these operations were transferred to the Owensville, Missouri, manufacturing location of Von Hoffmann Graphics, Inc. Additionally, the Company reduced the workforce within the St. Louis, Missouri, manufacturing location of the Subsidiary. Lastly, the Company closed the Owensville, Missouri, manufacturing location of the Subsidiary. These operations and certain related assets were consolidated into the Jefferson City, Missouri, manufacturing locations of the Subsidiary. As a result of these restructurings, the Company recorded total restructuring expenses of approximately $1,476,000 consisting mainly of employee severance and equipment relocation costs. The Company utilized approximately $1,370,000 in 2001 and $106,000 in 2002. The Company has no remaining liability associated with the restructuring.

5. Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2002	2001
Von Hoffmann Corporation:
Senior secured credit agreement—revolving loan	$—	$23,000,000
Senior secured credit agreement—term loans	—	197,554,923
Senior notes	215,000,000	—
Senior subordinated notes	100,000,000	100,000,000
Senior secured credit agreement—acquisition loan	—	21,000,000

	315,000,000	341,554,923
Von Hoffmann Holdings Inc.:
Subordinated exchange debentures	35,681,157	43,016,132

	35,681,157	43,016,132

	350,681,157	384,571,055
Less current portion	—	29,235,592

	$350,681,157	$355,335,463

Senior Secured Credit Agreement (New Credit Agreement)

        On March 26, 2002, the Subsidiary entered into a Senior Secured Credit Agreement (New Credit Agreement), which provides $90.0 million on a revolving basis. At the Subsidiary's one-time option, the available borrowings may be increased to $100.0 million, subject to finding lenders to provide such increase. The New Credit Agreement expires November 15, 2006.

        Borrowings under the New Credit Agreement bear interest at variable rates tied to, at the Subsidiary's option, LIBOR or base rates of interest, and such interest is payable quarterly. Additionally, performance-based reductions of interest are available subject to measures of leverage. At December 31, 2002, the Subsidiary had no outstanding borrowings and approximately $73 million available for future borrowings under the New Credit Agreement, net of $1.35 million in an outstanding letter of credit.

        The indebtedness outstanding on the New Credit Agreement is guaranteed by the Company and the Subsidiary's subsidiaries and secured by the capital stock of the Subsidiary. Since the Company has no independent operations and no subsidiaries other than the Subsidiary, these financial statements do not include condensed consolidating financial information. Additionally, the indebtedness is secured by substantially all existing and after-acquired property and assets of the Subsidiary.

Senior Secured Credit Agreement (Old Credit Agreement)

        The Credit Agreement, originally entered into on May 22, 1997 as amended therefrom, was comprised of three term loan tranches with maturities ranging from six to eight years. Amortization of these term loans commenced on September 30, 1997. Amounts outstanding at December 31, 2001 under the three term loan tranches were $197,554,923.

        In addition, the Old Credit Agreement included a revolving loan and an acquisition loan commitment of $75 million and $25 million, respectively. Amounts outstanding at December 31, 2001 under the revolving loan and acquisition loan were $23 million and $21 million, respectively.

        As a result of the Company extinguishing the Old Credit Agreement and entering into the New Credit Agreement, the Company recognized a loss of $3.1 million, which is reflected within the gain on debt extinguishment. The loss represents the write-off of deferred debt issuance costs associated with the Old Credit Agreement.

Senior Notes

        On March 26, 2002, the Subsidiary issued $215 million of 10.25 percent senior notes (2009 Senior Notes) due at maturity in 2009.

        The notes pay interest semiannually in arrears on February 15 and August 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary. The notes are subordinated to all current and future secured debt, including borrowings under the Senior Secured Credit Agreement. Under the senior notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        Proceeds from the New Credit Agreement and the 2009 Senior Notes were used to pay off all outstanding balances under the Subsidiary's prior Senior Secured Credit Agreement.

Senior Subordinated Notes

        On May 22, 1997, the Subsidiary issued $100 million of 10.375 percent senior subordinated notes due at maturity in 2007.

        The notes pay interest semiannually in arrears on May 15 and November 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary, and subordinated to all current and future senior debt, including borrowings under the New Credit Agreement and the Senior Notes.

        Under the senior subordinated notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        The subordinated notes indenture required the Company to file a registration statement with the Securities and Exchange Commission within 365 days of the issuance date or pay liquidated damages. The Company did not file a registration statement and complete an exchange offer for the private notes until September 27, 2002. As a result, the Company paid liquidated damages at an annual rate of 0.5 percent from May 22, 1998 until that date.

Subordinated Exchange Debentures/Redeemable Preferred Stock/Warrants

        On May 22, 1997, the Company issued redeemable preferred stock due in 2009 and detachable warrants for $25 million. The total proceeds received were allocated between the preferred stock and the warrants based on an estimate of each security's fair value at the date of issuance. The preferred stock accreted dividends at an annual rate of 13.5 percent until it was exchanged on November 16, 1998 for Subordinated Exchange Debentures due in 2009. After the exchange, the preferred stock owners sold the Subordinated Exchange Debentures in the open market. The Subordinated Exchange Debentures accrue interest at a rate of 13.5 percent. Interest is currently not paid in cash but accretes to and increases the principal amount of each debenture. Beginning on May 22, 2002, interest will be required to be paid in cash, subject to restrictions defined in the New Credit Agreement and conditions provided in the Subordinated Exchange Debentures indenture. The debentures cannot be redeemed by the Company until May 15, 2002 unless they are redeemed in conjunction with an initial public offering of the Company's stock or redemption is requested by the debenture holders upon the occurrence of a change in control of the ownership of the Company.

        During 2002, the Company purchased approximately 28.3 percent of its outstanding Subordinated Exchange Debentures for approximately $9.5 million. The purchase price of these debt instruments was less than the carrying value, resulting in a gain on the transaction of approximately $3.4 million, which is reflected within the gain on debt extinguishment.

        A total of 5,000,000 detachable warrants was issued in conjunction with the issuance of the preferred shares. The warrants entitle the holder to purchase common shares of the Company at a price of $0.01 per share, The warrants expire after ten years and can be exercised at any time. The fair value assigned to warrants of $4,495,000 is reflected in the stockholders' equity section of the consolidated balance sheets.

        At December 31, 2002, the fair value of the senior notes and senior subordinated notes was approximately $197.8 million and $78.0 million, respectively, based on quoted market prices. The redemption value of the Subordinated Exchange Debentures at December 31, 2002 was $37.4 million. Total interest paid on all debt was $27,997,528 in 2002, $30,346,820 in 2001, and $35,089,553 in 2000.

6. Income Taxes

        The reconciliation of income tax expense at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year Ended December 31
	2002	2001	2000
Expected statutory rate	35.00%	35.00%	35.00%
Nondeductible goodwill	—	(28.00)%	(35.87)%
Accretion on Subordinated Exchange Debentures	(1.81)%	(l.20)%	(l.57)%
Interest and gain on Subordinated Exchange Debentures	(26.47)%	—	—
State income tax and other	9.07%	5.22%	10.40%

Effective tax rate	15.79%	11.02%	7.96%

        The components of the income tax provision (benefit) are as follows:

	2002		2001	2000
Current:
U.S. federal		$883,221	$4,878,105	$6,050,239
State and other		49,534	554,983	500,471

		$932,755	$5,433,088	$6,550,710

Deferred:
U.S. federal	$	(l,784,674)	$(6,016,771)	$(6,698,040)
State and other		(141,448)	(684,531)	(554,056)

		$(1,926,122)	$(6,701,302)	$(7,252,096)

        Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31
	2002	2001
Deferred tax assets:
Goodwill/impairment charge	$4,972,674	5,491,560
Interest on Subordinated Exchange Debentures	4,717,717	5,684,407
Vacation accrual	1,178,435	1,149,718
Other	1,570,657	805,674

Total deferred tax assets	12,439,483	13,131,359
Deferred tax liabilities:
Property, plant, and equipment	17,721,254	20,774,125
Inventory	3,053,553	3,116,974
Other	556,229	57,935

Total deferred tax liabilities	21,331,036	23,949,034

Net deferred tax liabilities	$(8,891,553)	$(10,817,675)

        Income taxes of $2,331,889, $9,433,947, and $8,489,766 were paid in 2002, 2001, and 2000, respectively.

7. Pension and Profit Sharing Plan

        The Company has one defined contribution pension and profit sharing plan. The Company contributed a total of $4,680,999 in 2002, $4,343,222 in 2001, and $4,385,292 in 2000.

8. Employee Stock Option Plan

        During 1997, the Company authorized a stock option plan to grant options to management personnel for up to 6,000,000 shares of the Company's common stock. Certain options granted under the plan vest ratably over a five-year period, while other options have an accelerated vesting feature in which vesting occurs ratably over a five-year period only if certain performance targets are met. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant.

        Information related to the Company's stock option plan is presented below.

	2002		2001		2000
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	5,275,000	$1.20	5,525,000	$1.19	5,600,000	$1.18
Forfeited	2,048,400	1.52	400,000	1.27	375,000	2.12
Granted	—	—	150,000	2.25	300,000	2.25

Outstanding at end of year	3,226,600	$1.00	5,275,000	$1.20	5,525,000	$1.19

Exercisable at end of year	2,931,970	$1.00	3,887,685	$1.12	3,378,815	$1.10

Reserved for future option grants	2,773,400		725,000		475,000

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 2001 and 2000 assumes a risk-free interest rate of 5.00 and 5.50 percent, respectively, an assumed dividend yield of zero, and an expected life of the options of five years. The weighted average fair value of options granted during 2001 and 2000 was $0.50 and $0.54 per share, respectively. The weighted average remaining contractual life of options is 4.42 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

        Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Based on the above assumptions, the Company's pro forma net income and earnings per share incorporating this amortization would not have been materially different from reported amounts during 2002, 2001, and 2000.

        In August 2002, the Company offered a voluntary option cancellation and replacement program to certain of its employees. Under this program, the employees were given the opportunity, if they chose, to cancel certain outstanding stock options previously granted to them with an exercise price greater than $1.00 per share for a number of replacement options, approximately their December 31, 2002 vested position, to be granted at a future date, six months and five days from the cancellation date. Under the exchange program, options for 850,000 shares of the Company's common stock were tendered and canceled, of which 616,695 were eligible for replacement option grants. The exercise price of each replacement option will be the fair value of the Company's common stock on the date of grant. The replacement options will have terms and conditions that are substantially the same as those canceled options. The exchange program is not expected to result in any compensation charges or variable plan accounting.

9. Earnings per Share

        The following table sets forth the computation of basic and diluted loss per share:

	Year Ended December 31
	2002	2001	2000
Numerator for basic and diluted earnings per share—loss allocable to common stockholders	$(5,296,322)	$(10,243,979)	$(8,111,134)

Denominator for basic and diluted loss per share—weighted average shares	62,609,786	51,579,444	51,594,444

Basic and diluted loss per share	$(0.08)	$(0.20)	$(0.16)

10. Related Party Transactions

        The Company paid consulting fees to Credit Suisse First Boston LLC (Credit Suisse) (or its predecessor), an affiliate of a stockholder in the Company, of approximately $0.4 million in 2002 and $0.3 million in 2001 and 2000. As part of the financing activity disclosed in Note 5, the Company paid consulting fees associated with formulation of financial strategies to Credit Suisse of approximately $1.0 million. In addition, the Company paid underwriting fees in 2002 associated with the 2009 Senior Notes and New Credit Agreement to Credit Suisse of approximately $8.2 million. Credit Suisse also received fees for their work assisting the Company on the open market repurchases of its Subordinated Exchange Debentures. The Company believes the amount paid to Credit Suisse in these transactions was no more favorable than an amount it would have paid to independent third parties for the same service.

11. Uhlenhop Agreement

        On June 21, 2002, the Company and Uhlenhop amended his employment agreement, and at that time, the Company paid Uhlenhop a one-time cash payment on an after-tax basis of $1.0 million. The Company recorded an expense, as reflected in selling and administrative expense in 2002, of approximately $1.8 million.

12. Quarterly Financial Information (Unaudited)

	Quarter
2002
	First	Second	Third	Fourth		Year
Net sales	$82,666,127	$112,025,340	$108,054,283	$76,691,762		$379,437,512
Gross profit	9,368,587	19,871,872	16,310,841	12,554,974	(1)	58,106,274
Net income (loss)	(5,793,228)	2,268,221	249,446	(2,020,761)	(1)	(5,296,322)
Basic earnings (loss) per share	(0.11)	0.03	—	(0.03)		(0.08)
Diluted earnings (loss) per share	(0.11)	0.03	—	(0.03)		(0.08)
	Quarter
2001
	First	Second	Third	Fourth	Year
Net sales	$112,852,034	$113,889,206	$107,451,937	$72,903,225	$407,096,402
Gross profit	16,677,865	20,496,269	15,844,935	7,159,773	60,178,842
Net income (loss)	(2,757,608)	1,158,592	(1,784,851)	(6,860,112)	(10,243,979)
Basic earnings (loss) per share	(0.05)	0.02	(0.03)	(0.13)	(0.20)
Diluted earnings (loss) per share	(0.05)	0.02	(0.03)	(0.13)	(0.20)

(1)
During the quarter ended December 31, 2002, the Company recorded a $1,000,000 increase to earnings ($842,000 net of tax) related to a book-to-physical inventory adjustment on paper inventory. The impact of the adjustment on a basic and diluted basis was $0.01 per share.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2003	September 30, 2002	December 31, 2002
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,178,136	$7,109,748	$4,437,814
Trade accounts receivable, less allowance for doubtful accounts of $460,114 at September 30, 2003, $475,085 at September 30, 2002 and December 31, 2002	59,855,196	51,592,886	49,140,939
Inventories	20,848,248	31,039,647	32,037,590
Income taxes refundable	—	1,451,211	1,610,764
Deferred income taxes	2,509,104	1,955,392	2,492,145
Prepaid expenses	1,747,153	1,158,761	1,057,038

	110,137,837	94,307,645	90,776,290
Deferred debt issuance cost, net of accumulated amortization of $4,999,226 at September 30, 2003, $2,747,540 at September 30, 2002, and $3,362,918 at December 31, 2002	9,489,884	11,606,556	11,123,569
Property, plant, and equipment:
Buildings and improvements	46,220,502	47,027,635	45,907,423
Machinery and equipment	229,672,579	224,195,015	225,624,848
Transportation equipment	794,600	841,600	841,600
Furniture and fixtures	7,293,503	10,773,401	6,633,872

	283,981,184	282,837,651	279,007,743
Allowance for depreciation and amortization	(174,475,234)	(156,696,912)	(158,552,832)

	109,505,950	126,140,739	120,454,911
Installation in process	3,457,244	1,677,345	3,016,871
Land	4,894,397	4,894,397	4,894,397

	117,857,591	132,712,481	128,366,179
Goodwill	189,854,557	189,854,558	189,854,557
Covenant not to compete, net of accumulated amortization of $945,555 at September 30, 2002	—	54,546	—

	$427,339,869	$428,535,786	$420,120,595

See notes to consolidated unaudited financial statements.

	September 30, 2003	September 30, 2002	December 31, 2002
	(Unaudited)	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$12,420,491	$15,046,568	$13,907,327
Other accrued expenses	12,996,397	15,824,681	14,898,413
Salaries and wages	5,880,837	5,444,586	5,864,837
Taxes, other than income taxes	1,337,228	1,376,033	427,305
Income taxes payable	5,613,012	—	—

	38,247,965	37,691,868	35,097,882
Long-term liabilities and reserves:
Deferred income taxes	9,323,134	12,413,157	11,383,698
Senior secured credit agreement—revolving loan	—	4,000,000	—
Senior notes	215,000,000	215,000,000	215,000,000
Senior subordinated notes	100,000,000	100,000,000	100,000,000
Subordinated exchange debentures	39,731,960	34,411,425	35,681,157

	364,055,094	365,824,582	362,064,855
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000,000 shares authorized; 71,594,444 shares issued at September 30, 2003, September 30, 2002 and December 31, 2002	715,944	715,944	715,944
Additional paid-in capital	86,434,271	86,434,271	86,434,271
Accumulated deficit	(53,126,851)	(53,219,471)	(55,240,233)
Treasury stock; at cost, 8,440,000 shares at September 30, 2003, 8,290,000 shares at September 30, 2002 and 8,440,000 shares at December 31, 2002	(8,470,000)	(8,320,000)	(8,470,000)
Notes receivable from the sale of stock and accrued interest	(516,554)	(591,408)	(482,124)

	25,036,810	25,019,336	22,957,858

	$427,339,869	$428,535,786	$420,120,595

See notes to consolidated unaudited financial statements.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2003	2002
Net sales	$107,180,359	$108,054,283
Cost of products and services	88,250,021	91,743,442

Gross profit	18,930,338	16,310,841
Operating expenses:
Selling and administrative expenses	5,795,351	5,864,034
Special consulting expenses	246,841	518,469

	6,042,192	6,382,503

Income from operations	12,888,146	9,928,338
Interest income	55,513	66,417
Loss on disposal of depreciable assets	(3,795)	(423,525)
Gain on debt extinguishment	—	3,404,466
Interest expense—subsidiary	(8,803,960)	(9,043,234)
Interest expense—subordinated exchange debentures	(1,391,861)	(981,562)

	(10,144,103)	(6,977,438)

Income before income taxes	2,744,043	2,950,900
Income tax provision	3,117,400	2,701,454

Net income (loss)	$(373,357)	$249,446

Net income (loss) per common share:
Basic	$(0.01)	$0.00

Diluted	$(0.01)	$0.00

Average number of shares outstanding:
Basic	63,154,444	63,750,488

Diluted	63,154,444	68,700,488

See notes to consolidated unaudited financial statements.

	Nine Months Ended September 30,
	2003	2002
Net sales	$305,294,479	$302,745,750
Cost of products and services	250,151,422	257,194,450

Gross profit	55,143,057	45,551,300
Operating expenses:
Selling and administrative expenses	16,884,646	20,028,719
Special consulting expenses	580,776	2,231,441

	17,465,422	22,260,160

Income from operations	37,677,635	23,291,140
Interest income	100,215	224,029
Gain (loss) on disposal of depreciable assets	(291,656)	2,587,903
Gain on debt extinguishment	—	279,818
Interest expense—subsidiary	(26,466,126)	(24,686,960)
Interest expense—subordinated exchange debentures	(4,050,803)	(4,259,968)

	(30,708,370)	(25,855,178)

Income (loss) before income taxes	6,969,265	(2,564,038)
Income tax provision	4,855,883	711,523

Net income (loss)	$2,113,382	$(3,275,561)

Net income (loss) per common share:
Basic	$0.03	$(0.05)

Diluted	$0.03	$(0.05)

Average number of shares outstanding:
Basic	63,154,444	62,701,697

Diluted	68,104,444	62,701,697

See notes to consolidated unaudited financial statements.

Von Hoffmann Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2003	2002
Operating activities
Net income (loss)	$2,113,382	$(3,275,561)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	17,029,558	23,631,094
Amortization of intangibles	—	163,636
Amortization of debt issuance costs	1,636,308	1,517,701
Loss (gain) on disposal of depreciable assets	291,656	(2,587,903)
Gain on debt extinguishment	—	(279,818)
Provision for deferred income taxes	(2,077,523)	(347,955)
Accrued interest on subordinated exchange debentures	3,849,440	4,018,818
Accretion of discount on subordinated exchange debentures	201,363	241,150
Accrued interest on notes from the sale of stock	(34,430)	(81,489)
Changes in operating assets and liabilities:
Trade accounts receivable	(10,714,257)	(5,427,027)
Inventories	11,189,342	(7,617,046)
Income taxes refundable/payable	7,223,776	1,055,362
Prepaid expenses	(690,115)	(150,583)
Trade accounts payable	(1,486,836)	5,269,197
Other accrued expenses	(1,902,014)	7,642,615
Salaries and wages	16,000	(600,402)
Taxes, other than income taxes	909,923	992,585

Net cash provided by operating activities	27,555,573	24,114,374
Investing activities
Purchases of property, plant, and equipment	(6,957,828)	(10,201,555)
Proceeds from sale of equipment	145,200	4,922,692

Net cash used in investing activities	(6,812,628)	(5,278,863)
Financing activities
Payments of debt issuance costs	(2,623)	(10,781,800)
Net (payments) borrowings—revolving loan	—	(19,000,000)
Net (payments) borrowings—acquisition loan	—	(21,000,000)
Payments on senior secured debt—term loans	—	(197,554,923)
Proceeds from issuance of senior notes	—	215,000,000
Payments on subordinated exchange debentures	—	(9,460,210)
Purchase of treasury stock	—	(8,230,000)
Repayment of notes on sale of stock	—	981,247
Issuance of common stock	—	20,000,000

Net cash used in financing activities	(2,623)	(30,045,686)

Net increase (decrease) in cash and cash equivalents	20,740,322	(11,210,175)
Cash and cash equivalents at beginning of period	4,437,814	18,319,923

Cash and cash equivalents at end of period	$25,178,136	$7,109,748

See notes to consolidated unaudited financial statements.

Von Hoffmann Holdings Inc. and Subsidiaries

Notes to Consolidated Unaudited Financial Statements

1. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements of Von Hoffmann Holdings Inc. (formerly known as Von Hoffmann Corporation) and its wholly owned subsidiaries (the "Company") have been prepared in accordance with instructions to Form 10-Q and reflect all adjustments which management believes necessary to present fairly the results of operations. These statements, however, do not include all information and footnotes necessary for a complete presentation of the Company's financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The consolidated unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

        Diluted earnings per share for the three months ended September 30, 2003 and nine months ended September 30, 2002 did not include 4,950,000 common stock equivalents because they were anti-dilutive.

        The Company's business is subject to seasonal influences, therefore, interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Von Hoffmann Corporation (formerly known as Von Hoffmann Press, Inc.) (the "Subsidiary"), and its wholly owned subsidiaries: Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., One Thousand Realty and Investment Company, and Precision Offset Printing Company, Inc. Effective February 25, 2002, Von Hoffmann Graphics, Inc. was merged into the Subsidiary. Effective December 20, 2002, One Thousand Realty and Investment Company was merged into the Subsidiary. Intercompany accounts and transactions have been eliminated.

Income Taxes

        The provision for income taxes is computed using the liability method. Differences between the effective tax rate for financial reporting purposes and statutory tax rate result primarily from the nondeductible portion of interest expense-subordinated exchange debentures.

        In the third quarter of 2003, the Company's forecasted effective tax rate was adjusted to reflect forecasted changes in full year pre-tax income/(loss) and the proportional impact of non-deductible interest expense-subordinated exchange debentures. Changes in full year forecasted pre-tax income/(loss) were directly associated with current business conditions and incremental interest expense to be incurred during the fourth quarter.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards. No stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. Based on the Company's calculations, pro forma net income and earnings per share under the fair value method of SFAS No. 123 would not have been materially different from reported amounts for the three months and nine months ended September 30, 2003 and 2002.

Reclassifications

        Certain reclassifications have been made to the 2002's financial statements to conform with the 2003 presentation.

2. Inventories

        The Company values substantially all of its inventory at the lower of cost, as determined using the last-in, first-out (LIFO) method, or market. The remainder of inventory is valued at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. The Company does not anticipate a material adjustment to the year-end LIFO reserve and thus, no quarterly LIFO adjustment has been made.

        Inventories are comprised of the following amounts:

	September 30, 2003	September 30, 2002	December 31, 2002
Raw Materials	$14,887,054	$18,620,709	$14,602,196
Work In Process	7,651,188	14,210,883	19,125,388

	22,538,242	32,831,592	33,727,584
Less: LIFO Reserve	1,689,994	1,791,945	1,689,994

	$20,848,248	$31,039,647	$32,037,590

3. Long Term Debt and Gain on Debt Extinguishment

        On March 26, 2002, the Subsidiary entered into a Senior Secured Credit Agreement (the "New Credit Agreement") that includes a revolving loan commitment of $90,000,000. The New Credit Agreement is secured by accounts receivable and inventory as well as by property, plant and equipment. At the Subsidiary's one-time option, the available borrowing base may be increased to provide borrowings of up to $100,000,000, subject to finding lenders to provide such increase. The New Credit Agreement expires November 15, 2006.

        In addition, on March 26, 2002, the Subsidiary issued $215 million aggregate principal amount of Senior Notes, due March 15, 2009 (the "2009 Senior Notes") at an interest rate of 10.25 percent. The proceeds from the New Credit Agreement and the 2009 Senior Notes were used to pay off all outstanding balances under the Subsidiary's prior credit agreement.

        As a result of the extinguishment of the prior credit agreement in the first quarter of 2002, the Company recognized a loss of $3.1 million, reflected within the loss on debt extinguishment. The loss represents the write-off of deferred debt issuance costs associated with the prior credit agreement.

        In the third quarter of 2002, the Company purchased approximately 28.3 percent of its outstanding Subordinated Exchange Debentures for approximately $9.5 million. The purchase price of these debt instruments was less than the carrying value, resulting in a gain on the transaction of approximately $3.4 million, which is reflected within gain on debt extinguishment.

4. Adoption of SFAS No. 145

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB statement No. 13, and Technical Corrections" ("SFAS 145"). Under SFAS 145, gains and losses on extinguishments of debt are to be classified as income or loss from continuing operations rather than extraordinary items. Adoption of this Statement is required for fiscal years beginning after May 15, 2002. We adopted SFAS 145 effective for interim periods subsequent to September 30, 2002, which required reclassification of all comparative periods presented. The Statement of Operations for the nine-months ended September 30, 2002 reflects the reclassification of previously recorded extraordinary loss of approximately $3.1 million, classified as loss on debt extinguishment.

5. Related Party Transaction

        As part of the financing activity in 2002 discussed in Note 3, the Company paid consulting fees associated with formulation of financial strategies, as reflected in special consulting expenses for the nine months ended September 30, 2002, to Credit Suisse First Boston Corporation ("Credit Suisse"), an affiliate of the majority stockholder in the Company, of approximately $1.0 million. In addition, the Subsidiary paid fees associated with the offering of the 2009 Senior Notes and New Credit Agreement, as reflected in deferred debt issuance cost at September 30, 2002, to Credit Suisse of approximately $8.2 million. The Subsidiary believes the amount paid to Credit Suisse in these transactions was no more favorable than an amount it would have paid to independent third parties for the same service.

6. Uhlenhop Agreement

        On June 21, 2002, the Company and Robert Uhlenhop ("Uhlenhop"), former President and CEO, amended his employment agreement, and at that time, the Company paid Uhlenhop a one-time cash payment on an after-tax basis of $1.0 million. The Company recorded an expense, as reflected in selling and administrative expenses in 2002, of approximately $1.8 million.

7. Subsequent Events

        The Subsidiary acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $107.2 million in cash on October 22, 2003. ("Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions.

        The Lehigh Press Acquisition, which was financed by the borrowing of funds under the New Credit Agreement and cash on hand. The estimated excess purchase price over estimated fair value of net assets acquired will be approximately $40.0 million and will be accounted for as goodwill. As part of the purchase price allocation, the Subsidiary will classify the Lehigh Direct division as an asset held for sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Lehigh Direct division will be recognized at estimated fair value less expected costs to sell with activity within the division being classified as a discontinued operation, net of taxes.

        The acquisition will be accounted for under the purchase method of accounting in accordance with the SFAS No. 141, "Business Combinations" and the resulting goodwill and other intangible assets will be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." We are in the process of finalizing third party valuations of property, plant and equipment and certain intangible assets (i.e., non-compete agreements, customer agreements, etc.); accordingly the allocation of the purchase price in excess of the net assets acquired is subject to adjustment.

        Prior to the consummation of the Lehigh Press Acquisition, the Subsidiary amended the New Credit Agreement primarily to permit the offering and issuance of 10.25% Senior Notes due 2009 in the amount $60.0 million principal notional ("Tack-On Senior Notes") as well as the acquisition of Lehigh Press. In addition, the amendment allows the Subsidiary the ability to increase the revolving loan commitment amount by $20.0 million. On November 21, 2003, the Subsidiary increased its revolving loan commitment from $90.0 million to $100.0 million.

        The Subsidiary issued the Tack-On Senior Notes on October 22, 2003 at a premium of 104.75. These proceeds from the issuance were used to reduce outstanding borrowings under the New Credit Agreement.

        On October 22, 2003 the Company's principal stockholders, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, purchased 20 million shares of the Company's common stock for an aggregate purchase price of $20.0 million. The proceeds from this issuance will be used by the Company for general corporate purposes, which may include the repurchase of existing Subordinated Exchange Debentures.

        On November 21, 2003, the Subsidiary entered into an agreement to engage Credit Suisse to act as our exclusive financial advisor with respect to the sale of Lehigh Direct, a division of Lehigh Press. Under the agreement, Credit Suisse will assist the Subsidiary in the marketing and negotiation in the sale of Lehigh Direct. Credit Suisse will receive a transaction fee equal to $1.0 million payable upon the closing of the sale of Lehigh Direct.

        On December 11, 2003, the Company announced the closure of the manufacturing facilities of its wholly-owned subsidiary Precision Offset Printing Company, Inc. by March, 2004 in an effort to reduce costs and consolidate its services offered to customers who print products on plastics and other synthetic substrates. The operations of Precision's two facilities will be integrated into the Pennsauken, NJ-based Lehigh Lithographers division of Lehigh Press. The Company will incur a pre-tax charge of $4.0 to $4.5 million in the first quarter of 2004 in order to cover severance payments, relocation costs as well as the write-down of certain fixed assets which will not be relocated. The cash portion of this charge will be approximately $1.0 to $1.5 million.

Report of Independent Auditors

Board of Directors
The Lehigh Press, Inc.

        We have audited the accompanying balance sheets of The Lehigh Press, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Lehigh Press, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ ERNST & YOUNG LLP

March 5, 2003, except for Note 10
as to which the date is
September 5, 2003

The Lehigh Press, Inc.

Balance Sheets

	December 31
	2002	2001
	(In Thousands)
Assets
Current assets:
Cash	$749	$41
Receivables:
Trade, less allowance of $91,000 in 2002 and $141,000 in 2001	12,896	17,254
Other	732	961

	13,628	18,215
Refundable income taxes	—	191
Inventories:
Raw materials and supplies	2,075	2,169
Work-in-process	1,487	1,788

	3,562	3,957
Deferred income taxes	418	488
Other	680	907

Total current assets	19,037	23,799
Property and equipment, net	35,462	36,240
Goodwill	7,450	7,450
Other intangible assets, net	214	274
Other	114	132

Total assets	$62,277	$67,895

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$11,314	$17,112
Accrued compensation	2,432	1,865
Accrued interest	152	245
Accrued income taxes	636	181

Total current liabilities	14,534	19,403
Long-term debt	33,652	38,210
Deferred income taxes	3,232	5,017
Deferred compensation, pensions, and other liabilities	7,832	2,871

Total liabilities	59,250	65,501
Stockholders' equity:
Common stock, no par value; stated value $.10 per share:
Authorized—1,000,000 shares; Issued and outstanding—195,466 shares	20	20
Additional paid-in capital	1,025	1,025
Restricted stock—unearned compensation	(53)	(181)
Accumulated other comprehensive loss	(3,750)	(680)
Retained earnings	5,785	2,210

Total stockholders' equity	3,027	2,394

Total liabilities and stockholders' equity	$62,277	$67,895

See accompanying notes.

The Lehigh Press, Inc.

Statements of Operations

	Year ended December 31
	2002	2001	2000
	(In Thousands)
Net sales	$118,741	$120,187	$133,306
Cost of sales	88,022	94,801	103,582

Gross profit	30,719	25,386	29,724
Selling and administrative expenses	22,862	20,118	22,442

Operating income	7,857	5,268	7,282
Nonoperating expenses:
Interest	2,102	3,011	4,129
Other, net	73	88	744

Total non operating expenses	2,175	3,099	4,873

Income before income taxes	5,682	2,169	2,409
Income taxes	2,107	1,020	829

Net income	$3,575	$1,149	$1,580

See accompanying notes.

The Lehigh Press, Inc.

Statements of Stockholders' Equity

	Common Stock	Additional Paid-in Capital	Restricted Stock	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Total
	(In Thousands)
Balances, January 1, 2000	$20	$1,025	$(435)	$—	$(519)	$91
Net income					1,580	1,580
Amortization of unearned compensation			127			127

Balances, December 31, 2000	$20	$1,025	$(308)	$—	$1,061	$1,798
Comprehensive income:
Net income					1,149	1,149
Other comprehensive loss—Minimum pension liability adjustment (net of related tax benefit of $417)				(680)		(680)

Total comprehensive income						469
Amortization of unearned compensation			127			127

Balances, December 31, 2001	$20	$1,025	$(181)	$(680)	$2,210	$2,394
Comprehensive income:
Net income					3,575	3,575
Other comprehensive loss—Minimum pension liability adjustment (net of related tax benefit of $2,300)				(3,070)		(3,070)

Total comprehensive income						505
Amortization of unearned compensation			128			128

Balances, December 31, 2002	$20	$1,025	$(53)	$(3,750)	$5,785	$3,027

See accompanying notes.

The Lehigh Press, Inc.

Statements of Cash Flows

	Year Ended December 31
	2002	2001	2000
	(In Thousands)
Operating activities
Net income	$3,575	$1,149	$1,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,779	5,058	4,946
Amortization	404	699	701
Income from equity investment	—	—	(272)
Bad debt write-offs (recoveries), net	217	(10)	370
Provision for deferred income taxes	273	710	249
Gain on disposition of equipment	(10)	(28)	(132)
Changes in operating assets and liabilities:
Decrease (increase) in receivables	4,370	(337)	2,600
Decrease (increase) in inventories	395	924	(450)
Decrease (increase) in other current assets	436	(463)	200
(Decrease) increase in accounts payable and accrued expenses	(4,974)	(863)	1,099
Decrease in deferred compensation, pensions, and other	(208)	(1,089)	(685)

Net cash provided by operating activities	10,257	5,750	10,206
Investing activities
Purchases of property and equipment	(5,001)	(10,994)	(6,480)
Cash proceeds from sale of equity investment	—	—	3,500
Proceeds from sale of equipment	10	69	192
Increase in equity investment	—	—	(1,064)

Net cash used in investing activities	(4,991)	(10,925)	(3,852)
Financing activities
(Payments) borrowings under revolving credit facility, net	(1,799)	827	—
Payments on other borrowings	(4,814)	(3,929)	(13,103)
Proceeds from other borrowings	2,055	8,237	6,785

Net cash (used in) provided by financing activities	(4,558)	5,135	(6,318)

Net increase (decrease) in cash	708	(40)	36
Cash at beginning of year	41	81	45

Cash at end of year	$749	$41	$81

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$2,136	$2,985	$3,832

Cash paid during the year for income taxes	$950	$865	$809

See accompanying notes.

The Lehigh Press, Inc.

Notes to Financial Statements

December 31, 2002

1. Business

        The Lehigh Press, Inc. (the "Company") operates as a comprehensive printing enterprise, producing products and materials for the commercial in-line printing market and components for the educational textbook and trade market; its customers are located throughout much of the United States. Two customers accounted for 22% of the Company's sales for the year ended December 31, 2002. Three customers each accounted for 10% of the Company's sales for the year ended December 31, 2001.

2. Summary of Significant Accounting Policies

Accounts Receivable

        Accounts receivable are reported net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and provides for anticipated losses based on prior experience and specific collectibility matters when they arise.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated over their estimated useful lives on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The Company capitalizes all repair and maintenance costs which result in significant increases in the useful life of the underlying asset. All other repair and maintenance costs are expensed as incurred. Building and improvements are depreciated over useful lives of 20 to 30 years, machinery and equipment are depreciated over useful lives of five to 11 years, and other fixed assets are depreciated over useful lives of three to 10 years.

Intangible Assets and Amortization

        Intangible assets consist of goodwill, which is no longer amortized as explained in the next paragraph, and deferred financing fees, which are amortized by the straight-line method over the seven-year term of the related debt agreement.

        As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Accordingly, the Company will no longer amortize goodwill, but will instead evaluate it for impairment annually. Had the Company adopted SFAS 142 on January 1, 2000, the historical net income for 2000 and 2001 would have increased by $296,000 to $1,876,000 and $1,445,000, respectively.

        SFAS 142 requires the Company to conduct its goodwill impairment testing at the reporting unit level. The Company determined its reporting units to be its book components business for the educational and trade market and its commercial printing business, compared their carrying amounts to their estimated fair values, and concluded that there was no goodwill impairment as of December 31, 2002. Fair value for this purpose was determined by reference to earnings multiples currently employed in the printing industry to value businesses similar to the Company.

Income Taxes

        Deferred tax liabilities and assets are determined based on the difference between the book and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred income tax provision or benefit for the period is then the difference in the net liabilities or assets as of the beginning and end of the year.

Sales Recognition

        The Company follows the industry practice of recognizing a sale upon shipment or completed production of customers' orders, whichever occurs first. Shipping costs approximating $3,266,000, $3,465,000, $3,606,000 in 2002, 2001, and 2000, respectively, are included in net sales. The Company has no material amounts of finished goods inventory since substantially all of its sales are produced to customer specifications.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

        Certain prior-year balances in 2000 were reclassified to conform to the subsequent years' presentation.

3. Property and Equipment

        Property and equipment are summarized as follows:

	2002	2001
	(In Thousands)
Land	$2,290	$2,290
Building and improvements	12,377	11,836
Machinery and equipment	75,400	73,236
Other	1,620	1,950

	91,687	89,312
Less accumulated depreciation	(56,225)	(53,072)

	$35,462	$36,240

        Interest is capitalized in connection with major construction projects of machinery and equipment. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest of $131,000 was capitalized in 2001. No interest was capitalized in 2000 or 2002.

4. Borrowings

        Long-term debt consists of the following:

	2002	2001
	(In Thousands)
Term loan—LIBOR rate plus 3.00% or bank base rate plus 0.75% (4.64% at December 31, 2002), payable in quarterly installments of $766,667 commencing April 1, 2000 with a final payment of $5,051,467 due July 19, 2006	$14,251	$17,478
Revolving credit loan—LIBOR rate plus 2.50% or bank base rate plus .25% (4.5% at December 31, 2002)	8,571	10,370
Capital expenditure loan—LIBOR rate plus 3.00% or bank base rate plus 0.75% (5% at December 31, 2002), payable in quarterly installments of $310,850	4,795	3,710
Equipment promissory note—7.75%, payable in monthly installments of $75,891 commencing with a final payment of $910,698 due December 21, 2011	5,888	6,000
Junior subordinated note payable to stockholder—8%, due September 15, 2004	65	65
Equipment promissory note payable in monthly installments through 2004, interest rate of 6.8% and other	82	587

	33,652	38,210
Less: Current portion	—	—

Total long-term debt	$33,652	$38,210

        The Company has a $60,000,000 credit facility that is in effect through July 19, 2006, originally consisting of $48,000,000 in term loan and revolving credit loan capacity (the Revolving Credit Commitment) and $12,000,000 in capital expenditure loan capacity. This credit loan agreement is secured by substantially all of the assets of the Company. The Revolving Credit Commitment contains various restrictive covenants with respect to additional borrowings, sales of assets or common stock, payments for cash dividends, capital expenditures or other defined transactions, and certain financial ratios.

        Borrowing under the revolving credit facility is based on a formula applied to the Company's accounts receivable and inventories. The credit facility has a fee equal to .25% of the difference between (a) the Revolving Credit Commitment of $48,000,000 (less the then-current outstanding principal portion of the term loan) and (b) the greater of (i) the actual amount of the average outstanding revolving credit loans and (ii) $25,000,000.

        An amendment to the Company's loan agreements, dated June 23, 2000, provided a revolving credit borrowing facility for L.P.P.R., Inc., a company formed by the Company's Chairman and major stockholder to effect his acquisition of the Company's net assets and business in Puerto Rico. L.P.P.R., Inc. can borrow the lesser of $1,600,000, or the amount obtained by applying an eligibility formula to L.P.P.R, Inc.'s accounts receivable and inventories. The Company and L.P.P.R., Inc. are liable for these borrowings on a joint and several basis. At December 31, 2002, L.P.P.R., Inc.'s outstanding borrowings under the credit line were $1,113,000. Such amount has not been recorded in the financial statements of the Company.

        Under the capital expenditure facility, borrowings are made at 90% of the qualified capital expenditure invoiced cost. Principal payments under this facility are on a quarterly basis over five years, commencing on the first date of the fiscal quarter immediately following the date of the loan. At December 31, 2002, $4,041,000 is available for borrowing under this capital expenditure facility because repayments of outstanding borrowings cannot be re-borrowed.

        The Junior Subordinated Note of $1,565,000 is an obligation owed to the Company's Chairman and major stockholder. This note has been offset by the $1,500,000 note receivable from the Chairman acquired in the 2000 sale of the Puerto Rico business.

        The minimum contractual maturities of long-term borrowings are as follows:

Fiscal Year	Borrowings
(In Thousands)
2003	$4,798
2004	4,901
2005	4,860
2006	15,280
2007	641
2008 and thereafter	3,172

$33,652

        The Company intends to use the funds received under the revolving credit facility to meet current maturities of long-term borrowings and, accordingly, all debt is classified as long-term in the balance sheets.

5. Lease Commitments

        The Company leases property and equipment under operating lease arrangements expiring at various dates, including renewal options, through 2007. All of the Company's printing presses that are under operating leases contain purchase options at the end of the lease term based on pre-defined fair market values, which are not considered to be bargain purchase options.

        The approximate minimum rental commitments are $2,697,000 in 2003, $2,589,000 in 2004, $1,169,000 in 2005, $757,000 in 2006, and $258,000 in 2007. Rent expense for 2000, 2001 and 2002 was approximately $2,925,000, $3,185,000, $3,129,000, respectively.

6. Pensions and Other Benefits

        The Company maintains a trusteed, noncontributory defined benefit pension plan for employees not otherwise covered by collective bargaining agreements and unfunded supplemental retirement plans for certain key employees. The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2002 and 2001 as well as the funded status and amounts both recognized and not recognized in the balance sheets at December 31, 2002 and 2001:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
	(Dollars In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$23,030	$20,795	$1,696	$1,511
Service cost	913	802	34	58
Interest cost	1,664	1,532	112	113
Actuarial losses	1,846	901	17	101
Plan amendments	135	—	(44)	—
Benefits paid	(850)	(800)	(87)	(87)
Administrative expenses	(212)	(200)	—	—

Benefit obligation at end of year	$26,526	$23,030	$1,728	$1,696

Change in plan assets:
Fair value of plan assets at beginning of year	$17,714	$17,506	$—	$—
Actual return on plan assets	(1,812)	179	—	—
Company contributions	2,511	1,029	87	87
Benefits paid	(850)	(800)	(87)	(87)
Administrative expenses	(212)	(200)	—	—

Fair value of plan assets at end of year	$17,351	$17,714	$—	$—

Funded status	$(9,175)	$(5,316)	$(1,728)	$(1,696)
Unrecognized net actuarial loss (gain)	8,165	3,062	(23)	(40)
Unamortized prior service cost	249	165	(14)	27
Accrual adjustment	—	—	237	—

Net amount recognized	$(761)	$(2,089)	$(1,528)	$(1,709)

Amounts recognized in the balance sheets consist of:
Accrued benefit liability	$(7,060)	$(3,351)	$(1,528)	$(1,715)
Intangible asset	249	165	—	6
Accumulated other comprehensive loss	6,050	1,097	—	—

Net amount recognized	$(761)	$(2,089)	$(1,528)	$(1,709)

Weighted-average assumptions as of December 31:
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected return on plan assets	8.50%	9.00%	—	—
Rate of compensation increase	3.00%	3.50%	3.00%	3.00%

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000
	(In Thousands)
Components of net periodic benefit cost:
Annual service cost	$913	$802	$650	$33	$59	$40
Interest cost	1,664	1,532	1,427	112	113	105
Expected return on plan assets	(1,557)	(1,570)	(1,439)	—	—	—
Amortization of prior service cost	51	23	23	(2)	4	4
Amortization of (gains) losses	112	—	—	—	3	(6)

Net periodic benefit cost	$1,183	$787	$661	$143	$179	$143

        The Company charged $3,070,000 (net of taxes of $1,883,000) to its other comprehensive loss account (a component of stockholders' equity) in 2002 to adjust its minimum pension liability to $6,050,000 net of a $2,300,000 deferred income tax benefit.

        Charges to operations for contributions to a multi-employer pension plan covered by labor union contracts were $422,000, $573,000, and $454,000 for 2002, 2001, and 2000 respectively. These amounts were determined by contract and the Company does not administer or control the funds in any way. The Fund's administrator reported to the Company that the Fund had no unfunded vesting liability and no withdrawal liability for contributing employers as of the most recent actuarial report dated April 30, 2002.

        The Company also has a 401(k) defined contribution retirement plan for the benefit of all employees who meet certain age and hours-of-service requirements. Eligible employees may contribute varying percentages of their compensation to the plan and the Company, at the discretion of its Board of Directors, may make contributions. Company contribution expense for 2002, 2001 and 2000 was $126,000, $12,000, and $179,000, respectively.

        The Company has no formal bonus plan. Bonuses are discretionary, and generally are expensed when paid unless there is a designation that the bonus awards are for a specific past performance. Bonuses awarded for 2002 totaled $1,252,000. No bonuses were awarded for 2001. Bonuses awarded for 2000 totaled $1,118,000.

7. Stockholders' Equity

        Under the terms of a five-year restricted stock agreement with the Company's President and Chief Executive Officer (the "Executive"), the Company issued 44,260 shares of restricted stock in May 1998.

        The restricted stock agreement requires the Company to repurchase the vested shares upon a change in control, as defined, at certain minimum guaranteed repurchase amounts based on the shares' then-fair value, as defined.

        An agreement with the Executive provides for the Company's reserving up to 9% of its fully diluted Common Stock for issuance pursuant to equity awards to be made at the Executive's discretion. Options to purchase a total of 17,704 shares of the Company's Common Stock were granted to two executives as of June 1, 1998 at an exercise price of $14.40 per share, the fair market value at that date. Options to purchase 2,213 shares were granted to another executive as of January 1, 2001 at an exercise price of $46 per share, the fair market value at that date. The options vest pro rata over five years. No options have been exercised as of December 31, 2002. The Company accounts for stock-based compensation in accordance with the intrinsic value method proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In determining the fair value of the options in compliance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation("SFAS 123"), the Company used the minimum value method permitted for nonpublic companies. The supplemental disclosure requirements of SFAS 123 have been omitted because the effect on net income for each of the three years in the period ended December 31, 2002 was immaterial.

8. Income Taxes

        Income tax expense (benefit) consists of the following:

	2002	2001	2000
	(In Thousands)
Current:
Federal	$1,532	$299	$940
State	302	11	89

Total	1,834	310	1,029
Deferred:
Federal	252	613	(239)
State	21	97	39

Total	273	710	(200)

	$2,107	$1,020	$829

        Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2002	2001
	(In Thousands)
Deferred tax liabilities:
Book in excess of tax basis of property and equipment	$5,538	$5,569

Total deferred tax liabilities	5,538	5,569
Deferred tax assets:
Vacation accrual	284	283
Pension accrual	2,197	470
Net operating loss and credit carryforwards	74	46
Other	169	241

Total deferred tax assets	2,724	1,040

Net deferred tax liabilities	$2,814	$4,529

        The reconciliation of the reported income tax expense to the amount computed at the U.S. federal statutory tax rate is:

	2002	2001	2000
	(In Thousands)
Income tax expense at U.S. statutory rate	$1,933	$737	$879
State income tax expense, net of federal tax	214	71	84
Nondeductible travel and entertainment expenses	93	91	121
Nondeductible goodwill amortization (discontinued in 2002)	—	113	113
Tax benefit of equity investment	—	—	(449)
Accrual reversal and other—net	(133)	8	81

Income tax expense	$2,107	$1,020	$829

        The Company has net operating loss carryforwards available for tax purposes in various states, totaling $765,000 expiring in 2009.

9. Equity Investment

        On June 23, 2000, the Company sold for $5,000,000 the net assets and business of its wholly owned subsidiary, Lehigh Press Puerto Rico, Inc. ("LPPR"), to L.P.P.R., Inc., a corporation owned by Lehigh's Chairman and major stockholder. LPPR owned 50% of a printing joint venture in Puerto Rico until August 29, 1999, when it acquired the other venturer's interest in other to consummate the 2000 sale transaction. In light of the pending sale, the Company continued to account for its investment in LPPR using the equity method.

        The $5,000,000 sales price approximated the appraised fair market value of LPPR and its book value at the date of the sale, after giving effect to additional advances from Lehigh in 2000 of $930,000. The Company received $3,500,000 in cash and a note receivable of $1,500,000. The note has an interest rate of 8.5% and interest is payable semiannually. The principal is due on September 30, 2002. The cash proceeds were used to reduce debt, including a mandatory $155,000 prepayment of the Company's Term Loan.

        The $272,000 net income from this investment in the 2000 statement of operations is comprised of a net loss from operations through the date of sale of $170,000 (including depreciation of $216,000) and a net gain on the sale of $442,000.

10. Subsequent Events

        On September 5, 2003, the stockholders signed an agreement to sell the Company to Von Hoffmann Corporation ("Von Hoffmann"), subject to Von Hoffmann's securing adequate financing to consummate the transaction and other conditions. No adjustments or reclassifications that may be necessary as a result of this transaction have been reflected in the accompanying financial statements.

        Also on September 5, 2003, the Board of Directors approved a discretionary matching contribution to the Company's 401(k) defined contribution retirement plan for all eligible employees amounting to approximately $147,000.

The Lehigh Press, Inc.

Balance Sheets

	Oct. 4, 2003	December 31, 2002	Sept. 28, 2002
	(Unaudited)		(Unaudited)
	(In Thousands)
Assets
Current assets:
Cash	$1,383	$749	$90
Receivables:
Trade, less allowance of $88,000 as of October 4, 2003; $91,000 as of December 31, 2002; and $240,000 as of September 28, 2002	13,458	12,896	13,859
Other	604	732	709

	14,062	13,628	14,568
Inventories:
Raw materials and supplies	1,589	2,075	1,719
Work-in-process	1,404	1,487	644

	2,993	3,562	2,363
Deferred income taxes	418	418	488
Other	633	680	831

Total current assets	19,489	19,037	18,340
Property and equipment, net	36,860	35,462	35,610
Goodwill	7,450	7,450	7,450
Other intangible assets, net	169	214	228
Other	116	114	131

Total assets	$64,084	$62,277	$61,759

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$9,466	$11,314	$9,347
Accrued compensation	2,041	2,432	1,750
Accrued interest	54	152	232
Accrued income taxes	760	636	1,639

Total current liabilities	12,321	14,534	12,968
Long-term debt	33,541	33,652	34,780
Deferred income taxes	3,232	3,232	5,017
Deferred compensation, pensions, and other liabilities	8,394	7,832	2,536

Total liabilities	57,488	59,250	55,301
Stockholders' equity:
Common stock, no par value; stated value $.10 per share:
Authorized—1,000,000 shares; Issued and outstanding—195,466 shares	20	20	20
Additional paid-in capital	1,025	1,025	1,025
Restricted stock—unearned compensation	0	(53)	(85)
Accumulated other comprehensive loss	(3,750)	(3,750)	(680)
Retained earnings	9,301	5,785	6,178

Total stockholders' equity	6,596	3,027	6,458

Total liabilities and stockholders' equity	$64,084	$62,277	$61,579

See accompanying notes.

The Lehigh Press, Inc.

Statements of Operations (Unaudited)

	Nine Months Ended
	October 4, 2003	September 28, 2002
	(In Thousands)
Net sales	$99,468	$91,611
Cost of sales	74,583	66,482

Gross profit	24,885	25,129
Selling and administrative expenses	17,673	16,882

Operating income	7,212	8,247
Non-operating expenses:
Interest	1,367	1,576
Other, net	91	103

Total non-operating expenses	1,458	1,679

Income before income taxes	5,754	6,568
Income taxes	2,238	2,600

Net income	$3,516	$3,968

See accompanying notes.

The Lehigh Press, Inc.

Statements of Cash Flows (Unaudited)

	Nine Months Ended
	Oct. 4, 2003	Sept. 28, 2002
	(In Thousands)
Operating activities
Net income	$3,516	$3,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,627	4,283
Amortization	188	303
Bad debt write-offs, net	40	93
Gain on sale of equipment	(12)	(10)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(473)	3,554
Increase in inventories	569	1,594
Decrease in other assets	45	268
Decrease in current liabilities	(2,212)	(6,434)
Increase (decrease) in deferred compensation, pensions, and other	471	(497)

Net cash provided by operating activities	6,759	7,123
Investing activities
Capital expenditures	(6,113)	(3,653)
Proceeds from sale of equipment	100	10

Net cash used in investing activities	(6,013)	(3,643)
Financing activities
Net borrowings (repayments) under revolving credit facility, net	2,147	(1,914)
Payments on other borrowings	(7,755)	(3,572)
Proceeds from other borrowings	5,497	2,055

Net cash used in financing activities	(111)	(3,431)

Net increase in cash	634	49
Cash at beginning of period	749	41

Cash at end of period	$1,383	$90

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$1,465	$1,589

Cash paid during the period for income taxes	$2,114	$1,142

See accompanying notes.

The Lehigh Press, Inc.

Notes to Financial Statements (Unaudited)

October 4, 2003

1. Business

        The Lehigh Press, Inc. (the "Company") operates as a comprehensive printing enterprise, producing products and materials for the commercial in-line printing market and components for the educational textbook and trade market; its customers are located throughout much of the United States.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period are not necessarily indicative of the results that may be expected for the fiscal year.

Interim Reporting Periods

        The Company's interim quarterly periods consist of thirteen consecutive weeks ending on a Saturday.

Accounts Receivable

        Accounts receivable are reported net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and provides for anticipated losses based on prior experience and specific collectibility matters when they arise.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated over their estimated useful lives on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Building and improvements are depreciated over useful lives of 20 to 30 years, machinery and equipment are depreciated over useful lives of five to 11 years, and other fixed assets are depreciated over useful lives of three to 10 years. The Company capitalizes all repairs and maintenance costs which result in significant increases to the useful life of the underlying asset. All other repair and maintenance costs are expensed as incurred.

Goodwill, Other Intangible Assets and Amortization

        Intangible assets consist of goodwill, which is no longer amortized as explained in the next paragraph, and deferred financing fees, which are amortized by the straight-line method over the seven-year term of the related debt agreement.

        Pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), the Company no longer amortizes goodwill, but instead evaluates it for impairment annually.

        SFAS 142 requires the Company to conduct its goodwill impairment testing at the reporting unit level. The Company determined its reporting units to be its book components business for the educational and trade market and its commercial printing business, compared their carrying amounts to their estimated fair values, and concluded that there was no goodwill impairment as of December 31, 2002. Fair value for this purpose was determined by reference to earnings multiples currently employed in the printing industry to value businesses similar to the Company. There has been no impairment evaluation performed subsequent to December 31, 2002.

Income Taxes

        At year end, deferred tax liabilities and assets are determined based on the difference between the book and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred income tax provision or benefit reported in the annual financial statements is the difference in the net liabilities or assets as of the beginning and end of the year.

        For interim periods, income tax expense is determined using an estimated effective rate; deferred tax balances are not adjusted. For both the nine months ended October 4, 2003 and September 28, 2002, the estimated tax rate was approximately 39%.

Sales Recognition

        The Company follows the industry practice of recognizing a sale upon shipment or completed production of customers' orders, whichever occurs first. Shipping costs approximating $3,223,000 and $2,215,000 for the nine months ended October 4, 2003 and September 28, 2002, respectively, are included in net sales. The Company has no material amounts of finished goods inventory since substantially all of its sales are produced to customer specifications.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Property and Equipment

        Property and equipment are summarized as follows:

	October 4, 2003	December 31, 2002	September 28, 2002
	(In Thousands)
Land	$2,290	$2,290	$2,290
Building and improvements	12,401	12,377	11,903
Machinery and equipment	80,445	75,400	76,323
Other	1,640	1,620	1,618

	96,776	91,687	92,134
Less Accumulated depreciation	(59,916)	(56,225)	(56,524)

	$36,860	$35,462	$35,610

        Interest is capitalized in connection with major construction projects of machinery and equipment. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. No interest was capitalized in the nine-month periods ended October 4, 2003 and September 28, 2002.

4. Borrowings

        Long-term debt consists of the following:

	October 4, 2003	December 31, 2002	September 28, 2002
	(In Thousands)
Term loan—LIBOR rate plus 2.75% or bank base rate plus 0.50% (3.875% at October 4, 2003), payable in quarterly installments of $766,667 commencing April 1, 2000 with a final payment of $5,051,467 due July 19, 2006	$11,185	$14,251	$15,018
Revolving credit loan—LIBOR rate plus 2.25% or bank base rate plus .25% (3.375% at October 4, 2003)	10,717	8,571	8,457
Capital expenditure loan—LIBOR rate plus 2.75% or bank base rate plus 0.50% (3.875% at October 4, 2003), payable in quarterly installments of $450,850	6,071	4,795	5,106
Equipment promissory note—7.75%, payable in monthly installments of $75,891 commencing with a final payment of $910,698 due December 21, 2011	5,538	5,888	6,000
Junior subordinated note payable to stockholder—8%, due September 15, 2004	30	65	65
Equipment promissory note payable in monthly installments through 2004, interest rate of 6.8% and other	0	82	134

	33,541	33,652	34,780
Less: Current portion	—	—	—

Total long-term debt	$33,541	$33,652	$34,780

        The Company has a $60,000,000 credit facility that is in effect through July 19, 2006, originally consisting of $48,000,000 in term loan and revolving credit loan capacity (the Revolving Credit Commitment) and $12,000,000 in capital expenditure loan capacity. This credit loan agreement is secured by substantially all of the assets of the Company. The Revolving Credit Commitment contains various restrictive covenants with respect to additional borrowings, sales of assets or common stock, payments for cash dividends, capital expenditures or other defined transactions, and certain financial ratios.

        Borrowing under the revolving credit facility is based on a formula applied to the Company's accounts receivable and inventories. The credit facility has a fee equal to .25% of the difference between (a) the Revolving Credit Commitment of $48,000,000 (less the then-current outstanding principal portion of the term loan) and (b) the greater of (i) the actual amount of the average outstanding revolving credit loans and (ii) $25,000,000.

        An amendment to the Company's loan agreements, dated June 23, 2000, provided a revolving credit borrowing facility for L.P.P.R., Inc., a company formed by the Company's Chairman and major stockholder to effect his acquisition of the Company's net assets and business in Puerto Rico. L.P.P.R., Inc. had borrowing availability based upon the lesser of $1,600,000, or the amount obtained by applying an eligibility formula to L.P.P.R, Inc.'s accounts receivable and inventories. The Company and L.P.P.R., Inc. were liable for these borrowings on a joint and several basis. L.P.P.R. Inc. paid off its outstanding borrowings and terminated its participation in the Company's loan agreement on May 12, 2003.

        Under the capital expenditure facility, borrowings are made at 90% of the qualified capital expenditure invoiced cost. Principal payments under this facility are on a quarterly basis over five years, commencing on the first date of the fiscal quarter immediately following the date of the loan. At October 4, 2003, $1,241,000 is available for borrowing under this capital expenditure facility because repayments of outstanding borrowings cannot be re-borrowed.

        The Junior Subordinated Note of $1,565,000 is an obligation owed to the Company's Chairman and major stockholder. This note has been offset by the $1,500,000 note receivable from the Chairman acquired in the 2000 sale of the Puerto Rico business.

        The Company intends to use the funds received under the revolving credit facility to meet current maturities of long-term borrowings and, accordingly, all debt is classified as long-term in the balance sheets.

5. Lease Commitments

        The Company leases property and equipment under operating lease arrangements expiring at various dates, including renewal options, through 2007. All of the Company's printing presses that are under operating leases contain purchase options at the end of the lease term based on pre-defined fair market values which are not considered to be bargain purchase options.

        Rent expense for the nine months ended October 4, 2003 was approximately $1,870,000, and $2,363,000 for the nine months ended September 28, 2002.

6. Stockholders' Equity

        Under the terms of a five-year restricted stock agreement with the Company's President and Chief Executive Officer (the "Executive"), the Company issued 44,260 shares of restricted stock in May 1998.

        The restricted stock agreement requires the Company to repurchase the vested shares upon a change in control, as defined, at certain minimum guaranteed repurchase amounts based on the shares' then-fair value, as defined. (See Note 7.)

        An agreement with the Executive provides for the Company's reserving up to 9% of its fully diluted Common Stock for issuance pursuant to equity awards to be made at the Executive's discretion. Options to purchase a total of 17,704 shares of the Company's common stock were granted to two executives as of June 1, 1998 at an exercise price of $14.40 per share, the fair market value at that date. Options to purchase 2,213 shares were granted to another executive as of January 1, 2001 at an exercise price of $46 per share, the fair market value at that date. The options vest pro rata over five years. No options have been exercised as of October 4, 2003.

        The Company accounts for stock-based compensation in accordance with the intrinsic value method proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In determining the fair value of the options in compliance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Company used the minimum value method permitted for nonpublic companies. The supplemental disclosure requirements of SFAS No. 123 have been omitted because the effect on net income for each of the nine-month periods ended October 4, 2003 and September 28, 2002 was immaterial.

7. Contribution to Retirement Plan

        In September 2003, the Board of Directors approved, and the Company paid, a discretionary matching contribution to the Company's 401(k) defined contribution retirement plan for all eligible employees amounting to approximately $147,000.

8. Subsequent Event

        On October 22, 2003, the stockholders completed a sale of the Company to Von Hoffmann Corporation ("Von Hoffmann"). No adjustments or reclassifications that may be necessary as a result of this transaction have been reflected in the accompanying financial statements.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]

Subject To Completion, Dated                             , 2004

PROSPECTUS

VON HOFFMANN CORPORATION
$275,000,000 10 1/4% SENIOR NOTES DUE 2009
And
$100,000,000 10 3/8% SENIOR SUBORDINATED NOTES DUE 2007
AND
VON HOFFMANN HOLDINGS INC.

$41,901,020 13 1/2% SUBORDINATED EXCHANGE DEBENTURES DUE 2009

        The Company:

  •
  We manufacture four-color case-bound and soft-cover educational textbooks in the United States.

        The notes and related guarantees:

  •
  Maturity: March 15, 2009.

  •
  Interest Payment: February 15 and August 15 of each year, beginning February 15, 2002.

  •
  Optional Redemption: Von Hoffmann may redeem the 2009 notes at any time prior to March 15, 2005, in whole or in part, upon notice to the holders, at a redemption price equal to the amount as calculated in accordance with the first paragraph under "Description of the Registered Securities—10 1/4% Senior Notes due 2009—Optional Redemption."

  Von Hoffmann may redeem the notes at any time on or after March 15, 2005, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

  In addition, on or before March 15, 2005, Von Hoffmann may redeem up to 35% of the aggregate principal amount of 2009 notes issued under the 2009 notes indenture with the proceeds of certain equity offerings. Von Hoffmann may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued under the 2009 notes indenture remains outstanding.

  •
  Ranking: The registered notes and the related guarantees will rank:

  •
  equal in right of payment to all of Von Hoffmann's and the guarantors' existing and future senior indebtedness;

  •
  senior in right of payment to Von Hoffmann's and the guarantors' existing and future subordinated indebtedness; and

  •
  effectively junior to Von Hoffmann's and the guarantors' secured indebtedness, including any borrowings under our revolving credit facility.

        The 2007 notes and related guarantees:

  •
  Maturity: May 15, 2007.

  •
  Interest Payment: May 15 and November 15 each year.

  •
  Optional Redemption: Von Hoffmann may redeem the 2007 notes at any time on or after May 15, 2002, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

  •
  Ranking: The registered 2007 notes and the related guarantees will rank:

  •
  junior in right of payment to all of Von Hoffmann's and the guarantors' existing and future senior indebtedness; and

  •
  equal in right of payment to Von Hoffmann's and the guarantors' existing and future senior subordinated indebtedness.

        The 2009 Holdings debentures:

  •
  Maturity: May 15, 2009.

  •
  Interest Payment: May 15 and November 15 each year.

  •
  Optional Redemption: Holdings may redeem the 2009 Holdings debentures at any time on or after May 15, 2002, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

  •
  Ranking: The registered 2009 Holdings debentures will rank junior in right of payment to all of Holdings' existing and future senior indebtedness.

Consider carefully the "Risk Factors" beginning on page            of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse First Boston Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse First Boston Corporation has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration.

Credit Suisse First Boston Corporation

The date of this prospectus is            , 2004

[ALTERNATE SECTIONS FOR
CREDIT SUISSE FIRST BOSTON CORPORATION]

SUMMARY OF THE TERMS OF THE REGISTERED SECURITIES

Senior Notes

Issuer	Von Hoffmann Corporation.
Securities Offered	$275,000,000 in aggregate principal amount of 10 1/4% Senior Notes due 2009 registered under the Securities Act.
Maturity	March 15, 2009.
Guarantees	The senior notes are fully and unconditionally guaranteed, jointly and severally, by all of our restricted subsidiaries and, so long as Holdings guarantees any of our credit facilities, by Holdings.
Interest Rate	10.25% per year.
Interest	February 15 and August 15 of each year.
Ranking	The senior notes and the guarantees will rank:
• equal in right of payment to all of our and the guarantors' existing and future senior indebtedness;
• senior in right of payment to our and the guarantors' existing and future subordinated indebtedness; and
• effectively junior to our secured indebtedness, including any borrowings under our senior credit facility.
Optional Redemption
We may redeem the senior notes at any time prior to March 15, 2005, in whole or in part, at our option, upon notice to the holders, at a redemption price equal to the amount as calculated in accordance with the first paragraph under "Description of Registered Securities—Optional Redemption."

We may redeem any of the senior notes at any time on or after March 15, 2005, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before March 15, 2005, we may redeem up to 35% of the aggregate principal amount of notes issued under the senior notes indenture with the proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued under the senior notes indenture remains outstanding.
Change of Control
If we experience a change of control we will be required to make an offer to repurchase the senior notes at a price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See "Description of Registered Securities—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The senior notes indenture will contain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	incur restrictions on the ability of restricted subsidiaries to make dividends or distributions;
	•	engage in transactions with affiliates; and
	•	effect a consolidation or merger.
These limitations will be subject to a number of important qualifications and exceptions. For more details, see "Description of Registered Securities—Certain Covenants."

Senior Subordinated Notes

Issuer	Von Hoffmann Corporation.
Maturity	March 15, 2007.
Interest Rate	10.375% per year.
Interest Payment Dates	May 15 and November 15 of each year.
Guarantees
The registered notes are fully and unconditionally guaranteed, jointly and severally, by all of Von Hoffmann's restricted subsidiaries and so long as Holdings guarantees any of the Credit Facilities, by Holdings.
Optional Redemption
Von Hoffmann may redeem the senior subordinated notes at any time on or after May 15, 2002, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Ranking	The registered senior subordinated notes and the related guarantees rank:
• junior in right of payment to all of Von Hoffmann's and the guarantors' existing and future senior indebtedness; and
• equal in right of payment to Von Hoffmann's and the guarantors' existing and future senior subordinated indebtedness.

Certain Covenants	The indenture governing the senior subordinated notes contains covenants limiting Von Hoffmann's and its restricted subsidiaries' ability to:
	•	incur additional indebtedness;
	•	credit liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	incur restrictions on the ability of restricted subsidiaries to make dividends or engage in transactions with affiliates; and
	•	effect a consolidation or merger.
These covenants are subject to important exceptions and qualifications described under "Description of the Registered Securities—10 3/8% Senior Subordinated Notes due 2007—Certain Covenants."

Subordinated Exchange Debentures

Issuer	Von Hoffmann Holdings Inc.
Maturity	May 15, 2009.
Interest Rate
13.5% per year. Interest is not payable in cash prior to the date on which interest would be permitted to be paid in cash pursuant to the terms of the then-outstanding indebtedness of Holdings and its subsidiaries and any other contractual provisions limiting their ability to declare or pay cash interest. Our senior credit facility restricts such payments. Until interest is payable in cash, such interest will accrete to the principal amount of the debentures on each interest payment date.
Interest Payment Dates	May 15 and November 15 each year.
Optional Redemption
Holdings may redeem the subordinated exchange debentures at any time, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Ranking	The registered subordinated exchange debentures will rank junior in right of payment to all of Holdings' existing and future senior indebtedness.
Certain Covenants	The indenture governing the subordinated exchange debentures contains covenants limiting Holdings' and its subsidiaries' ability to
• pay dividends or make other equity distributions; and
• purchase or redeem capital stock.
These covenants are subject to important exceptions and qualifications described under "Description of the Registered Securities—13 1/2% subordinated exchange debentures Due 2009—Certain Covenants."

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Senior Notes, the Senior Subordinated Notes and the Subordinated Exchange Debentures

There is a limited trading market for the senior notes, the senior subordinated notes and the subordinated exchange debentures.

        There is a limited market for the senior notes, the senior subordinated notes and the subordinated exchange debentures. We cannot assure you with respect to the liquidity of any market for the senior notes, the senior subordinated notes and the subordinated exchange debentures; your ability to sell these securities; or the price at which you will be able to sell the senior notes, the senior subordinated notes and the subordinated exchange debentures.

        The senior notes, the senior subordinated notes and the subordinated exchange debentures could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities, and our financial performance. Although it is not obligated to do so, Credit Suisse First Boston Corporation has advised us that it intends to continue to make a market in the senior notes, the senior subordinated notes and the subordinated exchange debentures. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse First Boston. No assurance can be given as to the liquidity of or the trading market for senior notes, the senior subordinated notes and the subordinated exchange debentures.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the senior notes, the senior subordinated notes and the subordinated exchange debentures.

        We have a significant amount of indebtedness. As of November 30, 2003, we had total indebtedness of $433.2 million and had $62.8 million of additional borrowings available under our senior credit facility, based on our borrowing base availability and after excluding $2.3 million of letters of credit outstanding under that facility. In addition, subject to the restrictions in our senior credit facility and the indentures governing the senior notes and our senior subordinated notes, we may incur significant additional indebtedness from time to time.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the securities;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  result in higher interest expense in the event of increases in interest rates as some of our debt is, and will continue to be, at variable rates of interest;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        In addition, the indentures governing the senior notes and our senior subordinated notes and our senior credit facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These covenants limit or restrict our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make investments;

  •
  sell assets;

  •
  incur restrictions on the ability of subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  effect a consolidation or merger.

        The indenture governing the subordinated exchange debentures limits or restricts our ability to pay dividends or make other equity distributions or purchase or redeem capital stock.

        These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. In addition, our senior credit facility requires us to comply with certain financial ratios and our ability to borrow under it is subject to borrowing base requirements. Our ability to comply with these ratios may be affected by events beyond our control. If we breach any of the covenants in our senior credit facility or our indentures, or if we are unable to comply with the required financial ratios, we may be in default under our senior credit facility or our indentures. If we default, the holders of the securities or lenders under our senior credit facility could declare all borrowings owed to them, including accrued interest and other fees, to be due and payable. If we were unable to repay the borrowings under our senior credit facility when due, the lenders under the senior credit facility could also proceed against the collateral granted to them, which could result in the holders of the securities receiving less, ratably, than those lenders. See "Risk Factors—Your right to receive payments on the securities is effectively subordinated to the rights of our existing and future secured creditors," "Description of Certain Indebtedness" and "Description of Registered Securities."

We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all.

        Our ability to pay or to refinance our indebtedness, including the senior notes, the senior subordinated notes and the subordinated exchange debentures, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the senior notes, the senior subordinated notes and the subordinated exchange debentures, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on factors beyond our control.

        Our ability to make payments on our indebtedness, including our senior credit facility, the senior notes, the senior subordinated notes and the exchange debentures, and to fund our business initiatives will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to service our indebtedness, including our senior credit facility, the senior notes, the senior subordinated notes and the subordinated exchange debentures, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our senior credit facility, the senior notes, the senior subordinated notes and our exchange debentures, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility or the foregoing securities, on commercially reasonable terms or at all.

As holders of the senior subordinated notes and the senior notes, your right to receive payments on the securities is effectively subordinated to the rights of Von Hoffmann's existing and future secured creditors. Furthermore, the guarantees of these notes are effectively subordinated to all our guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness will have claims that are prior to your claims as holders of the senior subordinated notes and senior notes to the extent of the value of the assets securing that other indebtedness. Holdings, Von Hoffmann and the guarantors of the senior notes and senior subordinated notes are parties to our senior credit facility, which is secured by liens on our outstanding capital stock and substantially all of our and our subsidiaries' property and assets. Our senior notes and our senior subordinated notes, are effectively subordinated to all that indebtedness to the extent of the related security. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the senior subordinated notes and senior notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as those securities or which is not expressly subordinated to those securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the securities. As a result, holders of these securities may receive less, ratably, than holders of secured indebtedness.

        As of November 30, 2003, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries would have been approximately $17.5 million, and approximately $62.8 million would have been available for additional borrowing under our senior credit facility, after excluding $2.3 million of letters of credit outstanding under that facility. See "Description of Certain Indebtedness—Senior Credit Facility."

Your right to receive payment as a holder of the subordinated exchange debentures is effectively subordinated in right of payment to all liabilities of the subsidiaries of Holdings.

        The only asset of Holdings is the capital stock of Von Hoffmann. Generally claims of creditors of a subsidiary of Holdings including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders, if any, of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of the creditors of Holdings. The subordinated exchange debentures will be effectively subordinate in right of payment to all liabilities including trade payables of all subsidiaries of Holdings.

The ability of Holdings to pay cash interest expense on the subordinated exchange debentures is restricted by our debt instruments.

        We conduct substantially all of our operations through the subsidiaries of Holdings. Our ability to pay cash interest expense on the subordinated exchange debentures depends upon, other things, receipt of dividends or other distributions by Holdings from its subsidiaries. Holdings' obligation to make cash interest payments with respect to the subordinated exchange debentures is subject to the terms of the then-outstanding indebtedness of Holdings and its subsidiaries and any other contractual provisions limiting the ability of Holdings and its subsidiaries to declare or pay cash interest. Our senior credit facility restricts such payments. Accordingly, Holdings does not currently make, and in the foreseeable future does not intend to make, cash interest payments on the subordinated exchange debentures. Further, subject to restrictions contained in the indenture future borrowings by our subsidiaries including Von Hoffmann could contain restrictions or prohibitions on the payment of dividends and other distributions by our subsidiaries to Holdings. In addition, applicable law may limit the amount that our subsidiaries may pay us as dividends on their capital stock.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the securities indentures.

        Upon the occurrence of certain specific kinds of change of control events, our indentures governing the senior subordinated notes, the senior notes and the subordinated exchange debentures require us to offer to repurchase all outstanding securities at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of securities. Moreover, our senior credit facility will prohibit our repurchase of the senior subordinated notes and the subordinated exchange debentures upon a change of control and our senior notes will limit our ability to repurchase our senior subordinated notes upon a change of control. Additionally, the occurrence of a change of control may require us to repay our senior credit facility.

Your right to require us to redeem the senior notes, the senior subordinated notes and the subordinated exchange debentures is limited.

        The holders of the senior notes, the senior subordinated notes and the subordinated exchange debentures have limited rights to require us to purchase or redeem the securities in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the indentures for the senior notes, the senior subordinated notes and the subordinated exchange debentures will not afford any protection in a highly leveraged transaction, including such a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the securities indentures. Accordingly, these change of control provisions are likely to be of limited usefulness in such situations.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, we believe that each guarantor, at the time it guaranteed the senior notes or senior subordinated notes, was not insolvent, did not have unreasonably small capital for the business in which it was engaged and had not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

DESCRIPTION OF REGISTERED SECURITIES

10 3/8% Senior Subordinated Notes due 2007

        You can find the definitions of certain terms used in this description of the senior subordinated notes under the subheading "Certain Definitions." In this description, the term "Von Hoffmann" refers only to Von Hoffmann Corporation and not to any of its subsidiaries.

        Von Hoffmann issued the old senior subordinated notes under an indenture among itself, the Guarantors and Marine Midland Bank (now HSBC Bank USA), as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the senior subordinated notes include those stated in the indenture governing the senior subordinated notes and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture governing the senior subordinated notes and the registration rights agreement relating to the senior subordinated notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement governing the senior subordinated notes because they define your rights as holders of the notes. Copies of the indenture and the registration rights agreement governing the senior subordinated notes are available as set forth below under "Additional Information."

Brief Description of the senior subordinated notes and the Note Guarantees

        The senior subordinated notes:

  •
  will be general unsecured obligations of Von Hoffmann;

  •
  will be junior in right of payment with all existing and future senior indebtedness of Von Hoffmann;

  •
  will be pari passu in right of payment with all existing and future senior subordinated indebtedness of Von Hoffmann;

  •
  will be senior in right of payment to all existing and future subordinated indebtedness of Von Hoffmann; and

  •
  will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The senior subordinated notes will be guaranteed by all of Von Hoffmann's current and future Restricted Subsidiaries and for so long as it guarantees any obligations under the New Credit Agreement, Holdings.

        Each guarantee of the senior subordinated notes:

  •
  will be a general unsecured obligation of that Guarantor;

  •
  will be junior in right of payment with all existing and future senior indebtedness of that Guarantor;

  •
  will be pari passu in right of payment to all existing and future senior indebtedness of that Guarantor; and

  •
  will be senior in right of payment to all existing and future subordinated indebtedness of that Guarantor.

        As of the date of this prospectus, all of Von Hoffmann's subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," Von Hoffmann will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Von Hoffmann's Unrestricted

Subsidiaries will generally not be subject to the restrictive covenants in the indenture governing the senior subordinated notes and will not guarantee the senior subordinated notes.

Principal, Maturity and Interest

        The senior subordinated notes will be limited in aggregate principal amount to $100.0 million and mature on May 15, 2007. Interest on the senior subordinated notes accrues at the rate of 10.375% per annum and is payable semi-annually in arrears on May 15 and November 15 to holders of record on the immediately preceding May 1 and November 1. Interest on the senior subordinated notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest and Liquidated Damages, if any, on the senior subordinated notes will be payable at the office or agency of Von Hoffmann maintained for such purpose or, at its option, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the senior subordinated notes at their respective addresses set forth in the register of Holders of the senior subordinated notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to the senior subordinated notes the Holders of which have given wire transfer instructions to Von Hoffmann will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by Von Hoffmann, its office for the payment of principal of and premium, if any, and interest on the senior subordinated notes will be the office of the Trustee maintained for such purpose. The senior subordinated notes will be issued in denominations of $1,000 and integral multiples thereof.

Subordination

        The payment of Subordinated Note Obligations are subordinated in right of payment, as set forth in the indenture governing the senior subordinated notes, to the prior payment in full in cash or cash equivalents of all Senior Debt, whether outstanding on the date of the indenture governing the senior subordinated notes or thereafter incurred.

        Upon any distribution to creditors of Von Hoffmann in a liquidation or dissolution of it or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Von Hoffmann or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of the senior subordinated notes will be entitled to receive any payment with respect to the Debenture Obligations, and until all Obligations with respect to Senior Debt are paid in full in cash or cash equivalents, any distribution to which the Holders of the senior subordinated notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the senior subordinated notes may receive Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

        Von Hoffmann also may not make any payment upon or in respect of the Subordinated Note Obligations (except in Permitted Junior Securities or payments made from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, if any, or interest on, or commitment fees relating to, any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a written notice of such default (a "Payment Blockage Notice") from Von Hoffmann or the holders of such Designated Senior Debt (or its representative). Payments on the senior subordinated notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        The indenture governing the senior subordinated notes further requires that Von Hoffmann promptly notifies holders of Senior Debt if payment of the senior subordinated notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the senior subordinated notes may recover less ratably than creditors of Von Hoffmann who are holders of Senior Debt. The indenture limits, subject to certain conditions, the amount of additional Indebtedness, including Senior Debt, that Von Hoffmann and its subsidiaries can incur. See "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

Paying Agent and Registrar for the senior subordinated notes

        The trustee currently acts as paying agent and registrar. Von Hoffmann may change the paying agent or registrar without prior notice to the holders of the senior subordinated notes, and Von Hoffmann or any of its Subsidiary may act as paying agent or registrar.

Notes Guarantees

        Von Hoffmann's payment obligations under the senior subordinated notes are jointly and severally guaranteed (the "Notes Guarantees") by the Guarantors. The Notes Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of such Guarantor, including such Guarantors Guarantee of Obligations under the New Credit Agreement, to the same extent as the senior subordinated notes are subordinated to Senior Debt of Von Hoffmann. The indenture governing the senior subordinated notes provides that if the Guarantee of Holdings issued pursuant to the New Credit Agreement is released, Holdings' Notes Guarantee will also be released.

        The indenture governing the senior subordinated notes provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) or sell all or substantially all of its assets to, another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the Obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the indenture governing the senior subordinated notes; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) Von Hoffmann would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the provisions of this paragraph, the indenture governing the senior subordinated notes will not prohibit the merger of two of Von Hoffmann's Restricted Subsidiaries or the merger of a Restricted Subsidiary into Von Hoffmann.

        The indenture governing the senior subordinated notes provides that in the event of (i) a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (ii) a sale or other disposition of all of the capital stock of any Guarantor or (iii) the designation of a Guarantor as an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Notes Guarantee; provided that the Net Proceeds of such sale or other disposition are applied or such designation is made in accordance with the applicable provisions of the indenture governing the senior subordinated notes. See "Redemption or Repurchase at Option of Holders—Asset Sales" and "Certain Covenants—Restricted Payments." Except as set forth above, the limitations and restrictions in the indenture governing the senior subordinated notes will not apply to, limit or restrict the operations of Holdings.

Optional Redemption

        The senior subordinated notes will be subject to redemption at any time at Von Hoffmann's option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2003	103.458%
2004	101.729%
2005 and thereafter	100.000%

Mandatory Redemption

        Except as set forth below under "Repurchase at the Option of Holders," Von Hoffmann is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control, each Holder of the senior subordinated notes will have the right to require Von Hoffmann to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's senior subordinated notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Von Hoffmann will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture governing the senior subordinated notes and described in such notice. Von Hoffmann will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the senior subordinated notes as a result of a Change of Control.

        On the Change of Control Payment Date, Von Hoffmann will, to the extent lawful, (1) accept for payment all the senior subordinated notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the senior subordinated notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the senior subordinated notes so accepted together with an Officers' Certificate stating the aggregate principal amount of senior subordinated notes or portions thereof being purchased by Von Hoffmann. The Paying Agent will promptly mail to each Holder of the senior subordinated notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new 2007 note equal in principal amount to any unpurchased portion of the senior subordinated notes surrendered, if any, provided that each such new 2007 note will be in a principal amount of $1,000 or an integral multiple thereof. The indenture governing the senior subordinated notes provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Von Hoffmann will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the senior subordinated notes required by this covenant. Von Hoffmann will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture governing the senior subordinated notes are applicable. Except as described above with respect to a Change of Control, the indenture governing the senior subordinated notes does not contain provisions that permit the Holders of the senior subordinated notes to require that Von Hoffmann repurchase or redeem the senior subordinated notes in the event of a takeover, recapitalization or similar transaction.

        The provisions of the indenture governing the senior subordinated notes do not necessarily afford Holders of the senior subordinated notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Von Hoffmann that may adversely affect Holders of the senior subordinated notes.

        The senior credit facility currently prohibits Von Hoffmann from purchasing or redeeming any notes, and also provides that certain change of control events with respect to it would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which Von Hoffmann becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Von Hoffmann is prohibited from purchasing or redeeming the senior subordinated notes, Von Hoffmann could seek the consent of its lenders to the purchase of the senior subordinated notes or could attempt to refinance the borrowings that contain such prohibition. If Von Hoffmann does not obtain such a consent or repay such borrowings, Von Hoffmann will remain prohibited from purchasing the senior subordinated notes. In such case, Von Hoffmann's failure to purchase tendered senior subordinated notes would constitute an Event of Default under the indenture governing the senior subordinated notes which would, in turn, constitute a default under the New Credit Agreement. In such circumstances, the subordination provisions in the indenture governing the senior subordinated notes would likely restrict payments to the Holders of the senior subordinated notes. In addition, Von Hoffmann's ability to pay cash to the Holders of the senior subordinated notes upon a repurchase may be limited by its then existing financial resources.

        Von Hoffmann will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture governing the senior subordinated notes applicable to a Change of Control Offer made by Von Hoffmann and purchases all the senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Von Hoffmann and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of senior subordinated notes to require Von Hoffmann to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of its assets and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The indenture governing the senior subordinated notes provides that Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Von Hoffmann (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by Von Hoffmann or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on Von Hoffmann's or such Restricted Subsidiary's most recent balance sheet), of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior subordinated notes or any guarantee thereof) that are assumed by the transferee of any such assets and (b) any securities, notes or other obligations received by Von Hoffmann or any such Restricted Subsidiary from such transferee that are immediately converted by Von Hoffmann or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and, provided further, that the 75% limitation referred to in clause (ii) will not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Von Hoffmann may apply such Net Proceeds, at its option, (a) to repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, by Von Hoffmann or any Restricted Subsidiary and in accordance with the terms of the indenture governing the senior subordinated notes. Pending the final application of any such Net Proceeds, Von Hoffmann may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture governing the senior subordinated notes. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Von Hoffmann will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of the senior subordinated notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture governing the senior subordinated notes. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Von Hoffmann may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the senior subordinated notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior subordinated notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        Notwithstanding the immediately preceding paragraph, Von Hoffmann and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) Von Hoffmann or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of its Board of Directors set forth in an Officers' Certificate delivered to the Trustee), and (ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by Von Hoffmann and its Restricted Subsidiaries in its business and its Restricted Subsidiaries as conducted by Von Hoffmann and its Restricted Subsidiaries on the date of the indenture governing the senior subordinated notes; provided that any cash consideration received by Von Hoffmann or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the two succeeding paragraphs.

Selection and Notice

        Except as otherwise provided in the indenture, if less than all of the senior subordinated notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the senior subordinated notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the securities are listed; or

  (2)
  if the senior subordinated notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No senior subordinated notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the senior subordinated notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any 2007 note is to be redeemed in part only, the notice of redemption that relates to that 2007 note will state the portion of the principal amount of that 2007 note that is to be redeemed. A new 2007 note in principal amount equal to the unredeemed portion of the original 2007 note will be issued in the name of the holder of the senior subordinated notes upon cancellation of the original 2007 note. The senior subordinated notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the senior subordinated notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of its Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Von Hoffmann); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Von Hoffmann; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the senior subordinated notes, except a payment of interest or a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (a)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b)
  Von Hoffmann would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (c)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Von Hoffmann and its Restricted Subsidiaries after the date of the indenture governing the senior subordinated notes (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of us for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture governing the senior subordinated notes to the end of Von Hoffmann's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by us from the issue or sale since the date of the indenture governing the senior subordinated notes of (A) Equity Interests of Von Hoffmann (other than Disqualified Stock), (B) any Restricted Subsidiaries or (C) Disqualified Stock or debt securities of Von Hoffmann that have been convened into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Von Hoffmann and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amount of capital contributions to its common equity or repayments from Holdings of amounts in respect of the Intercompany Note, plus (iv) 100% of the net proceeds received by Von Hoffmann or any of its Restricted Subsidiaries from (A) the sale or other disposition since the date of the indenture governing the senior subordinated notes of any Restricted Investment or (B) dividends on or the sale of stock of Unrestricted Subsidiaries.

        The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture governing the senior subordinated notes; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Von Hoffmann's company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Von Hoffmann) of, other Equity Interests of Von Hoffmann (other than any Disqualified Stock) or from the net proceeds of a capital contribution by Holdings to us or repayments from Holdings of amounts in respect of the Intercompany Note; provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the repurchase, redemption or other acquisition or retirement for value of any Management Equity Interests or the repurchase, redemption or other acquisition or retirement for value of Indebtedness incurred pursuant to clause (xi) of the second paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" (including, in each case, any dividend or distribution to Holdings used for such purpose); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Management Equity Interests shall not exceed the sum of (a) $2.0 million in any twelve-month period but not more than $10.0 million in the aggregate plus (b) cash proceeds from the sale of Management Equity Interests to management, directors or consultants of Von Hoffmann (or any of its Restricted Subsidiaries); (v) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (vi) other Restricted Investments not to exceed $10.0 million; (vii) Restricted Investments made or received by Von Hoffmann and its Restricted Subsidiaries as non-cash consideration from Asset Sales to the extent permitted by the covenant described under "Repurchase at the Option of Holders—Asset Sales" or received by a person in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring or such person; (viii) the payment of dividends or distributions to Holdings which are used solely to repay any Indebtedness (including any accrued interest thereon) due from Holdings to Von Hoffmann pursuant to the Intercompany Note or any cancellation or forgiving of such Indebtedness (including any accrued interest thereon); (ix) any loans, advances, distributions or payments between Von Hoffmann and its Restricted Subsidiaries; (x) the payment of dividends or distributions to Holdings in an amount not to exceed $1.0 million per calendar year to allow Holdings to pay reasonable legal, accounting, investment banking, financial advisory, outside director or other professional and administrative fees and expenses incurred by it related to its business; (xi) payments pursuant to the Tax Sharing Agreement; (xii) payments to DLJSC, or dividends to Holdings to allow Holdings to pay DLJSC, in respect of a retainer for advisory services in an amount not to exceed $250,000 per year; and (xiii) payments pursuant to the indemnity provisions of the Merger Agreement.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Von Hoffmann and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, Von Hoffmann shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Von Hoffmann and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and its Restricted Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for Von Hoffmann's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following:

  (i)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness under the New Credit Agreement in an aggregate principal amount not to exceed $200.0 million at any one time outstanding;

  (ii)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of the Existing Indebtedness;

  (iii)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness represented by the senior subordinated notes and the notes Guarantees;

  (iv)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

  (v)
  the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of Acquired Debt in an amount not to exceed $15.0 million; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by Von Hoffmann or its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Von Hoffmann or its Restricted Subsidiaries;

  (vi)
  the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture governing the senior subordinated notes to be incurred;

  (vii)
  the incurrence by Von Hoffmann or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Von Hoffmann and any of its Wholly Owned Restricted Subsidiaries;

  (viii)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture governing the senior subordinated notes to be outstanding;

  (ix)
  the guarantee by Von Hoffmann or any of the Guarantors of Indebtedness of Von Hoffmann or its Restricted Subsidiary that was permitted to be incurred by the indenture governing the senior subordinated notes;

  (x)
  the incurrence by Von Hoffmann or its Restricted Subsidiaries of Indebtedness to repurchase, redeem or otherwise acquire or retire for value Management Equity Interests as permitted by clause (iv) of the second paragraph of the covenant described above under the caption "Restricted Payments"; provided that such Indebtedness is subordinated to the senior subordinated notes to at least the same extent as the senior subordinated notes are subordinated to Senior Debt; and

  (xi)
  the incurrence by Von Hoffmann and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $20.0 million.

Liens

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payments Restrictions Affecting Restricted Subsidiaries

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Von Hoffmann or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Von Hoffmann or any of its Restricted Subsidiaries, (ii) make loans or advances to or guarantee any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Von Hoffmann or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the indenture governing the senior subordinated notes, (b) the New Credit Agreement as in effect as of the date of the indenture governing the senior subordinated notes, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the date of the indenture governing the senior subordinated notes, (c) the indenture governing the senior subordinated notes and the senior subordinated notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Von Hoffmann or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture governing the senior subordinated notes to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (i) restrictions with respect to sales of assets or dispositions of stock of Von Hoffmann or any Restricted Subsidiary imposed pursuant to agreements relating to the sale of such assets or stock.

Merger, Consolidation, or Sale of Assets

        Von Hoffmann may not consolidate or merge with or into (whether or not it is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Von Hoffmann is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of us under the notes and the indenture governing the senior subordinated notes pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Von Hoffmann with or into a Wholly Owned Subsidiary of it, Von Hoffmann or the entity or Person formed by or surviving any such consolidation or merger (if other than Von Hoffmann), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

Transactions with Affiliates

        Von Hoffmann will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Von Hoffmann or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person and (ii) Von Hoffmann delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, other than transactions between Von Hoffmann and any of its Restricted Subsidiaries on the one hand, and DLJSC and its Affiliates on the other hand, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any employment agreement entered into by Von Hoffmann or any of its Restricted Subsidiaries in the ordinary course of business of Von Hoffmann or such Restricted Subsidiary and ordinary course loans to employees, (2) transactions between or among Von Hoffmann and/or its Restricted Subsidiaries, (3) Restricted Payments that are permitted by the provisions of the indenture governing the senior subordinated notes described above under the caption "Restricted Payments," and (4) payments and transactions in connection with the Recapitalization and the application of the net proceeds from this Offering, including the payment of any fees and expenses with respect thereto, in each case, shall not be deemed Affiliate Transactions."

Additional Notes Guarantees

        If Von Hoffmann or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the indenture governing the senior subordinated notes, then such newly acquired or created Subsidiary, except for all Subsidiaries that have properly been designated as Unrestricted

Subsidiaries in accordance with the indenture governing the senior subordinated notes for so long as they continue to constitute Unrestricted Subsidiaries, shall execute a Notes Guarantee and deliver an opinion of counsel, in accordance with the terms of the indenture governing the senior subordinated notes.

No Senior Subordinated Debt

        Von Hoffmann will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the senior subordinated notes.

Reports

        So long as any senior subordinated notes are outstanding, Von Hoffmann will furnish to the Holders of the senior subordinated notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Von Hoffmann were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Von Hoffmann and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by its certified independent accountants. In addition, Von Hoffmann and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. However, to the extent not required by the Trust Indenture Act, the indenture governing the senior subordinated notes will not require Von Hoffmann to make any reports pursuant to the foregoing two sentences to any Holder of the senior subordinated notes that it reasonably believes to be a competitor of Von Hoffmann.

Events of Default and Remedies

        The indenture governing the senior subordinated notes provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the senior subordinated notes (whether or not prohibited by the subordination provisions of the indenture governing the senior subordinated notes); (ii) default in payment when due of the principal of or premium, if any, on the senior subordinated notes (whether or not prohibited by the subordination provisions of the indenture governing the senior subordinated notes); (iii) failure by Von Hoffmann to comply with the provisions described under the captions "Change of Control," "Asset Sales," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by Von Hoffmann for 60 days after notice to comply with any of its other agreements in the indenture governing the senior subordinated notes or the senior subordinated notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Von Hoffmann or any of its Subsidiaries (or the payment of which is guaranteed by Von Hoffmann or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture governing the senior subordinated notes, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default and the aggregate amount of such principal, premium and interest that has not been paid exceeds $5.0 million (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by Von Hoffmann or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to Von Hoffmann or any of its Restricted Subsidiaries; or (viii) any Notes Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Notes Guarantee.

        If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding senior subordinated notes may declare all the senior subordinated notes to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the New Credit Agreement or (ii) five business days after the giving of written notice to Von Hoffmann and the representative under the New Credit Agreement of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Von Hoffmann, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding senior subordinated notes will become due and payable without further action or notice. Holders of the senior subordinated notes may not enforce the indenture governing the senior subordinated notes or the senior subordinated notes except as provided in the indenture governing the senior subordinated notes. In the event of a declaration of acceleration of the senior subordinated notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the senior subordinated notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the senior subordinated notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (b) all existing Events of Default, except nonpayment of principal or interest on the senior subordinated notes that became due solely because of the acceleration of the senior subordinated notes, have been cured or waived.

        Subject to certain limitations, Holders of a majority in principal amount of the then outstanding senior subordinated notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the senior subordinated notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the senior subordinated notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the senior subordinated notes waive any existing Default or Event of Default and its consequences under the indenture governing the senior subordinated notes except a continuing Default or Event of Default in the payment of interest on, or the principal of, the senior subordinated notes.

        Von Hoffmann is required to deliver to the Trustee annually a statement regarding compliance with the indenture governing the senior subordinated notes, and Von Hoffmann is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Von Hoffmann, as such, shall have any liability for any of its obligations under the senior subordinated notes, the indenture governing the senior subordinated notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the senior subordinated notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Von Hoffmann may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding senior subordinated notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding senior subordinated notes to receive payments in respect of the principal of, premium, if any, and interest on such senior subordinated notes when such payments are due from the trust referred to below, (ii) its obligations with respect to the senior subordinated notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and its obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture governing the senior subordinated notes. In addition, Von Hoffmann may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture governing the senior subordinated notes ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the senior subordinated notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Von Hoffmann must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the senior subordinated notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding senior subordinated notes on the Stated Maturity or on the applicable redemption date, as the case may be, and it must specify whether the senior subordinated notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Von Hoffmann shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) it has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture governing the senior subordinated notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Von Hoffmann shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture governing the senior subordinated notes) to which Von Hoffmann or any of its Subsidiaries is a party or by which Von Hoffmann or any of its Subsidiaries is bound; (vi) Von Hoffmann must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Von Hoffmann must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Von Hoffmann with the intent of preferring the Holders of senior subordinated notes over the other creditors of Von Hoffmann with the intent of defeating, hindering, delaying or defrauding creditors of Von Hoffmann or others; and (viii) Von Hoffmann must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A Holder may transfer or exchange the senior subordinated notes in accordance with the indenture governing the senior subordinated notes. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Von Hoffmann may require a Holder to pay any taxes and fees required by law or permitted by the indenture governing the senior subordinated notes. Von Hoffmann is not required to transfer or exchange any 2007 note selected for redemption. Also, Von Hoffmann is not required to transfer or exchange any 2007 note for a period of 15 days before a selection of the senior subordinated notes to be redeemed.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture governing the senior subordinated notes, the senior subordinated notes or the notes Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the senior subordinated notes), and any existing default or compliance with any provision of the indenture governing the senior subordinated notes or the senior subordinated notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior subordinated notes (including consents obtained in connection with a tender offer or exchange offer for the senior subordinated notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder): (i) reduce the principal amount of the senior subordinated notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any 2007 note or alter the provisions with respect to the redemption of the senior subordinated notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders") in a manner adverse to the Holders of the senior subordinated notes, (iii) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on any 2007 note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the senior subordinated notes (except a rescission of acceleration of the senior subordinated notes by the Holders of at least a majority in aggregate principal amount of the senior subordinated notes and a waiver of the payment default that resulted from such acceleration), (v) make any 2007 note payable in money other than that stated in the senior subordinated notes, (vi) make any change in the provisions of the indenture governing the senior subordinated notes relating to waivers of past Defaults or the rights of Holders of the senior subordinated notes to receive payments of principal of or premium, if any, or interest on the senior subordinated notes, (vii) waive a redemption payment with respect to any 2007 note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of the indenture governing the senior subordinated notes (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the senior subordinated notes then outstanding if such amendment would adversely affect the rights of Holders of the senior subordinated notes.

        Notwithstanding the foregoing, without the consent of any Holder of the senior subordinated notes, Von Hoffmann and the Trustee may amend or supplement the indenture governing the senior subordinated notes or the senior subordinated notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of Von Hoffmann's or a Guarantor's obligations to Holders of the senior subordinated notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the senior subordinated notes or that does not adversely affect the legal rights under the indenture governing the senior subordinated notes of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture governing the senior subordinated notes under the Trust Indenture Act or to allow any Guarantor to Guarantee the senior subordinated notes.

Concerning the Trustee

        The indenture governing the senior subordinated notes contains certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding senior subordinated notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture governing the senior subordinated notes provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture governing the senior subordinated notes at the request of any Holder of the senior subordinated notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights governing the senior subordinated notes without charge by writing to: Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, Missouri, 63126, Attention: Chief Financial Officer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture governing the senior subordinated notes. Reference is made to the indenture governing the senior subordinated notes for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

        "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or obsolete or unused equipment or assets in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Von Hoffmann and its Subsidiaries taken as a whole will be governed by the provisions of the indenture governing the senior subordinated notes described above under the caption "Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Von Hoffmann or any of its Restricted Subsidiaries of Equity Interests of its Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions for Net Proceeds in excess of $2.0 million. Notwithstanding the foregoing: (i) a transfer of assets by Von Hoffmann to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Von Hoffmann or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Von Hoffmann or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "Restricted Payments," (iv) the sale of its aircraft, (v) the sale of its owned apartments and (vi) the sale of its real property in Arizona will not be deemed to be Asset Sales.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalent Investment" means, at any time:

  (a)
  any evidence of Indebtedness, maturing not more than one year after such time, issued directly by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof;

  (b)
  commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody's, or (ii) any lender party to the New Credit Agreement (or its holding company);

  (c)
  any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any lender party to the New Credit Agreement;

  (d)
  short-term tax-exempt securities rated not lower than MIG-1/1 + by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

  (e)
  repurchase agreements with respect to any securities referred to in clause (a) above entered into with any entity referred to in clause (b) or (c) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody's and maturing not more than one year after such time; or

  (f)
  any money market or similar fund the assets of which are comprised exclusively of any of the items specified in clauses (a) through (d) above and as to which withdrawals are permitted at least every 90 days.

        "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Von Hoffmann's assets and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than DLJMB, (ii) the adoption of a plan relating to the liquidation or dissolution of Von Hoffmann, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Existing Shareholders and an entity that is the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of 100% of its common stock, becomes the "beneficial owner" (as defined above) of more than 50% of the Voting Stock of us or Holdings (measured by voting power rather than number of shares), or (iv) the first day on which a majority of the members of the Board of Directors of Von Hoffmann are not Continuing Directors.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Recapitalization), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Von Hoffmann or one of its Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of Von Hoffmann's Board of Directors who (i) was a member of such Board of Directors on the date of the indenture governing the senior subordinated notes or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Senior Debt," with respect to any Person, means (i) any Indebtedness of such Person outstanding under the New Credit Agreement and (ii) in the event no Indebtedness is outstanding under the New Credit Agreement, any other Senior Debt of such Person permitted under the indenture governing the senior subordinated notes the principal amount of which is $25.0 million or more and that has been designated by such Person as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

        "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of Von Hoffmann and its Restricted Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the indenture governing the senior subordinated notes, until such amounts are repaid.

        "Existing Shareholders" means DLJMB, ZS and the Management Holders.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Von Hoffmann and other than any dividend payment that may be deemed to have been made as a result of an increase in the liquidation preference of any preferred stock, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that Von Hoffmann or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Von Hoffmann or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (a) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (b) the amount of any reduction in general, administrative or overhead costs or other non-recurring items of the acquired entities, in each case, as determined in good faith by an officer of us) and without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable as of the date of determination.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means all Restricted Subsidiaries and, so long as it Guarantees any Obligations under the New Credit Agreement, Holdings.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Intercompany Note" means the note issued on the date of the indenture governing the senior subordinated notes by Holdings in favor of Von Hoffmann in an initial principal amount of $288.8 million.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Von Hoffmann or any Subsidiary of it sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Von Hoffmann such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Von Hoffmann, it shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Management Equity Interests" means Equity Interests of Holdings held by any employee of Von Hoffmann (or any of its Restricted Subsidiaries').

        "Management Holders" means holders of Management Equity Interests on the date of the indenture governing the senior subordinated notes.

        "Merger Agreement" means that certain agreement and plan of merger among the DLJ Entities, VH Acquisition Corp., ZS and Robert A. Uhlenhop, dated April 3, 1997.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Von Hoffmann or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to repay Indebtedness secured by such assets (other than pursuant to the New Credit Agreement) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "New Credit Agreement" means that certain credit agreement, dated as of May 22, 1997, by and among Von Hoffmann and DLJ Capital Funding, Inc., including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of the covenant set forth under "Incurrence of Indebtedness and Issuance of Preferred Stock" or (iv) otherwise altering the terms and conditions thereof.

        "Non-Recourse Debt" means Indebtedness (i) as to which neither Von Hoffmann nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Von Hoffmann or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including any Guarantees of such Indebtedness.

        "Permitted Investments" means (a) any Investment in Von Hoffmann or in a Restricted Subsidiary of Von Hoffmann; (b) any Investment in Cash Equivalents; (c) any Investment by Von Hoffmann or any Restricted Subsidiary of Von Hoffmann in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of Von Hoffmann and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Von Hoffmann or a Wholly Owned Restricted Subsidiary of Von Hoffmann that is a Guarantor; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders—Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Von Hoffmann; (f) any Investment represented by the Intercompany Note; (g) any loan made to management in order to enable management to purchase equity in Holdings, or any refinancing of any loan made to management, which loan was made to enable management to purchase equity in Holdings; and (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $2.0 million.

        "Permitted Junior Securities" means Equity Interests in us or a Guarantor or debt securities of us or a Guarantor that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the senior subordinated notes are subordinated to Senior Debt.

        "Permitted Liens" means (i) Liens securing Senior Debt that was permitted by the terms of the indenture governing the senior subordinated notes to be incurred; (ii) Liens in favor of Von Hoffmann or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Von Hoffmann or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Von Hoffmann; (iv) Liens on property existing at the time of acquisition thereof by Von Hoffmann or any Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the indenture governing the senior subordinated notes; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (viii) Liens in connection with any Permitted Refinancing Indebtedness, provided that such Liens do not exceed the Liens replaced in connection with the Permitted Refinancing Indebtedness; (ix) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (x) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Von Hoffmann and its Subsidiaries taken as a whole; and (xi) Liens incurred in the ordinary course of business of Von Hoffmann or any Subsidiary of Von Hoffmann with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Von Hoffmann or such Subsidiary.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest, premium and prepayment penalties, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the senior subordinated notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the senior subordinated notes on terms at least as favorable to the Holders of the senior subordinated notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Von Hoffmann or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the relevant Person that is not an Unrestricted Subsidiary.

        "Senior Debt," with respect to any Person, means (i) all Obligations of such Person outstanding under the New Credit Agreement and all Hedging Obligations payable to a lender under the New Credit Agreement or any of its affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, (ii) any other Indebtedness of such Person unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Debt of such Person and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes, (b) any Indebtedness of such Person to any of its Subsidiaries, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the indenture governing the senior subordinated notes.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Note Obligations" means all Obligations with respect to the Notes, including, without limitation, principal, premium, if any, interest and Liquidated Damages, if any, payable pursuant to the terms of the Notes (including upon acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means that certain tax sharing agreement between Holdings and Von Hoffmann, dated as of the Closing Date, as amended from time to time; provided such amendment or amendments do not materially adversely effect us.

        "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Von Hoffmann or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Von Hoffmann or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Von Hoffmann, (c) is a Person with respect to which neither Von Hoffmann nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Von Hoffmann or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Von Hoffmann or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Von Hoffmann or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture governing the senior subordinated notes and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Von Hoffmann as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Von Hoffmann shall be in default of such covenant). Von Hoffmann's Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Von Hoffmann of any outstanding

Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (ii) such Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the indenture governing the senior subordinated notes and (iii) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "ZS" means ZS VH L.P., together with ZS VH II L.P., as the context requires.

Forms of Registered Securities

        The certificates representing the registered securities will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered securities will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global security. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

        Book-entry interests may be exchanged for certificated securities of like tenor and equal aggregate principal amount, if

  (1)
  DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 120 days,

  (2)
  we provide for the exchange pursuant to the terms of the indenture governing the senior subordinated notes, or

  (3)
  we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

13 1/2% Subordinated Exchange Debentures due 2009

        You can find the definitions of certain terms used in this description of the subordinated exchange debentures under the subheading "Certain Definitions." In this description, the term "Holdings" refers only to Von Hoffmann Holdings Inc. and not to any of its subsidiaries.

        Holdings issued the old subordinated exchange debentures under an indenture among itself, and Marine Midland Bank (now HSBC Bank USA), as trustee. The terms of the subordinated exchange debentures include those stated in the indenture governing them and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement governing the subordinated exchange debentures. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement governing the subordinated exchange debentures because they define your rights as holders of the notes. Copies of the indenture and the registration rights agreement governing the subordinated exchange debentures are available as set forth below under "Additional Information."

Brief Description of the subordinated exchange debentures

        The subordinated exchange debentures:

  •
  will be general unsecured obligations of Holdings; and

  •
  will be expressly subordinate in right of payment with all existing and future senior indebtedness of Holdings.

Principal, Maturity and Interest

        Holdings issued the old subordinated exchange debentures in an aggregate principal amount of $30.4 million, which has accreted to $48.1 million in principal amount. The subordinated exchange debentures will mature on May 15, 2009.

        Interest on the subordinated exchange debentures accrues at the rate of 13.5% per annum and is payable semi-annually in arrears on May 15 and November 15. Interest shall be payable in cash provided, however, that prior to the first date on which interest would be permitted to be paid in cash pursuant to the terms of the then-outstanding indebtedness of Holdings and its Subsidiaries and any other contractual provisions limiting the ability of Holdings and its Subsidiaries to declare or pay cash interest, interest shall not be paid in cash but shall accrete to, and increase, the principal amount of each Debenture. Interest on the Debentures shall accrue from the most recent date to which interest has been paid or accreted to principal amount or, if no interest has been so paid or accreted, from the date of issuance. Holdings will make each interest payment to the holders of record on the immediately preceding May 1 and November 1. All payments on the subordinated exchange debentures will be made at the office or agency of the paying agent unless Holdings elects to make interest payments by check mailed to holders at their address set forth in the register of holders.

        Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the subordinated exchange debentures

        The trustee currently acts as paying agent and registrar. Holdings may change the paying agent or registrar without prior notice to the holders of the subordinated exchange debentures, and Holdings or any of its subsidiaries may act as paying agent or registrar.

Subordination

        The payment of the Debenture Obligations is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Debt, whether outstanding on the date of the indenture governing the subordinated exchange debentures.

        Upon any distribution to creditors of Holdings in a liquidation or dissolution of it or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of the subordinated exchange debentures will be entitled to receive any payment with respect to the Debenture Obligations, and until all Obligations with respect to Senior Debt are paid in full in cash or cash equivalents, any distribution to which the holders of the 2009 debentures would be entitled shall be made to the holders of Senior Debt (except that holders of the subordinated exchange debentures may receive Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

        Holdings also may not make any payment upon or in respect of the Subordinated Note Obligations (except in Permitted Junior Securities or payments made from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, if any, or interest on, or commitment fees relating to, any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a written notice of such default (a "Payment Blockage Notice") from Holdings or the representatives of such Designated Senior Debt. Payments on the subordinated exchange debentures may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        The indenture governing the subordinated exchange debentures further requires that Holdings promptly notifies holders of Senior Debt if payment of the subordinated exchange debentures is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the subordinated exchange debentures may recover less ratably than creditors of Holdings who are holders of Senior Debt.

Optional Redemption

        The subordinated exchange debentures shall be subject to redemption at any time at the option of Holdings, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus any accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2003	105.40%
2004	104.05%
2005	102.70%
2006	101.35%
2007 and thereafter	100.00%

Mandatory Redemption

        Except as set forth below under "Repurchase at the Option of Holders," Holdings is not required to make mandatory redemption or sinking fund payments with respect to the subordinated exchange debentures.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of the subordinated exchange debentures will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's subordinated exchange debentures pursuant to a Change of Control Offer on the terms set forth in the indenture governing the subordinated exchange debentures. In the Change of Control Offer, Holdings will offer at an offer price in cash equal to 101% of the aggregate principal amount of the subordinated exchange debentures repurchased plus accrued and unpaid interest, on the subordinated exchange debentures repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the subordinated exchange debentures on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture governing the subordinated exchange debentures and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the subordinated exchange debentures as a result of a Change of Control.

        On the Change of Control Payment Date, Holdings will, to the extent lawful:

  (1)
  accept for payment all the subordinated exchange debentures or portions of the subordinated exchange debentures properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all the subordinated exchange debentures or portions of the subordinated exchange debentures properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the subordinated exchange debentures properly accepted together with an Officers' Certificate stating the aggregate principal amount of the subordinated exchange debentures or portions of the subordinated exchange debentures being purchased by Holdings.

        The paying agent will promptly mail to each holder of the subordinated exchange debentures properly tendered the Change of Control Payment for such subordinated exchange debentures, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new 2009 debenture equal in principal amount to any unpurchased portion of the subordinated exchange debentures surrendered, if any; provided that each new 2009 debenture will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture governing the subordinated exchange debentures are applicable. Except as described above with respect to a Change of Control, the indenture governing the subordinated exchange debentures does not contain provisions that permit the holders of the subordinated exchange debentures to require that Holdings repurchase or redeem the subordinated exchange debentures in the event of a takeover, recapitalization or similar transaction.

        The senior credit facility limits Holdings from purchasing or redeeming any subordinated exchange debentures, and also provides that certain change of control events with respect to Holdings would constitute a default thereunder. Any future credit agreements or other agreements to which Holdings becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Holdings is prohibited from purchasing or redeeming the subordinated exchange debentures, it could seek the consent of its lenders to the purchase of the subordinated exchange debentures or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, it will remain prohibited from purchasing the subordinated exchange debentures. In such case, Holdings' failure to purchase tendered subordinated exchange debentures would constitute an Event of Default under the indenture governing the subordinated exchange debentures, which would, in turn, constitute a default under the senior credit facility. In addition, Holdings' ability to pay cash to the holders of the subordinated exchange debentures upon a repurchase may be limited by its then existing financial resources.

        Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture governing the subordinated exchange debentures applicable to a Change of Control Offer made by Holdings and purchases all the subordinated exchange debentures validly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the subordinated exchange debentures to require Holdings to repurchase the subordinated exchange debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        Holdings' ability to pay cash to the holders of the subordinated exchange debentures upon a repurchase may be limited by Holdings' then existing financial resources. See "Risk Factors" We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the subordinated exchange debentures."

Selection and Notice

        Except as otherwise provided in the indenture governing the subordinated exchange debentures, if less than all of the subordinated exchange debentures are to be redeemed at any time, the trustee will select debentures for redemption as follows:

  (1)
  if the subordinated exchange debentures are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the subordinated exchange debentures are listed; or

  (2)
  if the subordinated exchange debentures are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No subordinated exchange debentures of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the subordinated exchange debentures to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any 2009 debenture is to be redeemed in part only, the notice of redemption that relates to that 2009 debenture will state the portion of the principal amount of that 2009 debenture that is to be redeemed. A new 2009 debenture in principal amount equal to the unredeemed portion of the original 2009 debenture will be issued in the name of the holder of the subordinated exchange debentures upon cancellation of the original 2009 debenture. The subordinated exchange debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the subordinated exchange debentures or portions of them called for redemption.

Certain Covenants

Restricted Payments

        Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings; or (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Debentures, except a payment of interest or a payment of principal at Stated Maturity (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Merger, Consolidation or Sale of Assets

        Holdings may not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holdings under the subordinated exchange debentures and the indenture governing the subordinated exchange debentures pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; and (iii) immediately after such transaction no Default or Event of Default exists.

Reports

        So long as any subordinated exchange debentures are outstanding, Holdings will furnish to the holders of the subordinated exchange debentures all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its Subsidiaries and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants.

        The financial information to be distributed to holders of subordinated exchange debentures shall be filed with the trustee and mailed to the holders at their addresses appearing in the register of subordinated exchange debentures maintained by the Registrar within 120 days after the end of Holdings' fiscal years and within 60 days after the end of each of the first three quarters of each such fiscal year.

Events of Default and Remedies

        The Indenture provides that each of the following constitutes an Event of Default:

  (i)
  default for 30 days in the payment when due of interest on the subordinated exchange debentures (whether or not prohibited by the subordination provisions of the indenture governing the subordinated exchange debentures); (ii) default in payment when due of principal of or premium, if any, on the subordinated exchange debentures (whether or not prohibited by Subordination of the indenture governing the subordinated exchange debentures); (iii) failure by Holdings or any Subsidiary to comply with the provisions described under the captions "Change of Control Offer" and "Restricted Payments" of the indenture governing the subordinated exchange debentures; (iv) failure by Holdings for 60 days after notice to comply with its other agreements in the indenture governing the subordinated exchange debentures or the subordinated exchange debentures; or (v) certain events of bankruptcy or insolvency with respect to Holdings or any of its Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding subordinated exchange debentures will become due and payable immediately without further action or notice. Holders of the subordinated exchange debentures may not enforce the indenture governing the subordinated exchange debentures or the subordinated exchange debentures except as provided in the indenture governing the subordinated exchange debentures. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding subordinated exchange debentures may declare all the subordinated exchange debentures to be due and payable immediately provided, however, that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the New Credit Agreement or (ii) five business days after the giving of written notice to Holdings and the representative under the New Credit Agreement of such acceleration.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding subordinated exchange debentures may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the subordinated exchange debentures notice of any continuing Default or Event of Default if it determines that withholding the subordinated exchange debentures is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        The holders of a majority in aggregate principal amount of the subordinated exchange debentures then outstanding by notice to the trustee may on behalf of the holders of all of the subordinated exchange debentures waive any existing Default or Event of Default and its consequences under the indenture governing the subordinated exchange debentures except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the subordinated exchange debentures.

        Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture governing the subordinated exchange debentures. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Holdings or any Guarantor, as such, will have any liability for any obligations of Holdings or the Guarantors under the subordinated exchange debentures, the indenture governing the subordinated exchange debentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the subordinated exchange debentures by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the subordinated exchange debentures. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding subordinated exchange debentures ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding subordinated exchange debentures to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

  (2)
  Holdings' obligations with respect to the subordinated exchange debentures concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Holdings' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture governing the subordinated exchange debentures.

        In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the indenture governing the subordinated exchange debentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the subordinated exchange debentures. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the subordinated exchange debentures.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the subordinated exchange debentures, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, on the outstanding subordinated exchange debentures on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the subordinated exchange debentures are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Holdings has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture governing the subordinated exchange debentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding subordinated exchange debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Holdings has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding subordinated exchange debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture governing the subordinated exchange debentures) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

  (6)
  Holdings must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others;

  (7)
  Holdings must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  Holdings must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture governing the subordinated exchange debentures, the subordinated exchange debentures or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the subordinated exchange debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the subordinated exchange debentures), and any existing default or compliance with any provision of the indenture governing the subordinated exchange debentures or the subordinated exchange debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding subordinated exchange debentures (including consents obtained in connection with a tender offer or exchange offer for, the subordinated exchange debentures).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any subordinated exchange debentures held by a non-consenting holder):

  (1)
  reduce the principal amount of the subordinated exchange debentures whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the subordinated exchange debentures (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders") in a manner adverse to the holders of the subordinated exchange debentures;

  (3)
  reduce the rate of or change the time for payment of interest on any 2009 debenture;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, on the subordinated exchange debentures (except a rescission of acceleration of the subordinated exchange debentures by the holders of at least a majority in aggregate principal amount of the subordinated exchange debentures and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any 2009 debenture payable in money other than that stated in the subordinated exchange debentures;

  (6)
  make any change in the provisions of the indenture governing the subordinated exchange debentures relating to waivers of past Defaults or the rights of holders of the subordinated exchange debentures to receive payments of principal of, or interest or premium if any, on the subordinated exchange debentures;

  (7)
  waive a redemption payment with respect to any 2009 debenture (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"); or

  (8)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to the provision relating to Subordination shall require the consent of the holders of at least 75% in aggregate amount of the subordinated exchange debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer) if such amendment would adversely affect the rights of holders of the subordinated exchange debentures.

        Notwithstanding the preceding, without the consent of any holder of the subordinated exchange debentures, Holdings and the trustee may amend or supplement the indenture governing the subordinated exchange debentures or the subordinated exchange debentures:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated subordinated exchange debentures in addition to or in place of certificated subordinated exchange debentures;

  (3)
  to provide for the assumption of Holdings' obligations to holders of the subordinated exchange debentures in the case of a merger or consolidation;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of the subordinated exchange debentures or that does not adversely affect the legal rights under the indenture governing the subordinated exchange debentures of any such holder; or

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture governing the subordinated exchange debentures under the Trust Indenture Act.

Concerning the Trustee

        If the trustee becomes a creditor of Holdings, the indenture governing the subordinated exchange debentures limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture governing the subordinated exchange debentures provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture governing the subordinated exchange debentures at the request of any holder of the securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement governing the subordinated exchange debentures without charge by writing to: Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, Missouri, 63126, Attention: Chief Financial Officer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture governing the subordinated exchange debentures. Reference is made to the indenture governing the subordinated exchange debentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

        "Agent" means any Registrar, Paying Agent or co-registrar.

        "Board of Directors" means the board of directors of Holdings or (except in the case of the definition of Change of Control) any authorized committee of such board of directors.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Certificate of Designations" means the Amended and Restated Certificate of Designations, Preferences and Rights relating to the Preferred Stock.

        "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than any person or group comprised solely of the Initial Investors, becomes the "beneficial owner" (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), by way of merger, consolidation or otherwise, of 50% or more of the voting power of all classes of voting securities of the Holdings and such person or group beneficially owns a greater percentage of the voting power of all classes of voting securities of Holdings than that beneficially owned by the Initial Investors; (ii) the consummation of a sale or transfer of all or substantially all of the assets of the Holdings or the Company to any person or group (as defined above), other than any person or group comprised solely of the Initial Investors or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings, together with any new directors whose election was approved by a vote of a majority of directors then still in office who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved, cease for any reason to constitute a majority of the directors of Holdings then in office, other than as a result of election of removal of directors, or a reduction of the number of directors comprising the Board of Directors of Holdings, pursuant to the provisions governing the election and removal of directors of the Certificate of Designations or the Shareholders Agreement.

        "Commission" means the Securities and Exchange Commission.

        "Company" means Von Hoffmann Corporation, a Delaware corporation.

        "Debenture Obligations" means all Obligations with respect to the Debentures, including, without limitation, principal, premium, if any, and interest payable pursuant to the terms of the Debentures (including upon acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Senior Debt," means (i) any Obligations of Holdings under the New Credit Agreement and (ii) in the event no Indebtedness is outstanding under the New Credit Agreement, any other Senior Debt the principal amount of which is $25.0 million or more and that has been designated by Holdings as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Debentures mature.

        "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable as of the date of determination.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Holdings" means Von Hoffmann Holdings, Inc.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

        "Initial Investors" means DLJMB, ZS and the Management Holders and, in each case, their respective permitted assigns under the Shareholders Agreement.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Management Equity Interests" means Equity Interests of Holdings held by any employee of the Company or any of its Subsidiaries.

        "Management Holders" means holders of Management Equity Interests on the date that the Preferred Stock was originally issued by Holdings.

        "Merger Agreement" means that certain agreement and plan of merger, dated April 3, 1997, among DLJMB, VH Acquisition, Inc., ZS and Robert A. Uhlenhop.

        "Moody's" means Moody's Investors Service, Inc.

        "New Credit Agreement" means that certain credit agreement, dated as of May 22, 1997, by and among Holdings, DLJ Capital Funding, Inc. and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including any guarantees of such Indebtedness.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Permitted Junior Securities" means Equity Interests in Holdings or debt securities of Holdings that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Debentures are subordinated to Senior Debt.

        "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means the Holdings 13.5% Senior Exchangeable Preferred Stock due 2009 and the Holdings' Series B 13.5% Senior Exchangeable Preferred Stock due 2009.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" means (i) all Obligations of the Company under the New Credit Agreement and under all Hedging Obligations payable to a lender under the New Credit Agreement or any of its affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, (ii) all Obligations of the Company in respect of the senior subordinated notes and the indenture related thereto, (iii) any other Indebtedness of the Company unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu or subordinated in right of payment to the Debentures and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes, (b) any Indebtedness of the Company to any of its Subsidiaries or (c) any trade payables.

        "Shareholders Agreement" means the Shareholders Agreement, dated as of May 22, 1997, among the Company and the shareholders of the Company named therein.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "senior subordinated notes" means the 10 3/8% senior subordinated notes due 2007 of the Company.

        "VHP" means Von Hoffmann Press, Inc., a Delaware corporation.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

        "ZS" means ZS VH, L.P. together with ZS VH II L.P., as the context requires.

Forms of Registered Securities

        The certificates representing the registered securities will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered securities will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global security. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

        Book-entry interests may be exchanged for certificated securities of like tenor and equal aggregate principal amount, if

  (1)
  DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 120 days,

  (2)
  we provide for the exchange pursuant to the terms of the indenture governing the subordinated exchange debentures, or

  (3)
  we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

        As of the date of this prospectus, no certificated securities are issued and outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following generally summarizes certain material U.S. federal income tax aspects of (i) the exchange of old notes for registered notes and (ii) the ownership and disposition of registered notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder's personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the old notes or registered notes and who hold such notes as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (in general, assets held for investment). This discussion does not address special situations, such as the following:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or "financial services entities," insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to partnerships or similar pass-through entities or to persons who hold notes through a partnership or similar pass-through entity;

  •
  U.S. federal gift or estate tax (except as to Non-U.S. Holders (as defined below)) or alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        This summary is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

Consequences of Tendering Notes

        The exchange of your old notes for registered notes in the exchange offers should not constitute a sale or exchange for federal income tax purposes. Accordingly, the exchange offers should have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there should be no change in your tax basis, and your holding period in your registered notes should include the period for which you have held the old notes exchanged therefor. In addition, the federal income tax consequences of holding and disposing of your registered notes should be the same as those applicable to your old notes.

Consequences of Holding Registered Notes

  U.S. Holders

        For purposes of the following discussion, a U.S. Holder is a beneficial owner of a registered note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Stated Interest.    Except with respect to the 13 1/2% Subordinated Exchange Debentures not acquired at a "bond premium" (as described below in "Original Issue Discount"), interest on a registered note (including a payment made pursuant to a guarantee) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    Because we are not unconditionally required to pay interest on the 13 1/2% Subordinated Exchange Debentures in cash or other property at least annually at a single fixed rate, such notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" over the "issue price" of such notes. The "issue price" of each such note was $1,000. The "stated redemption price at maturity" is the sum of all payments to be made on the debentures, other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a qualifying rate, including a single fixed rate, during the entire term of the debt instrument. None of the interest on the 13 1/2% Subordinated Exchange Debentures should be qualified stated interest.

        A U.S. Holder of a 13 1/2% Subordinated Exchange Debenture, in general, must include in ordinary income OID calculated on a constant-yield to maturity method as prescribed by Treasury regulations in advance of the receipt of the related cash payments. Except as described below, the amount of OID included in gross income as interest by a U.S. Holder of a 13 1/2% Subordinated Exchange Debenture is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion thereof in which the U.S. Holder holds the note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to the difference between:

  •
  the product of the debenture's adjusted issue price at the beginning of the accrual period and the debenture's yield to maturity; and

  •
  the qualified stated interest allocable to the accrual period.

        OID allocable to the final accrual period is the difference between the amount payable at maturity of the debenture and the debenture's "adjusted issue price" at the beginning of the final accrual period. The "adjusted issue price" of a debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period.

        A U.S. Holder who acquires a 13 1/2% Subordinated Exchange Debenture at a "bond premium" (discussed below) will not be subject to the OID rules described herein.

        Market Discount.    If a registered note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such registered note may be treated as ordinary income, and not capital gain, as described below. For this purpose, "market discount" is the excess (if any) of the "stated redemption price at maturity" (or, in the case of the 13 1/2% Subordinated Exchange Debentures, the "revised issue price") of a debt obligation over the basis of such debt obligation immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. The "revised issue price" of the 13 1/2% Subordinated Exchange Debentures is $1,000 plus the aggregate amount of OID includible in the gross income of all holders for all periods before the acquisition of the note by the taxpayer (determined without offset for "acquisition premium" (discussed below), if any). Unless a U.S. Holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such registered note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. Holder held such registered note.

        The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the registered note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the registered note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any registered note but, once made, such election is irrevocable.

        A U.S. Holder of a registered note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. Holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the registered note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

        Unless a U.S. Holder who acquires a registered note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such registered note in an amount not exceeding the deferred income, until such income is realized.

        Bond Premium.    If a U.S. Holder purchases a registered note and immediately after the purchase the adjusted basis of the registered note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the registered note will be treated as having been acquired with "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such registered note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, except as Treasury Regulations may otherwise provide, will be reduced by the portion of premium allocable to such period based on the registered note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon the sale or other disposition or full or partial principal payment of the registered note.

        An election to amortize bond premium will apply to amortizable bond premium on all registered notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the registered notes by the amount of such allowable amortization.

        Acquisition Premium.    A complementary concept to bond premium is acquisition premium, which is applicable only to the 13 1/2% Subordinated Exchange Debentures. A 13 1/2% Subordinated Exchange Debenture is acquired at an "acquisition premium" if the U.S. Holder's adjusted tax basis in the note exceeds the adjusted issue price of the note but is less than or equal to all amounts payable on the note after the purchase date (exclusive of qualified stated interest). If a U.S. Holder acquires a 13 1/2% Subordinated Exchange Debenture at an acquisition premium, the amount of OID includible in the U.S. Holder's gross income generally is reduced in each period in proportion to the percentage of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a U.S. Holder may elect to treat its purchase as a purchase at original issuance and accrue the discount on such purchase on a constant yield basis.

        Sale, Exchange or Redemption of Registered Notes.    Unless a non-recognition provision applies, upon the disposition of a registered note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition (other than amounts attributable to accrued market discount or accrued interest not yet taken into income, which will be treated as interest for U.S. federal income tax purposes) and (ii) the U.S. Holder's adjusted tax basis in a registered note. A U.S. Holder's adjusted tax basis in a registered note generally will equal the amount such holder paid for the note, net of accrued interest, if any, increased by accrued OID and by any accrued but unpaid stated interest and/or any accrued market discount, in each case, to the extent that the holder previously included such amount(s) in income, and decreased by the amount of bond premium, if any, amortized with respect to such note.

        Gain or loss from the disposition of a registered note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the registered note for longer than one year. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting.    A U.S. Holder of a registered note may be subject, under certain circumstances, to backup withholding at a rate of 30% (which rate is scheduled to be reduced periodically through 2010 and increased to 31% for 2011 and thereafter) with respect to payments of interest on, and gross proceeds from a sale or other disposition of, a registered note. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalties of perjury within a reasonable time after the request therefor;

  •
  furnishes an incorrect TIN;

  •
  fails to properly report interest; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

        A U.S. Holder of a registered note who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of registered notes should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

        We, or our designated paying agent, will report to the holder of a registered note and the IRS the amount of any "reportable payments" made by us and any amount withheld with respect to the registered notes during the calendar year.

  Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a beneficial owner of a registered note other than a U.S. Holder (a "Non-U.S. Holder"). For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition of a registered note will be considered to be "U.S. trade or business income" if such income or gain is:

  •
  effectively connected with the conduct of a trade or business in the United States; or

  •
  in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

        Interest.    Generally, interest (including OID) paid to a Non-U.S. Holder of a registered note will not be subject to U.S. federal income or withholding tax if such interest (including OID) is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the registered notes will qualify as portfolio interest if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

  •
  is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

  •
  certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder's name and address; and

  •
  is not a bank whose receipt of interest or a resgistered note as described in Section 881(C)(3)(A) of the Code.

        The gross amount of payments of interest (including OID) that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax." To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

        Sale, Exchange or Redemption of Registered Notes.    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a registered note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is U.S. trade or business income;

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual who holds the registered note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

        Federal Estate Tax.    A registered note held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and income on such note was not U.S. trade or business income.

        Backup Withholding and Information Reporting.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid or accrued to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax at a current rate of 30% (which rate is scheduled to be reduced periodically through 2010 and increased to 31% for 2011 and thereafter) and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a registered note to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a registered note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a U.S. related person). In the case of the payment of the proceeds from the disposition of a registered note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker does not have actual knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PARTICIPATION IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston Corporation in connection with the offers and sales of the securities in market-making transactions effected from time to time. Credit Suisse First Boston Corporation may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking Partners, an affiliate of Credit Suisse First Boston Corporation, beneficially own approximately 98.8% of the common stock of Holdings. Thompson Dean, James A. Quella and David F. Burgstahler, who are the Managing Partner, a Managing Director and a principal of DLJ Merchant Banking, respectively, are members of the boards of directors of Holdings and Von Hoffmann. Further, Credit Suisse First Boston Corporation acted as syndication agent in connection with the revolving credit facility for which it received certain customary fees and expenses. Credit Suisse First Boston Corporation has, from time to time, provided investment banking and other financial advisory services to Holdings in the past for which it has received customary compensation, and will provide such services and financial advisory services to Holdings in the future. In addition, Credit Suisse First Boston Corporation acted as initial purchaser in connection with the initial sale of the notes. See "Certain Relationships and Related Transactions."

        Credit Suisse First Boston Corporation has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston Corporation that, subject to applicable laws and regulations, Credit Suisse First Boston Corporation currently intends to make a market in the new securities following completion of the exchange offer. However, Credit Suisse First Boston Corporation is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors—There is a limited trading market for the registered securities."

[BACK COVER FOR MARKET-MAKING PROSPECTUS]

Page
Forward-Looking Statements
Prospectus Summary
Risk Factors
Capitalization
Selected Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Description of Certain Indebtedness
Description of the Registered Securities
Material United States Federal Income Tax Consequences
Plan of Distribution
Legal Matters
Experts
Available Information
Index to Consolidated Financial Statements

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item	Amount
SEC Registration Fee	$4,854
Printing and Engraving Costs	35,000
Trustee Fees	45,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	100,000
Miscellaneous	30,000

Total	$319,854

Item 14. Indemnification of Directors and Officers.

        The Certificate of Incorporation of each of Von Hoffmann and Holdings contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under the Delaware General Corporation Law ("DGCL").

        The Certificate of Incorporation of each of Von Hoffmann and Holdings provides that a director or officer who is a party to any action, suit or proceeding shall be entitled to be indemnified by us to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding.

        Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against liabilities, costs and expenses actually and reasonably incurred by him in his capacity as a director or officer or arising out of such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court, after exhaustion of all appeals, to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.

        Section 102(b)(7) of the DGCL permits a corporation to relieve its directors from personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) intentional misconduct or knowing violation of law, (iv) willful or negligent violations of certain provisions of the DGCL (Sections 174, 160 and 173) imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) any transaction from which the director derived an improper personal benefit.

        The above provisions of the DGCL are non-exclusive.

        Von Hoffmann and Holdings have entered into indemnification agreements with each of their respective directors and intends to enter into indemnification agreements with each of its future directors. Pursuant to such indemnification agreements, we have agreed to indemnify these directors against certain liabilities, including any liabilities arising out of this Registration Statement. We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to our officers and directors for certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

        On October 22, 2003 Von Hoffmann sold $60,000,000 in aggregate principal amount of its 10 1/4% Senior Notes due 2009 (the "old notes"), to Credit Suisse First Boston (the "initial purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at a premium of 104.75%. The old notes were immediately resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act, to persons they reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States, to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

        On October 22, 2003 Von Hoffmann's principal stockholders, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, purchased 20 million shares of common stock of Von Hoffmann for an aggregate purchase price of $20.0 million. The proceeds from this transaction will be used by Von Hoffmann for general corporate purposes, which may include the repurchase of Von Hoffmann's existing 13.5% Subordinated Exchange Debentures due 2009. During the last three fiscal years, Von Hoffmann has granted 525,000 options under its employee stock option plan. None of these options have been converted into common stock.

Item 16. Exhibits and Financial Statement Schedule

Exhibit No.	Exhibit Description
3.1(3)	Certificate of Incorporation of Von Hoffmann Corporation and Certificate of Ownership and Merger of Von Hoffmann Graphics, Inc. with and into Von Hoffmann Press, Inc.
3.2(3)	By-Laws of Von Hoffmann Corporation.
3.3(3)	Certificate of Incorporation of Von Hoffmann Holdings Inc. and Certificate of Amendment to the Certificate of Incorporation of Von Hoffmann Corporation.
3.4(3)	By-Laws of Von Hoffmann Holdings Inc.
3.5(3)	Certificate of Incorporation of One Thousand Realty & Investment Company.
3.6(3)	By-Laws of One Thousand Realty & Investment Company.
3.7(3)	Certificate of Incorporation of H&S Graphics, Inc.
3.8(3)	By-Laws of H&S Graphics, Inc.
3.9(3)	Certificate of Incorporation of Precision Offset Printing Company, Inc.
3.10(3)	By-Laws of Precision Offset Printing Company, Inc.
3.11(8)	Articles of Incorporation of The Lehigh Press, Inc.
3.12(8)	By-laws of The Lehigh Press, Inc.
4.1(3)	Indenture, dated March 26, 2002 among Von Hoffmann Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 10 1/4% Senior Notes due 2009.
4.2(4)	Indenture, dated May 22, 1997 among Von Hoffmann Corporation, the Guarantors party thereto and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.3(3)	Indenture, dated October 16, 1998 between Holdings and Marine Midland Bank, as Trustee, with respect to the 13.5% Subordinated Exchange Debentures due 2009

4.4(3)	Form of 2009 Notes (included in Exhibit 4.1 hereto).
4.5(4)	Form of 2007 Notes (included in Exhibit 4.2 hereto).
4.6(3)	Form of Global Exchange Debenture (included in Exhibit 4.3 hereto)
4.7(3)	Registration Rights Agreement, dated March 26, 2002 among Von Hoffmann Corporation, the Guarantors party thereto, Credit Suisse First Boston Corporation and Scotia Capital (USA) Inc.
4.8(3)	Registration Rights Agreement, dated May 22, 1997 among Von Hoffmann Corporation, the Guarantors party thereto and Donaldson, Lufkin & Jenrette Securities Corporation.
4.9(3)	Registration Rights Agreement, dated June 13, 1997 between Von Hoffmann Corporation and Donaldson, Lufkin & Jenrette Securities Corporation.
4.10(3)	Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.11(3)
Amendment No. 1, dated November 30, 2000, to the Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.12(3)
Amendment No. 2, dated June 20, 2002, to the Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.13(3)	Stock Purchase Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Robert Uhlenhop and the Robert A. Uhlenhop 1998 Irrevocable Trust Dated 1/27/98.
4.14(4)	Stock Purchase Agreement, dated March 26, 2002, among Von Hoffmann Holdings, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates.
4.15(4)	Stock Purchase Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., ZS VH II L.P. and DLJ Merchant Banking Partners II, L.P.
4.16(4)
Supplemental Indenture, dated January 16, 1998 among Von Hoffmann Corporation, the Bawden Corporation, Bawden Printing, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.17(4)
Second Supplemental Indenture, dated June 2, 1998 among Von Hoffmann Corporation, H & S Graphics, Inc., Preface, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.18(4)
Third Supplemental Indenture, dated July 15, 1998 among Von Hoffmann Corporation, Custom Printing Company and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.19(4)
Fourth Supplemental Indenture, dated September 28, 1998 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.20(4)
Fifth Supplemental Indenture, dated September 29, 1998 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., Mid-Missouri Graphics, Inc., One Thousand Realty & Investment Company, Bawden Printing, Inc., H&S Graphics, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.21(4)
Sixth Supplemental Indenture, dated October 15, 1998 among Von Hoffmann Corporation, Mid-Missouri Graphics, Inc., One Thousand Realty & Investment Company and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.

4.22(4)
Seventh Supplemental Indenture, dated November 2, 1998 among Von Hoffmann Corporation, Bawden Printing, Inc., and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.23(4)
Eighth Supplemental Indenture, dated October 29, 1998 among Von Hoffmann Corporation, Custom Printing Company, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.24(4)
Ninth Supplemental Indenture, dated March 30, 2000 among Von Hoffmann Corproation, Precision Offset Printing Company, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.25(4)
Tenth Supplemental Indenture, dated July 1, 2001 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., One Thousand Realty & Investment Company, Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.26(4)
Eleventh Supplemental Indenture, dated February 25, 2002 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., One Thousand Realty & Investment Company, H&S Graphics, Inc., Preface, Inc., Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.27(4)
Twelfth Supplemental Indenture, dated February 28, 2002 among Von Hoffmann Corporation, Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.28(6)
Thirteenth Supplemental Indenture, dated December 29, 2002 among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.29(8)	Stock Purchase Agreement among Von Hoffmann Corporation, the Lehigh Press, Inc. and the Shareholders of Lehigh Press, Inc. dated September 5, 2003.
4.30(8)	Registration Rights Agreement, dated October 22, 2003 among Von Hoffmann Corporation, the Guarantors party thereto and Credit Suisse First Boston LLC.
4.31(8)	Stock Purchase Agreement, dated October 22, 2003, among Von Hoffmann Holdings, Inc., DLJ Merchant Banking Partners II, L.P. and certain of its affiliates.
4.32(8)
Fourteenth Supplemental Indenture, dated October 22, 2003 among Von Hoffmann Corporation, the Lehigh Press, the guarantors party thereto and HSBC Bank as trustee with respect to the 10 3/8% Senior Subordinated Notes due 2007..
4.33(8)
First Supplemental Indenture, dated as of December 19, 2002 among Von Hoffmann Corporation, Von Hoffmann Holdings, H&S Graphics, Inc., Precision Offset Printing Company, Inc., and U.S. Bank National Association with respect to the 10 1/4% Senior Notes due 2009.
4.34(8)
Second Supplemental Indenture, dated October 22, 2003 between Von Hoffmann Corporation, Precision Offset Printing Company, Inc., H&S Graphics Inc., Picture Inc., The Lehigh Press, Inc. and U.S. National Bank Association, as Trustee, with respect to the 10 1/4% Senior Notes due 2009.
5.1(2)	Opinion of Weil, Gotshal & Manges LLP.
5.2(3)	Opinion of Weil, Gotshal & Manges LLP with respect to Registration No. 333-90992
10.1(3)	Employment Agreement, dated January 31, 2002, between Von Hoffmann Corporation, Inc. and Robert Mathews.
10.2(4)	Employment Agreement, dated October 31, 2002, between Von Hoffmann Corporation, Inc. and Gary C. Wetzel.

10.3(3)	Employment Agreement, dated January 31, 2002, among Von Hoffmann Corporation and Peter C. Mitchell.
10.4(6)	Separation Agreement, dated as of November 7, 2002 among Von Hoffmann Holdings Inc. and Von Hoffmann Corporation and Peter C. Mitchell.
10.5(6)	Amendment No. 1 to the Standard Stock Option Agreement between Von Hoffmann Holdings Inc. and Peter C. Mitchell, dated as of October 31, 2002.
10.6(3)	Amended and Restated Employment Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert Uhlenhop.
10.7(6)	Separation Agreement, dated as of December 6, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert A. Uhlenhop.
10.8(6)	Amendment No. 2 to the Special Stock Option Agreement Between Von Hoffmann Corporation and Robert A. Uhlenhop, dated as of January 31, 2002.
10.9(6)	Amendment No. 3 to the Special Stock Option Agreement Between Von Hoffmann Holdings Inc. and Robert A. Uhlenhop, dated as of June 21, 2002.
10.10(3)
Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.
10.11(6)
Amendment No. 1, dated as of September 19, 2002 to Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.
10.12(3)	Financial Advisory Agreement, dated March 26, 2002, between Von Hoffmann Corporation and Credit Suisse First Boston Corporation.
10.13(3)	Von Hoffmann Corporation 1997 Stock Option Plan.
10.14(6)	Von Hoffmann Holdings Inc. 2003 Stock Option Plan, adopted as of February 10, 2003.
10.15(6)	Terms of Service of Robert S. Christie as a director of Von Hoffmann Holdings Inc. and Von Hoffmann Corporation.
10.16(6)	Terms of Service of Harold E. Layman as a director of Von Hoffmann Holdings Inc. and Von Hoffmann Corporation.
10.17(8)	Executive Employment Agreement dated as of September 5, 2003 by and among Von Hoffmann Corporation and John R. DePaul
10.18(8)
Amendment No. 2, dated as of October 7, 2003 to Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.

10.19(1)	Amendment No. 1 dated as of October 31, 2003 to the Financial Advisory Agreement, dated as of March 26, 2002 between Von Hoffmann Corporation and Credit Suisse First Boston Corporation.
12.1(1)	Statement regarding calculation of ratio of earnings to fixed charges.
21(1)	Subsidiaries of Holdings.
23.1(2)	Consent of Ernst & Young LLP.
23.2(2)	Consent of Ernst & Young LLP with respect to The Lehigh Press, Inc.
23.3(2)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1(1)	Power of Attorney (included on signature page).
25.1(3)
Form T-1 Statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee, for the 10 1/4% Senior Notes due 2009 and the Guarantees of the 10 1/4% Senior Notes due 2009.
99.1(2)	Letter of Transmittal for 10 1/4% Senior Notes due 2009.
99.2(2)	Notice of Guaranteed Delivery for 10 1/4% Senior Notes due 2009.

(1)
Previous filed.

(2)
Filed herewith.

(3)
Incorporated by reference to the Registrants' Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.

(4)
Incorporated by reference to the Registrants' Amendment Number 1 to Registration Statement on Form S-1 (file no. 333-90992), dated August 1, 2002.

(5)
Incorporated by reference to the Registrants' Quarterly Report on Form 10-Q, dated November 12, 2002.

(6)
Incorporated by reference to the Registrants' Annual Report on Form 10-K, dated March 28, 2003.

(7)
Incorporated by reference to the Registrants' Current Report on Form 8-K, dated September 9, 2003.

(8)
Incorporated by reference to the Registrants' Quarterly Report on Form 10-Q, dated November 10, 2003.

Item 17. Undertakings.

        Each of the undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 9th day of February, 2004.

VON HOFFMANN CORPORATION
By:	*
Robert S. Mathews, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2004 in the capacities indicated.

SIGNATURE	CAPACITY	DATE

* Robert S. Mathews	Chief Executive Officer, President, Chief Operating Officer and Director (Principal Executive Officer)	February 9, 2004
* Gary C. Wetzel	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	February 9, 2004
* Robert S. Christie	Chairman of the Board of Directors	February 9, 2004
* David F. Burgstahler	Director	February 9, 2004
* Harold E. Layman	Director	February 9, 2004
* James A. Quella	Director	February 9, 2004
*By:	/s/ GARY C.WETZEL Gary C. Wetzel Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 9th day of February, 2004.

VON HOFFMANN HOLDINGS INC.
By:	*
Robert S. Mathews, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2004 in the capacities indicated.

SIGNATURE	CAPACITY	DATE

* Robert S. Mathews	Chief Executive Officer, President and Director (Principal Executive Officer)	February 9, 2004
* Gary C. Wetzel	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	February 9, 2004
* Robert S. Christie	Director	February 9, 2004
* David F. Burgstahler	Director	February 9, 2004
* Harold E. Layman	Director	February 9, 2004
* James A. Quella	Director	February 9, 2004
* Robert A. Uhlenhop	Director	February 9, 2004
*By:	/s/ GARY C. WETZEL Gary C. Wetzel Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 9th day of February, 2004.

H & S GRAPHICS, INC.
By:	*
Robert S. Mathews, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2004 in the capacities indicated.

SIGNATURE	CAPACITY	DATE

* Robert S. Mathews	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2004
* Gary C. Wetzel	Vice President, Chief Financial Officer, Treasurer and Director (Principal Accounting and Financial Officer)	February 9, 2004
*By:	/s/ GARY C. WETZEL Gary C. Wetzel Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 9th day of February, 2004.

PRECISION OFFSET PRINTING COMPANY
By:	*
Robert S. Mathews, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2004 in the capacities indicated.

SIGNATURE	CAPACITY	DATE

* Robert S. Mathews	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2004
* Gary C. Wetzel	Vice President, Chief Financial Officer, Treasurer and Director (Principal Accounting and Financial Officer)	February 9, 2004
*By:	/s/ GARY C. WETZEL Gary C. Wetzel Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 9th day of February, 2004.

THE LEHIGH PRESS, INC.
By:	*
Robert S. Mathews, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2004 in the capacities indicated.

SIGNATURE	CAPACITY	DATE

* Robert S. Mathews	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2004
* Gary C. Wetzel	Vice President, Chief Financial Officer, Treasurer and Director (Principal Accounting and Financial Officer)	February 9, 2004
*By:	/s/ GARY C. WETZEL Gary C. Wetzel Attorney-in-fact

Schedule II

VON HOFFMANN CORPORATION
VALUATION ACCOUNTS

Valuation and Qualifying Accounts.

	2000	2001	2002
Allowance for doubtful accounts:
Balance, beginning of year	$901,547	$532,128	$563,957
Provisions (reductions) charged to income	113,085	100,000	(100,000)
Uncollectible accounts written off, net of recoveries	(482,504)	(68,171)	11,128

Balance, beginning of year	$532,128	$563,957	$475,085

Reserve for obsolete inventory:
Balance, beginning of year	$—	$448,820	$440,870
Provisions (reductions) charged to income	450,000	143,236	420,350
Usage of reserve	(1,180)	(151,186)	—

Balance, beginning of year	$448,820	$440,870	$861,220

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1(3)	Certificate of Incorporation of Von Hoffmann Corporation and Certificate of Ownership and Merger of Von Hoffmann Graphics, Inc. with and into Von Hoffmann Press, Inc.
3.2(3)	By-Laws of Von Hoffmann Corporation.
3.3(3)	Certificate of Incorporation of Von Hoffmann Holdings Inc. and Certificate of Amendment to the Certificate of Incorporation of Von Hoffmann Corporation.
3.4(3)	By-Laws of Von Hoffmann Holdings Inc.
3.5(3)	Certificate of Incorporation of One Thousand Realty & Investment Company.
3.6(3)	By-Laws of One Thousand Realty & Investment Company.
3.7(3)	Certificate of Incorporation of H&S Graphics, Inc.
3.8(3)	By-Laws of H&S Graphics, Inc.
3.9(3)	Certificate of Incorporation of Precision Offset Printing Company, Inc.
3.10(3)	By-Laws of Precision Offset Printing Company, Inc.
3.11(8)	Articles of Incorporation of The Lehigh Press, Inc.
3.12(8)	By-laws of The Lehigh Press, Inc.
4.1(3)	Indenture, dated March 26, 2002 among Von Hoffmann Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 10 1/4% Senior Notes due 2009.
4.2(4)	Indenture, dated May 22, 1997 among Von Hoffmann Corporation, the Guarantors party thereto and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.3(3)	Indenture, dated October 16, 1998 between Holdings and Marine Midland Bank, as Trustee, with respect to the 13.5% Subordinated Exchange Debentures due 2009
4.4(3)	Form of 2009 Notes (included in Exhibit 4.1 hereto).
4.5(4)	Form of 2007 Notes (included in Exhibit 4.2 hereto).
4.6(3)	Form of Global Exchange Debenture (included in Exhibit 4.3 hereto)
4.7(3)	Registration Rights Agreement, dated March 26, 2002 among Von Hoffmann Corporation, the Guarantors party thereto, Credit Suisse First Boston Corporation and Scotia Capital (USA) Inc.
4.8(3)	Registration Rights Agreement, dated May 22, 1997 among Von Hoffmann Corporation, the Guarantors party thereto and Donaldson, Lufkin & Jenrette Securities Corporation.
4.9(3)	Registration Rights Agreement, dated June 13, 1997 between Von Hoffmann Corporation and Donaldson, Lufkin & Jenrette Securities Corporation.
4.10(3)	Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.11(3)
Amendment No. 1, dated November 30, 2000, to the Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.12(3)
Amendment No. 2, dated June 20, 2002, to the Shareholders Agreement, dated May 22, 1997, among Von Hoffmann Holdings Inc., DLJ Merchant Banking Partners II, L.P., ZS VH II L.P. and the other shareholders party thereto.
4.13(3)	Stock Purchase Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Robert Uhlenhop and the Robert A. Uhlenhop 1998 Irrevocable Trust Dated 1/27/98.

4.14(4)	Stock Purchase Agreement, dated March 26, 2002, among Von Hoffmann Holdings, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates.
4.15(4)	Stock Purchase Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., ZS VH II L.P. and DLJ Merchant Banking Partners II, L.P.
4.16(4)
Supplemental Indenture, dated January 16, 1998 among Von Hoffmann Corporation, the Bawden Corporation, Bawden Printing, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.17(4)
Second Supplemental Indenture, dated June 2, 1998 among Von Hoffmann Corporation, H & S Graphics, Inc., Preface, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.18(4)
Third Supplemental Indenture, dated July 15, 1998 among Von Hoffmann Corporation, Custom Printing Company and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.19(4)
Fourth Supplemental Indenture, dated September 28, 1998 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.20(4)
Fifth Supplemental Indenture, dated September 29, 1998 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., Mid-Missouri Graphics, Inc., One Thousand Realty & Investment Company, Bawden Printing, Inc., H&S Graphics, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.21(4)
Sixth Supplemental Indenture, dated October 15, 1998 among Von Hoffmann Corporation, Mid-Missouri Graphics, Inc., One Thousand Realty & Investment Company and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.22(4)
Seventh Supplemental Indenture, dated November 2, 1998 among Von Hoffmann Corporation, Bawden Printing, Inc., and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.23(4)
Eighth Supplemental Indenture, dated October 29, 1998 among Von Hoffmann Corporation, Custom Printing Company, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.24(4)
Ninth Supplemental Indenture, dated March 30, 2000 among Von Hoffmann Corproation, Precision Offset Printing Company, Inc. and Marine Midland Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.25(4)
Tenth Supplemental Indenture, dated July 1, 2001 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., One Thousand Realty & Investment Company, Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.26(4)
Eleventh Supplemental Indenture, dated February 25, 2002 among Von Hoffmann Corporation, Von Hoffmann Holdings Inc., One Thousand Realty & Investment Company, H&S Graphics, Inc., Preface, Inc., Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.27(4)
Twelfth Supplemental Indenture, dated February 28, 2002 among Von Hoffmann Corporation, Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.28(6)
Thirteenth Supplemental Indenture, dated December 29, 2002 among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Precision Offset Printing Company, Inc. and HSBC Bank, as trustee, with respect to the 10 3/8% Senior Subordinated Notes due 2007.
4.29(8)	Stock Purchase Agreement among Von Hoffmann Corporation, the Lehigh Press, Inc. and the Shareholders of Lehigh Press, Inc. dated September 5, 2003.

4.30(8)	Registration Rights Agreement, dated October 22, 2003 among Von Hoffmann Corporation, the Guarantors party thereto and Credit Suisse First Boston LLC.
4.31(8)	Stock Purchase Agreement, dated October 22, 2003, among Von Hoffmann Holdings, Inc., DLJ Merchant Banking Partners II, L.P. and certain of its affiliates.
4.32(8)
Fourteenth Supplemental Indenture, dated October 22, 2003 among Von Hoffmann Corporation, the Lehigh Press, the guarantors party thereto and HSBC Bank as trustee with respect to the 10 3/8% Senior Subordinated Notes due 2007..
4.33(8)
First Supplemental Indenture, dated as of December 19, 2002 among Von Hoffmann Corporation, Von Hoffmann Holdings, H&S Graphics, Inc., Precision Offset Printing Company, Inc., and U.S. Bank National Association with respect to the 10 1/4% Senior Notes due 2009.
4.34(8)
Second Supplemental Indenture, dated October 22, 2003 between Von Hoffmann Corporation, Precision Offset Printing Company, Inc., H&S Graphics Inc., Picture Inc., The Lehigh Press, Inc. and U.S. National Bank Association, as Trustee, with respect to the 10 1/4% Senior Notes due 2009.
5.1(2)	Opinion of Weil, Gotshal & Manges LLP.
5.2(3)	Opinion of Weil, Gotshal & Manges LLP with respect to Registration No. 333-90992
10.1(3)	Employment Agreement, dated January 31, 2002, between Von Hoffmann Corporation, Inc. and Robert Mathews.
10.2(4)	Employment Agreement, dated October 31, 2002, between Von Hoffmann Corporation, Inc. and Gary C. Wetzel.
10.3(3)	Employment Agreement, dated January 31, 2002, among Von Hoffmann Corporation and Peter C. Mitchell.
10.4(6)	Separation Agreement, dated as of November 7, 2002 among Von Hoffmann Holdings Inc. and Von Hoffmann Corporation and Peter C. Mitchell.
10.5(6)	Amendment No. 1 to the Standard Stock Option Agreement between Von Hoffmann Holdings Inc. and Peter C. Mitchell, dated as of October 31, 2002.
10.6(3)	Amended and Restated Employment Agreement, dated June 21, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert Uhlenhop.
10.7(6)	Separation Agreement, dated as of December 6, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert A. Uhlenhop.
10.8(6)	Amendment No. 2 to the Special Stock Option Agreement Between Von Hoffmann Corporation and Robert A. Uhlenhop, dated as of January 31, 2002.
10.9(6)	Amendment No. 3 to the Special Stock Option Agreement Between Von Hoffmann Holdings Inc. and Robert A. Uhlenhop, dated as of June 21, 2002.
10.10(3)
Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.
10.11(6)
Amendment No. 1, dated as of September 19, 2002 to Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.

10.12(3)	Financial Advisory Agreement, dated March 26, 2002, between Von Hoffmann Corporation and Credit Suisse First Boston Corporation.
10.13(3)	Von Hoffmann Corporation 1997 Stock Option Plan.
10.14(6)	Von Hoffmann Holdings Inc. 2003 Stock Option Plan, adopted as of February 10, 2003.
10.15(6)	Terms of Service of Robert S. Christie as a director of Von Hoffmann Holdings Inc. and Von Hoffmann Corporation.
10.16(6)	Terms of Service of Harold E. Layman as a director of Von Hoffmann Holdings Inc. and Von Hoffmann Corporation.
10.17(8)	Executive Employment Agreement dated as of September 5, 2003 by and among Von Hoffmann Corporation and John R. DePaul
10.18(8)
Amendment No. 2, dated as of October 7, 2003 to Credit Agreement, dated March 26, 2002, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation, H&S Graphics, Inc., Precision Offset Printing Company, Inc., Preface, Inc., One Thousand Realty & Investment Company and certain other subsidiaries of Von Hoffmann Corporation, as borrowers, the lenders party thereto, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, sole lead arranger and sole book running manager and U.S. Bank National Association, as documentation agent.
10.19(1)	Amendment No. 1 dated as of October 31, 2003 to the Financial Advisory Agreement, dated as of March 26, 2002 between Von Hoffmann Corporation and Credit Suisse First Boston Corporation.
12.1(1)	Statement regarding calculation of ratio of earnings to fixed charges.
21(1)	Subsidiaries of Holdings.
23.1(2)	Consent of Ernst & Young LLP.
23.2(2)	Consent of Ernst & Young LLP with respect to The Lehigh Press, Inc.
23.3(2)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1(1)	Power of Attorney (included on signature page).
25.1(3)
Form T-1 Statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee, for the 10 1/4% Senior Notes due 2009 and the Guarantees of the 10 1/4% Senior Notes due 2009.
99.1(2)	Letter of Transmittal for 10 1/4% Senior Notes due 2009.
99.2(2)	Notice of Guaranteed Delivery for 10 1/4% Senior Notes due 2009.

(1)
Previous filed.

(2)
Filed herewith.

(3)
Incorporated by reference to the Registrants' Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.

(4)
Incorporated by reference to the Registrants' Amendment Number 1 to Registration Statement on Form S-1 (file no. 333-90992), dated August 1, 2002.

(5)
Incorporated by reference to the Registrants' Quarterly Report on Form 10-Q, dated November 12, 2002.

(6)
Incorporated by reference to the Registrants' Annual Report on Form 10-K, dated March 28, 2003.

(7)
Incorporated by reference to the Registrants' Current Report on Form 8-K, dated September 9, 2003.

(8)
Incorporated by reference to the Registrants' Quarterly Report on Form 10-Q, dated November 10, 2003.

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ADDITIONAL REGISTRANTS
EXPLANATORY NOTE

FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
Recent Developments
Industry Overview
Competitive Strengths
Business Strategy
DLJ Merchant Banking Partners II, L.P.
The Transactions
Executive Offices
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Registered Securities
Risk Factors
RISK FACTORS
THE TRANSACTIONS
THE EXCHANGE OFFER
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Von Hoffmann Holdings Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet As of September 30, 2003 (in thousands)
Von Hoffmann Holdings Inc. and Subsidiaries Unaudited Pro Forma Consolidated Statement of Operations Year Ended December 31, 2002 (in thousands, except per share data)
Von Hoffmann Holdings Inc. and Subsidiaries Unaudited Pro Forma Consolidated Statement of Operations Nine Months Ended September 30, 2003 (in thousands, except per share data)
Von Hoffmann Holdings Inc. and Subsidiaries Notes to Unaudited Pro Forma Consolidated Statements of Operations (in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF REGISTERED SECURITIES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors
Von Hoffmann Holdings Inc. and Subsidiaries Consolidated Statements of Operations
Von Hoffmann Holdings Inc. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity
Von Hoffmann Holdings Inc. and Subsidiaries Consolidated Statements of Cash Flows
Von Hoffmann Holdings Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2002
Von Hoffmann Holdings Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited)
Von Hoffmann Holdings Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
Von Hoffmann Holdings Inc. and Subsidiaries Notes to Consolidated Unaudited Financial Statements
Report of Independent Auditors
The Lehigh Press, Inc. Balance Sheets
The Lehigh Press, Inc. Statements of Operations
The Lehigh Press, Inc. Statements of Stockholders' Equity
The Lehigh Press, Inc. Statements of Cash Flows
The Lehigh Press, Inc. Notes to Financial Statements December 31, 2002
The Lehigh Press, Inc. Balance Sheets
The Lehigh Press, Inc. Statements of Operations (Unaudited)
The Lehigh Press, Inc. Statements of Cash Flows (Unaudited)
The Lehigh Press, Inc. Notes to Financial Statements (Unaudited) October 4, 2003
[ALTERNATE SECTIONS FOR CREDIT SUISSE FIRST BOSTON CORPORATION]
SUMMARY OF THE TERMS OF THE REGISTERED SECURITIES
RISK FACTORS
DESCRIPTION OF REGISTERED SECURITIES 10 3/8% Senior Subordinated Notes due 2007
13 1/2% Subordinated Exchange Debentures due 2009
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
[BACK COVER FOR MARKET-MAKING PROSPECTUS]

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
Schedule II
EXHIBIT INDEX